Exhibit 10.1

EXECUTION COPY

$600,000,000

LOAN AND SECURITY AGREEMENT

Dated as of September 2, 2009

by and among

MOHAWK INDUSTRIES, INC.

and

CERTAIN OF ITS SUBSIDIARIES,

as Borrowers,

CERTAIN OF ITS SUBSIDIARIES,

as Guarantors,

THE LENDERS FROM TIME TO TIME PARTY HERETO,

WACHOVIA BANK, NATIONAL ASSOCIATION,

as Administrative Agent,

JPMORGAN CHASE BANK, N.A.,

SUNTRUST BANK

and

BANK OF AMERICA, N.A.,

each, as a Syndication Agent

WELLS FARGO SECURITIES, LLC, J.P. MORGAN SECURITIES INC.,

SUNTRUST ROBINSON HUMPHREY, INC. and BANC OF AMERICA SECURITIES LLC,

as Joint Lead Arrangers

WELLS FARGO SECURITIES, LLC, J.P. MORGAN SECURITIES INC.,

SUNTRUST ROBINSON HUMPHREY, INC., BANC OF AMERICA SECURITIES LLC,

BARCLAYS BANK PLC, DEUTSCHE BANK SECURITIES INC. and

REGIONS BUSINESS CAPITAL CORPORATION,

as Joint Bookrunners

i

continued

continued

continued

INDEX TO EXHIBITS AND SCHEDULES

EXHIBITS

Exhibit A	Form of Assignment and Assumption
Exhibit B	Form of Borrowing Base Certificate
Exhibit C	Form of Compliance Certificate
Exhibit D	Form of Information Certificate
Exhibit E	Form of Joinder Agreement
Exhibit F	Form of Notice of Borrowing
Exhibit G	Form of Notice of Account Designation
Exhibit H	Form of Notice of Prepayment
Exhibit I	Form of Notice of Conversion
Exhibit J	Form of Note
Exhibit K	Form of Acquisition Compliance Certificate

SCHEDULES

Schedule 1.1(a)	Lenders and Commitments
Schedule 1.1(b)	Consolidated EBITDA Adjustments
Schedule 1.1(c)	Existing Letters of Credit
Schedule 7.1	Other Collateral Reports
Schedule 8.2	Name; State of Organization; Chief Executive Office; Collateral Locations
Schedule 8.6	Litigation
Schedule 8.10	Deposit Accounts and Securities Accounts
Schedule 8.12	Subsidiaries; Affiliates; Capitalization; Solvency
Schedule 8.13	Collective Bargaining or Similar Agreements
Schedule 8.14	Material Contracts
Schedule 10.1	Existing Indebtedness
Schedule 10.2	Existing Liens
Schedule 10.3	Existing Investments
Schedule 10.7	Existing Affiliate Transactions

v

LOAN AND SECURITY AGREEMENT

This Loan and Security Agreement dated as of September 2, 2009 is entered into by and among MOHAWK INDUSTRIES, INC., a Delaware corporation (the “Company”), those Subsidiaries of the Company identified as “Borrowers” on the signature pages hereto and any additional Subsidiary of the Company that becomes a party hereto as a “Borrower” in accordance with the terms hereof (together with the Company, the “Borrowers”), those Subsidiaries of the Company identified as “Guarantors” on the signature pages hereto and each additional Subsidiary of the Company that becomes a party hereto as a “Guarantor” (collectively, the “Guarantors”), the parties hereto from time to time as lenders, whether by execution of this Agreement or an Assignment and Assumption (collectively, the “Lenders” as hereinafter further defined) and WACHOVIA BANK, NATIONAL ASSOCIATION, a national banking association, in its capacity as administrative agent for the Lenders (in such capacity, the “Administrative Agent” as hereinafter further defined) and in its capacity as issuing bank for letters of credit hereunder (in such capacity, “Issuing Bank” as hereinafter further defined).

W I T N E S S E T H:

WHEREAS, the Borrowers have requested that the Administrative Agent and the Lenders enter into financing arrangements with the Borrowers pursuant to which the Lenders may make loans and provide other financial accommodations to the Borrowers; and

WHEREAS, each Lender is willing to agree (severally and not jointly) to make such loans and provide such financial accommodations to the Borrowers on a pro rata basis according to its Commitment (as defined below) on the terms and conditions set forth herein and the Administrative Agent is willing to act as administrative agent for the Lenders on the terms and conditions set forth herein and the other Loan Documents;

NOW, THEREFORE, in consideration of the mutual conditions and agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE 1

DEFINITIONS

Section 1.1 Defined Terms. For purposes of this Agreement, the following terms have the respective meanings given to them below:

“2011 Indenture” means that certain Indenture dated as of January 9, 2006, by and between the Company and SunTrust Bank as trustee, as amended, restated, supplemented or otherwise modified through the date hereof pursuant to which certain notes of the Company in the aggregate original principal amount of $500,000,000 had been issued.

“2011 Notes” means the Company’s outstanding 5.75% senior notes due January 15, 2011 issued pursuant to the 2011 Indenture outstanding on the Closing Date.

“2012 Indenture” means that certain Indenture dated as of April 2, 2002, by and between the Company and Wachovia as trustee, as amended, restated, supplemented or otherwise modified through the date hereof pursuant to which certain notes of the Company in the aggregate original principal amount of $400,000,000 had been issued.

“2012 Notes” means the Company’s outstanding 7.20% senior notes due April 15, 2012 issued pursuant to the 2012 Indenture outstanding on the Closing Date.

“Accounts” means, as to each Loan Party, all present and future accounts, as defined in the UCC, of such Loan Party.

“Acquisition” means any transaction or series of related transactions for the purpose of resulting, directly or indirectly, in (a) the acquisition of all or substantially all of the assets of a Person, or all or substantially all of any business unit, division, product line or line of business of any Person, (b) the acquisition in excess of fifty percent (50%) of the Capital Stock of any Person, or otherwise causing any Person to become a Subsidiary or (c) a merger or consolidation or any other combination with another Person (other than a Person that is already a Subsidiary).

“Acquisition Compliance Certificate” means a certificate substantially in the form of Exhibit K hereto delivered by a Responsible Officer of the Company pursuant to clause (i) of the definition of Permitted Acquisition, which certificate shall confirm satisfaction of each of the conditions precedent set forth in the definition of Permitted Acquisition and shall include reasonably detailed calculations demonstrating satisfaction of the requirements set forth in clause (d) therein.

“Additional Issuing Bank” means up to two (2) Lenders, in addition to the Administrative Agent, each designated by the Administrative Borrower as an additional issuer of Letters of Credit pursuant to Section 2.3(j).

“Adjusted Eurodollar Rate” means, with respect to each Interest Period for any Eurodollar Rate Loan comprising part of the same borrowing (including conversions, extensions and renewals), the rate per annum determined by dividing (a) the LIBOR Rate for such Interest Period by (b) a percentage equal to: (i) one (1) minus (ii) the Reserve Percentage. For purposes hereof, “Reserve Percentage” means for any day, that percentage (expressed as a decimal) which is in effect from time to time under Regulation D of the Board of Governors of the Federal Reserve System (or any successor), as such regulation may be amended from time to time or any successor regulation, as the maximum reserve requirement (including, without limitation, any basic, supplemental, emergency, special, or marginal reserves) applicable with respect to Eurocurrency liabilities as that term is defined in Regulation D (or against any other category of liabilities that includes deposits by reference to which the interest rate of Eurodollar Rate Loans is determined), whether or not any Lender has any Eurocurrency liabilities subject to such reserve requirement at that time. Eurodollar Rate Loans shall be deemed to constitute Eurocurrency liabilities and as such shall be deemed subject to reserve requirements without benefits of credits for proration, exceptions or offsets that may be available from time to time to a Lender. The Adjusted Eurodollar Rate shall be adjusted automatically on and as of the effective date of any change in the Reserve Percentage.

“Administrative Agent” means Wachovia Bank, National Association, in its capacity as administrative agent on behalf of the Lenders pursuant to the terms hereof and any replacement or successor agent hereunder.

“Administrative Agent Payment Account” means the account of the Administrative Agent as the Administrative Agent may from time to time designate to the Administrative Borrower as the Administrative Agent Payment Account for purposes of this Agreement and the other Loan Documents.

“Administrative Borrower” means the Company, in its capacity as the administrative borrower on behalf of itself and the other the Borrowers pursuant to Section 2.10 and its successors and assigns in such capacity.

“Affiliate” means, with respect to a specified Person, any other Person that directly or indirectly, through one or more intermediaries, controls or is controlled by or is under common control with such Person, and without limiting the generality of the foregoing, includes (a) any Person which beneficially owns or holds five percent (5%) or more of any class of Voting Stock of such Person or other equity interests in such Person, (b) any Person of which such Person beneficially owns or holds five percent (5%) or more of any class of Voting Stock or in which such Person beneficially owns or holds five percent (5%) or more of the equity interests, and (c) any director or executive officer of such Person and (d) solely for purposes of Section 10.7, any Affiliate (as described in clause (b) above) of any director or executive officer of the Company. For the purposes of this definition, the term “control” (including with correlative meanings, the terms “controlled by” and “under common control with”), as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of Voting Stock, by agreement or otherwise.

“Aggregate Commitment” means the aggregate Commitments of all of the Lenders hereunder, as such amount may be increased, reduced or otherwise modified pursuant to the terms of this Agreement. The Aggregate Commitment on the Closing Date shall be $600,000,000.

“Agreement” means, on any date, this Loan and Security Agreement as originally in effect on the Closing Date and as thereafter from time to time amended, supplemented, amended and restated or otherwise modified from time to time and in effect on such date.

“Alternative Currency” means (a) Euro, (b) Sterling, (c) Canadian Dollar and (d) with the prior written consent of the applicable Issuing Bank, any other lawful currency (other than Dollars); provided that in each case of (a) through (d) above, such currency is freely transferable and convertible into Dollars in the United States currency market and freely available to the applicable Issuing Bank in the London interbank deposit market.

“Alternative Currency Letter of Credit” means any Letter of Credit denominated in an Alternative Currency.

“Alternative Currency Letter of Credit Obligations” means, at any time, the sum of (a) the aggregate undrawn amount of all Alternative Currency Letters of Credit outstanding at such time, plus (b) the aggregate amount of all drawings under Alternative Currency Letters of Credit for which any Issuing Bank has not at such time been reimbursed, plus (c) without duplication, the aggregate amount of all payments made by each Lender to each Issuing Bank with respect to such Lender’s participation in Alternative Currency Letters of Credit as provided in Section 2.3 for which the Borrowers have not at such time reimbursed the Lenders, whether by way of a Loan or otherwise.

“Alternative Currency Letter of Credit Sublimit” means an amount equal to the lesser of the Letter of Credit Limit and $25,000,000.

“Applicable Margin” means for Eurodollar Rate Loans, Swingline Loans and Base Rate Loans, the appropriate applicable percentages corresponding to the Level of Average Excess Availability determined as of the most recent Calculation Date as shown below:

Level	Average Excess Availability	Applicable Margin for Eurodollar Rate Loans and Swingline Loans	Applicable Margin for Base Rate Loans
1	Less than $200,000,000	4.25%	2.75%

2	Greater than or equal to $200,000,000 but less than $400,000,000	4.00%	2.50%

3	Greater than or equal to $400,000,000	3.75%	2.25%

The Applicable Margin shall be determined and adjusted quarterly on the date (each a “Calculation Date”) five (5) Business Days after the date on which the Administrative Borrower provides the monthly Borrowing Base Certificate in accordance with the provisions of Section 7.1(a) for the last month of the applicable quarterly period; provided that (i) the initial Applicable Margin shall be based on Level 3 (as shown above) and shall remain at Level 3 until the first Calculation Date that occurs after the Closing Date, and, thereafter, the Level shall be determined by the Average Excess Availability for the applicable quarterly period, and (ii) if the Administrative Borrower fails to provide the monthly Borrowing Base Certificate to the Administrative Agent as required by and within the time limits set forth in Section 7.1(a) or an Event of Default shall have occurred and be continuing, the Applicable Margin shall be based on Level 1 until five (5) Business Days after the applicable monthly Borrowing Base Certificate is provided or such Event of Default is no longer continuing, whereupon the Level shall be determined by the Average Excess Availability as of the most recent Calculation Date. Except as set forth above, each Applicable Margin shall be effective from one Calculation Date until the next Calculation Date.

“Approved Fund” means any Person (other than a natural Person), including without limitation, any special purpose entity, that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business; provided that any such Approved Fund must be administered, managed or underwritten by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

“Assignment and Assumption” means an Assignment and Assumption substantially in the form of Exhibit A hereto (with blanks appropriately completed) delivered to the Administrative Agent in connection with an assignment of a Lender’s interest hereunder in accordance with the provisions of Section 14.11.

“Average Excess Availability” means, as of the end of each calendar quarter, the daily average amount (calculated for such calendar quarter) of Excess Availability.

“Bank Product Amount” has the meaning given to such term in the definition of Bank Products.

“Bank Product Provider” means any Person that, at the time it provides any Bank Products to Loan Parties, is a Lender or an Affiliate of a Lender. In no event shall any Bank Product Provider acting in such capacity be deemed a Lender for purposes hereof to the extent of and as to Bank Products except that each reference to the term “Lender” in Sections 12.1, 12.2, 12.3(b), 12.6, 12.7, 12.8, 12.11 and 14.10

shall be deemed to include such Bank Product Provider and in no event shall the approval of any such person in its capacity as Bank Product Provider be required in connection with the release or termination of any security interest or Lien of the Administrative Agent.

“Bank Products” means any one or more of the following types or services or facilities provided to a Loan Party by a Bank Product Provider: (a) purchasing cards, commercial cards, credit cards or stored value cards, (b) cash management or related services, including (i) the automated clearinghouse transfer of funds for the account of a Loan Party pursuant to agreement or overdraft for any accounts of a Loan Party maintained at the Administrative Agent or any Bank Product Provider that are subject to the control of the Administrative Agent pursuant to any Deposit Account Control Agreement to which the Administrative Agent or such Bank Product Provider is a party, as applicable, (ii) controlled disbursement services and (iii) E-payables or comparable services, and (c) Hedge Agreements if and to the extent permitted hereunder. In connection with any Bank Product, each Bank Product Provider, other than Wachovia and its Affiliates, shall provide written notice to the Administrative Agent prior to entering into a Bank Product of (x) the existence of such Bank Product, (y) the maximum dollar amount of obligations arising thereunder (the “Bank Product Amount”) and (z) the methodology to be used by such parties in determining the obligations under such Bank Product from time to time. The Bank Product Amount may be changed from time to time upon written notice to the Administrative Agent by the applicable Bank Product Provider. No Bank Product Amount may be established at any time that a Default or Event of Default exists, or if a reserve in such amount would cause an Overadvance.

“Base Rate” means, on any date, the greatest of (a) the rate from time to time publicly announced by Wachovia, or its successors, as its prime rate, whether or not such announced rate is the best rate available at such bank, (b) the Federal Funds Rate in effect on such day plus one-half percent (0.50%) and (c) the LIBOR Rate for a one month Interest Period on such day plus one and one-half percent (1.50%) (provided that if the LIBOR Rate is not available on such date as described in Article 4 or otherwise, the most recently available LIBOR Rate for a one month Interest Period shall be used).

“Base Rate Loans” means any Loan made to a Borrower that bears interest based on the Base Rate.

“Blocked Accounts” has the meaning given to such term in Section 6.3(a).

“Borrower” and “Borrowers” have the meanings given to such terms in the preamble hereof.

“Borrowing Base” means, as of any date of calculation, the amount equal to:

(a) eighty-five percent (85%) of Eligible Accounts; plus

(b) the least of (i) sixty-five percent (65%) multiplied by the Value of Eligible Inventory, (ii) eighty-five (85%) of the Net Recovery Percentage multiplied by the Value of such Eligible Inventory or (iii) the amount calculated in clause (a) above; minus

(c) Reserves.

“Borrowing Base Certificate” means a borrowing base certificate in substantially the form of Exhibit B hereto.

“Business Day” means any day other than a Saturday, Sunday, or other day on which commercial banks are authorized or required to close under the laws of the State of New York or the State of North Carolina, and a day on which the Administrative Agent is open for the transaction of business, except that if a determination of a Business Day shall relate to any Eurodollar Rate Loans or Swingline Loans, the term Business Day shall also exclude any day on which banks are closed for dealings in Dollar deposits in the London interbank market or other applicable Eurodollar Rate market.

“Calculation Date” has the meaning given to such term in the definition of Applicable Margin.

“Canadian Dollars” means the lawful currency of Canada.

“Capital Expenditures” means expenditures for the acquisition (including the acquisition by capitalized lease) or improvement of capital assets, as determined in accordance with GAAP; provided that “Capital Expenditures” shall not include, to the extent otherwise included therein, any Acquisition.

“Capital Leases” means, as applied to any Person, any lease of (or any agreement conveying the right to use) any property (whether real, personal or mixed) by such Person as lessee which in accordance with GAAP, is required to be reflected as a liability on the balance sheet of such Person. Notwithstanding the foregoing and Section 1.2(g), any obligations of a Person under a lease (whether existing now or entered into in the future) that is not (or would not be) a Capital Lease under GAAP as in effect on the Closing Date, shall not be treated as a Capital Lease solely as a result of the adoption of changes in GAAP outlined by the Financial Accounting Standards Board in its press release dated March 19, 2009.

“Capital Stock” means, with respect to any Person, any and all shares, interests, participations or other equivalents (however designated) of such Person’s capital stock or partnership, limited liability company or other equity interests at any time outstanding, and any and all rights, warrants or options exchangeable for or convertible into such capital stock or other interests (but excluding any debt security that is exchangeable for or convertible into such capital stock).

“Cash Dominion Period” means (a) any period during which any Event of Default shall have occurred and be continuing and (b) each period commencing on a date that either (i) Excess Availability has been less than the Threshold Amount for a period of three (3) consecutive Business Days (such period, the “Cash Dominion Grace Period”) or (ii) Excess Availability is less than the Threshold Amount and the Company has waived application of the Cash Dominion Grace Period, and continuing until the date Excess Availability shall have been equal to or greater than the Threshold Amount for forty-five (45) consecutive calendar days (unless the Administrative Agent has determined that the circumstances surrounding such Cash Dominion Period cease to exist); provided that a Cash Dominion Period commencing under clause (b) may be discontinued no more than two (2) times in any period of twelve (12) consecutive months.

“Cash Equivalents” means, at any time, (a) any evidence of Indebtedness with a maturity date of ninety (90) days or less issued or directly and fully guaranteed or insured by the United States of America or any agency or instrumentality thereof; provided that the full faith and credit of the United States of America is pledged in support thereof; (b) certificates of deposit or bankers’ acceptances with a maturity of ninety (90) days or less of any financial institution that is a member of the Federal Reserve System having combined capital and surplus and undivided profits of not less than $1,000,000,000; (c) commercial paper (including variable rate demand notes) with a maturity of ninety (90) days or less issued by a corporation (except an Affiliate of any Loan Party) organized under the laws of any State of the United States of America or the District of Columbia and rated at least A-1 by S&P or at least P-1 by Moody’s; (d) repurchase obligations with a term of not more than thirty (30) days for underlying securities of the types described in clause (a) above entered into with any financial institution having combined capital and surplus and undivided profits of not less than $1,000,000,000; (e) repurchase agreements and reverse repurchase agreements relating to marketable direct obligations issued or unconditionally guaranteed by the United States of America or issued by any governmental agency thereof and backed by the full faith and credit of the United States of America, in each case maturing within ninety (90) days or less from the date of acquisition; provided that the terms of such agreements comply with the guidelines set forth in the Federal Financial Agreements of Depository Institutions with Securities Dealers and Others, as adopted by the Comptroller of the Currency on October 31, 1985; (f) investments in money market funds and mutual funds which invest substantially all of their assets in securities of the types described in clauses (a) through (e) above; (g) investments in bond and equity funds which funds have a Morningstar rating of four or higher and a term not in excess of twelve months; and (h) any other investments made by the Loan Parties or their Domestic Subsidiaries in securities having a maturity of twelve months or less which investments are made in accordance with the terms of an internal investment policy which policy shall be reasonably satisfactory to the Administrative Agent. For the avoidance of doubt, auction rate securities shall not constitute “Cash Equivalents”.

“Change in Law” means the occurrence, after the date of this Agreement, of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation or application thereof by any Governmental Authority or (c) the making or issuance of any request, guideline or directive (whether or not having the force of law) by any Governmental Authority.

“Change of Control” means (a) any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act), other than a Permitted Holder, becoming the ultimate “beneficial owner” (as such term is used in Rules 13d-3 and 13d-5 under the Exchange Act, except that for purposes of this clause (a) such person or group shall be deemed to have “beneficial ownership” of all shares that any such person or group has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of more than thirty percent (30%) of the Voting Stock in the Company; or (b) during any year following the Closing Date, individuals who at the beginning of such year constituted the board of directors of the Company (together with any new directors whose election to the board of directors or whose nomination for election by the equityholders of the Company was approved by a vote of at least a majority of the members of the board of directors then still in office who were either directors at the beginning of such year or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the board of directors of the Company then still in office; or (c) except as otherwise permitted pursuant to Section 10.4 or 10.5, the failure of the Company to, directly or indirectly, own and control one hundred percent (100%) of each class of the Capital Stock of each Borrower (other than the Company).

“Closing Date” means the date on which the conditions specified in Section 5.1 are satisfied (or waived in accordance with Section 14.2).

“Code” means the Internal Revenue Code of 1986, as the same now exists or may from time to time hereafter be amended, modified, recodified or supplemented, together with all rules, regulations and interpretations thereunder or related thereto.

“Collateral” has the meaning given to such term in Section 6.1.

“Collateral Access Agreement” means an agreement in writing, in form and substance reasonably satisfactory to the Administrative Agent, from a lessor of premises to any Loan Party, or another person to whom any Collateral is consigned or who has custody, control or possession of any such Collateral or is otherwise the owner or operator of a premises on which any of such Collateral is located, in favor of the Administrative Agent with respect to the Collateral at such premises or otherwise in the custody, control or possession of such lessor, consignee or other person.

“Commitment” means, at any time, as to each Lender, the principal amount set forth beside such Lender’s name on Schedule 1.1(a) or in the Assignment and Assumption Agreement pursuant to which such Lender became a Lender hereunder in accordance with the provisions of Section 14.11, as the same may be adjusted from time to time in accordance with the terms hereof.

“Commitment Fee” has the meaning given to such term in Section 3.2(a).

“Commitment Fee Rate” means, on any date of calculation, (a) if Average Excess Availability during the immediately preceding calendar quarter (or part thereof) is equal to or greater than fifty percent (50%) of the Aggregate Commitment then in effect, one percent (1.00%) per annum or (b) if Average Excess Availability during the immediately preceding calendar quarter (or part thereof) is less than fifty percent (50%) of the Aggregate Commitment then in effect, three-quarters of one percent (0.75%) per annum.

“Company” has the meaning given to such term in the preamble.

“Compliance Certificate” means a compliance certificate substantially in the form of Exhibit C hereto.

“Consolidated Cash Taxes” means, for any applicable period of computation, the sum of all income taxes paid in cash by the Company and its Subsidiaries during such period (net of all income tax refunds and credits received in cash by the Company and its Subsidiaries during such period), which number for the applicable period of computation shall not be less than zero, determined on a consolidated basis in accordance with applicable law and GAAP.

“Consolidated EBITDA” means, for any applicable period of computation, determined on a consolidated basis for the Company and its Subsidiaries in accordance with GAAP, (a) Consolidated Net Income for such period plus (b) without duplication, the sum of the following to the extent deducted in calculating Consolidated Net Income: (i) Consolidated Interest Expense for such period, (ii) income tax expense (including, without limitation, any federal, state, local and foreign income and similar taxes) of the Company and its Subsidiaries for such period, (iii) depreciation and amortization of the Company and its Subsidiaries for such period, (iv) those certain cash charges for the twelve-month period ending August 1, 2009 as set forth on Schedule 1.1(b), (v) any extraordinary charges or any non-cash charges (including non-recurring charges) for such period (excluding non-cash charges that are expected to become cash charges in a future period or that are reserves for future cash charges), (vi) non-cash losses for such period from the proposed or actual disposition of material assets, (vii) non-cash goodwill and intangible asset write-downs and restructuring charges for such period (provided that any cash payment made with respect to any such goodwill and intangible asset write-down or restructuring charges shall be subtracted in computing Consolidated EBITDA during the period during which such cash payment is made), (viii) non-cash charges resulting from the vesting or exercise of stock options or stock appreciation rights granted to management of the Company or any Subsidiary for such period, and (ix) non-cash charges to the extent solely attributable to unrealized losses under Financial Accounting Standards Board Statement No. 133, Accounting for Derivative Instruments and Hedging Activities (“SFAS 133”) for such period (provided that any cash payment made with respect to any such non-cash charge shall be subtracted in computing Consolidated EBITDA during the period in which such cash payment is made (it being understood that the provision of cash collateral shall not constitute a “payment” for these purposes)), minus (c) without duplication, the sum of the following to the extent included in calculating Consolidated Net Income: (i) non-cash, extraordinary or non-recurring gains for such period, (ii) non-cash gains for such period from the proposed or actual disposition of material assets, and (iii) non-cash gains to the extent solely attributable to unrealized gains under SFAS 133 (provided that any cash received with respect to any such non-cash gain shall be added in computing Consolidated EBITDA during the period in which such cash is received).

“Consolidated Indebtedness” means, as of any date of determination, all Indebtedness of the Company and its Subsidiaries, determined on a consolidated basis in accordance with GAAP.

“Consolidated Indebtedness Payments” means, for any applicable period of computation, the sum of all (a) scheduled payments of principal on Consolidated Indebtedness for such period (including the principal component of payments due on Capital Leases or under any synthetic lease, tax retention operating lease, off-balance sheet loan or similar off-balance sheet financing product during such period) and (b) all repayments, repurchases and redemptions of the Existing Senior Notes (or any Permitted Refinancing Indebtedness in respect thereof), determined on a consolidated basis in accordance with GAAP; provided that Consolidated Indebtedness Payments shall not include (i) voluntary prepayments or mandatory prepayments of Loans hereunder or (ii) any payment pursuant to which such Consolidated Indebtedness is refinanced or repaid in whole or in part (A) through an incurrence of Indebtedness expressly permitted by Section 10.1, (B) with the proceeds of an issuance of Capital Stock of the Company or (C) with the proceeds of a disposition of assets (other than Collateral) expressly permitted pursuant to Section 10.5.

“Consolidated Interest Expense” means, for any applicable period of computation, all interest expense of the Company and its Subsidiaries for such period, determined on a consolidated basis in accordance with GAAP.

“Consolidated Net Income” means, for any applicable period of computation, the net income (or net deficit) of the Company and its Subsidiaries for such period determined on a consolidated basis in accordance with GAAP; provided that there shall be excluded from Consolidated Net Income the net income (or net deficit) of any Person (other than a Subsidiary) in which the Company or any of its Subsidiaries has a joint interest with a third party, except to the extent such net income is actually paid in cash to the Company or any of its Subsidiaries by dividend or other distribution during such period.

“Consolidated Total Assets” means, at any time, without duplication, the total assets of the Company and its Subsidiaries, determined on a consolidated basis, as set forth or reflected on the most recent consolidated balance sheet of the Company and its Subsidiaries, prepared in accordance with GAAP.

“Credit Card Agreements” means all agreements now or hereafter entered into by any Borrower with any Credit Card Issuer or any Credit Card Processor, as the same now exist or may hereafter be amended, modified, supplemented, extended, renewed, restated or replaced.

“Credit Card Issuer” means any Person (other than a Borrower) who issues or whose members issue credit cards, including, without limitation, MasterCard or VISA bank credit or debit cards or other bank credit or debit cards issued through MasterCard International, Inc., Visa, U.S.A., Inc. or Visa International and American Express, Discover, Diners Club, Carte Blanche and other non-bank credit or debit cards.

“Credit Card Processor” means any servicing or processing agent or any factor or financial intermediary who facilitates, services, processes or manages the credit authorization, billing transfer and/or payment procedures with respect to any sales transactions of any Borrower involving credit card or debit card purchases by customers using credit cards or debit cards issued by any Credit Card Issuer.

“Credit Card Processor Agreement” means an agreement in writing, in form and substance reasonably satisfactory to the Administrative Agent, by and between the Administrative Agent and a Credit Card Processor related to any Borrower’s Credit Card Agreements.

“Credit Facility” means the Loans and Letters of Credit provided to or for the benefit of any Borrower pursuant to Sections 2.1, 2.2 and 2.3.

“Default” means an act, condition or event which with notice or passage of time or both would constitute an Event of Default.

“Defaulting Lender” means any Lender that (a) has failed to fund any portion of the Revolving Loans, participations in Letter of Credit Obligations or participations in Swingline Loans required to be funded by it hereunder within one (1) Business Day of the date required to be funded by it hereunder, (b) has otherwise failed to pay over to the Administrative Agent or any other Lender any other amount required to be paid by it hereunder within one (1) Business Day of the date when due, unless such amount is the subject of a good faith dispute, (c) has notified the Borrowers, the Administrative Agent or any other Lender in writing that it does not intend to comply with any of its funding obligations under this Agreement or has made a public statement to the effect that it does not intend to comply with its funding obligations under this Agreement or under other agreements in which it commits or is obligated to extend credit, or (d) has (or has a parent corporation that has) (i) become or is insolvent, as reasonably determined by the Administrative Agent in consultation with the Borrowers, or (ii) become the subject of a bankruptcy or insolvency proceeding, or has had a receiver, conservator, trustee or custodian appointed for it, or has taken any action in furtherance of, or indicating its consent to, approval of or acquiescence in any such proceeding or appointment.

“Defaulting Lender Termination” has the meaning given to such term in Section 4.11.

“Defaulting Lender Termination Date” has the meaning given to such term in Section 4.11.

“Deposit Account Control Agreement” means an agreement in writing, in form and substance reasonably satisfactory to the Administrative Agent, by and among the Administrative Agent, the Loan Party with a deposit account at any bank and the bank at which such deposit account is at any time maintained which provides that such bank will comply with instructions originated by the Administrative Agent directing disposition of the funds in the deposit account without further consent by such Loan Party and has such other terms and conditions as the Administrative Agent may reasonably require.

“Dollar Amount” means (a) with respect to any amount denominated in Dollars, such amount, and (b) with respect to any amount expressed in an Alternative Currency, the amount of Dollars which is equivalent to the amount so expressed in such Alternative Currency, at the most favorable spot exchange rate determined by the Administrative Agent to be available to it at approximately 11:00 a.m. (the time of the applicable Issuing Bank’s correspondent for the issuance of such Alternative Currency Letter of Credit) two (2) Business Days prior to the most recent Revaluation Date.

“Dollars” means the lawful currency of the United States of America.

“Domestic Subsidiary” means any Subsidiary that is incorporated or organized under the laws of any state of the United States or the District of Columbia.

“Eligible Accounts” means Accounts created by a Borrower that in each case satisfy the criteria set forth below as reasonably determined by the Administrative Agent:

(a) such Accounts arise from the actual and bona fide sale and delivery of goods by such Borrower or rendition of services by such Borrower in the ordinary course of its business which transactions are completed in accordance with the terms and provisions contained in any documents related thereto;

(b) such Accounts (i) are evidenced by an invoice delivered to the related account debtor and (ii) have payment terms of:

(A) sixty-one (61) days or less and do not remain unpaid more than sixty (60) days after the original due date thereof;

(B) sixty-two (62) to ninety-one (91) days, do not remain unpaid more than thirty (30) days after the original due date thereof and are owing by account debtors with a long term debt rating of BBB or better or Baa or better (in each case with a stable outlook or better) by any two of S&P, Moody’s or Fitch, Inc.; or

(C) sixty-two (62) to one hundred twenty-two (122) days, do not remain unpaid more than thirty (30) days past the original due date thereof and are not included in clause (b)(ii)(B) hereto (provided that all such Accounts under this clause (b)(ii)(C) shall be limited to an amount equal to 12.0% of the Aggregate Commitment in the aggregate and provided further that all such Accounts under this clause (b)(ii)(C) with payment terms of ninety-two (92) to one hundred twenty-two (122) days shall be limited to an amount equal to 2.5% of the Aggregate Commitment in the aggregate);

(c) such Accounts comply with the following terms and conditions: (i) the amounts shown on any invoice delivered to the Administrative Agent or schedule thereof delivered to the Administrative Agent shall be true and complete, (ii) no payments shall be made thereon except payments immediately delivered to the Administrative Agent to the extent required pursuant to the terms of this Agreement, (iii) no credit, discount, allowance or extension or agreement for any of the foregoing shall be granted to any account debtor except for credits, discounts, allowances or extensions made or given in the ordinary course of each Borrower’s business in accordance with its customary credit practices and policies and (iv) none of the transactions giving rise thereto will violate any applicable foreign, Federal, State or local laws or regulations, all documentation relating thereto will be legally sufficient under such laws and regulations and all such documentation will be legally enforceable in accordance with its terms;

(d) such Accounts do not arise from sales on consignment, guaranteed sale, sale and return, sale on approval, or other terms under which payment by the account debtor may be conditional or contingent;

(e) the chief executive office of the account debtor with respect to such Accounts is located in the United States of America or Canada (provided that, such Borrower shall have executed and delivered, or shall have caused to be executed and delivered, such other agreements, documents and instruments as may be reasonably required by the Administrative Agent to perfect the security interest of the Administrative Agent in those Accounts of an account debtor with its chief executive office or principal place of business in Canada in accordance with the applicable laws of the Province of Canada in which such chief executive office or principal place of business is located and shall have taken or shall have caused to be taken such other and further actions as the Administrative Agent may have reasonably requested to enable the Administrative Agent as secured party with respect thereto to collect such Accounts under the applicable Federal or Provincial laws of Canada) or, at the Administrative Agent’s option, if the chief executive office and principal place of business of the account debtor with respect to such Accounts is located other than in the United States of America or Canada then if either: (i) the account debtor has delivered to such Borrower an irrevocable letter of credit issued or confirmed by a bank reasonably satisfactory to the Administrative Agent and payable only in the United States of America and in Dollars, sufficient to cover such Account, in form and substance satisfactory to the Administrative Agent and if required by Section 6.2(e), the original of such letter of credit has been delivered to the Administrative Agent or the Administrative Agent’s agent and the issuer thereof, and such Borrower has complied with the other applicable terms of Section 6.2(e) with respect to the assignment of the proceeds of such letter of credit to the Administrative Agent or naming the Administrative Agent as transferee beneficiary thereunder, as the Administrative Agent may specify or (ii) such Account is subject to credit insurance payable to the Administrative Agent issued by an insurer and on terms and in an amount acceptable to the Administrative Agent, then so long as such Account is otherwise an Eligible Account, such Account will be included as an Eligible Account;

(f) such Accounts do not consist of percentage of completion accounts or progress billings (such that the obligation of the account debtors with respect to such Accounts is conditioned upon such Borrower’s satisfactory completion of any further performance under the agreement giving rise thereto), bill and hold invoices or retainage invoices, except as to bill and hold invoices, if the Administrative Agent shall have received an agreement in writing from the account debtor, in form and substance satisfactory to the Administrative Agent, confirming the unconditional obligation of the account debtor to take the goods related thereto and pay such invoice;

(g) such Accounts are not owing by creditors or suppliers and are not otherwise subject to any potential offset, counterclaim, dispute, deduction, discount, recoupment, reserve, defense, chargeback, rebate, credit or allowance (provided that if such Accounts are otherwise Eligible Accounts, the portion of such Accounts in excess of the amount at any time and from time to time owed by such Borrower to such account debtor or claimed owed by such account debtor may be deemed Eligible Accounts);

(h) there are no facts, events or occurrences which would impair the validity, enforceability or collectability of such Accounts or reduce the amount payable or delay payment thereunder;

(i) such Accounts are subject to the first priority, valid and perfected security interest of the Administrative Agent and not subject to any other Liens and any goods giving rise thereto are not, and were not at the time of the sale thereof, subject to any Liens, in each case other than Liens permitted under Section 10.2 that are junior to the Administrative Agent’s first priority security interest;

(j) neither the account debtor nor any officer or employee of the account debtor with respect to such Accounts is an officer, employee, agent or Affiliate of any Loan Party;

(k) the account debtors with respect to such Accounts are not any foreign government, the United States of America, political subdivision, department, agency or instrumentality thereof, unless, if the account debtor is the United States of America, political subdivision, department, agency or instrumentality thereof, upon the Administrative Agent’s request, the Federal Assignment of Claims Act of 1940, as amended, has been complied with in a manner satisfactory to the Administrative Agent;

(l) to the knowledge of the Responsible Officers of such Borrower, there are no proceedings or actions which are threatened or pending against the account debtors with respect to such Accounts which might result in any material adverse change in any such account debtor’s financial condition (including, without limitation, any bankruptcy, dissolution, liquidation, reorganization or similar proceeding; provided that in the case of any account debtor that is a debtor in a case under any bankruptcy or insolvency proceeding, post-petition Accounts up to an aggregate amount of $10,000,000 that are otherwise Eligible Accounts under this definition may be treated as Eligible Accounts in the Administrative Agent’s discretion);

(m) the aggregate amount of such Accounts owing by a single account debtor do not constitute more than fifteen percent (15%) of the aggregate amount of all otherwise Eligible Accounts (but the portion of the Accounts not in excess of the applicable percentages shall be deemed Eligible Accounts);

(n) such Accounts are not owed by an account debtor who has Accounts classified as ineligible under clause (b) above which constitute more than fifty percent (50%) of the total Accounts of such account debtor;

(o) the account debtor is not located in a state requiring the filing of a “Notice of Business Activities Report” or similar report in order to permit such Borrower to seek judicial enforcement in such State of payment of such Account, unless such Borrower has qualified to do business in such state or has filed a “Notice of Business Activities Report” or equivalent report for then current year or such failure to file and inability to seek judicial enforcement is capable of being remedied without any material delay or material cost;

(p) such Accounts are owed by account debtors whose total indebtedness to such Borrower does not exceed the credit limit with respect to such account debtors as determined by such Borrower from time to time, to the extent such credit limit as to any account debtor is established consistent with the customary credit practices and policies of such Borrower (but the portion of the Accounts not in excess of such credit limit may be deemed Eligible Accounts if such Accounts are otherwise Eligible Accounts);

(q) such Accounts do not include any billing for interest, fees or late charges (but the portion of the Accounts in excess of such amounts shall be deemed Eligible Accounts if such Accounts are otherwise Eligible Accounts);

(r) such Accounts are owed by account debtors deemed creditworthy at all times by the Administrative Agent in good faith; and

(s) no portion of any such Accounts is evidenced by a promissory note or other instrument or by chattel paper.

The criteria for Eligible Accounts set forth above may only be changed and any new criteria for Eligible Accounts may only be established by the Administrative Agent in good faith based on either: (i) an event, condition or other circumstance arising after the Closing Date, or (ii) an event, condition or other circumstance existing on the Closing Date to the extent the Administrative Agent has no written notice thereof from a Borrower prior to the Closing Date or otherwise has no knowledge of such event, condition or other circumstance prior to the Closing Date, in either case under clause (i) or (ii) which adversely affects or could reasonably be expected to adversely affect the Accounts in the good faith determination of the Administrative Agent. Any Accounts that are not Eligible Accounts shall nevertheless be part of the Collateral. Prior to the inclusion of any Accounts acquired in connection with any Permitted Acquisition as Eligible Accounts, the Administrative Agent or its designee shall have conducted an audit and field examination with respect to such Accounts, the results of which audit and field examination shall be reasonably satisfactory to the Administrative Agent.

“Eligible Assignee” means (a) any Lender, (b) any Affiliate of a Lender, (c) an Approved Fund or (d) any other Person (other than a natural person) that is approved by the Administrative Agent (which approval shall not be unreasonably withheld, conditioned or delayed), provided that neither the Company nor any Subsidiary or Affiliate thereof shall qualify as an Eligible Assignee.

“Eligible Inventory” means, as to each Borrower, Inventory of such Borrower consisting of finished goods held for resale in the ordinary course of the business of such Borrower and raw materials for such finished goods, except to the extent consisting of any of the following as reasonably determined by the Administrative Agent:

(t) work-in-process;

(u) components which are not part of finished goods;

(v) spare parts for equipment;

(w) display items, samples, tooling and packaging and shipping materials;

(x) supplies used or consumed in such Borrower’s business;

(y) Inventory having a Value in excess of $200,000 located on leased premises or in the possession of a warehouseman or processor, unless such lessor, warehouseman or processor has delivered a Collateral Access Agreement with respect thereto or an appropriate Reserve with respect to rent has been established with respect thereto;

(z) Inventory located at any premises if the Value of the Inventory located at such premises is less than $200,000 unless otherwise agreed by the Administrative Agent in its sole discretion;

(aa) Inventory subject to a Lien of any other Person which Lien is not subordinated to the Lien of the Administrative Agent pursuant to an intercreditor agreement in form and substance reasonably satisfactory to the Administrative Agent;

(bb) bill and hold goods;

(cc) unsalable, unserviceable, obsolete or slow moving Inventory;

(dd) Inventory that is not subject to the first priority, valid and perfected security interest of the Administrative Agent;

(ee) returned, damaged and/or defective Inventory;

(ff) Inventory consisting of chemicals or dyes stored in open containers;

(gg) Inventory that is not reflected in the details of a current perpetual inventory report unless the Company shall have provided reporting with respect to such Inventory in form and substance reasonably satisfactory to the Administrative Agent;

(hh) Inventory subject to a negotiable warehouse receipt or other negotiable Document;

(ii) Inventory purchased or sold on consignment;

(jj) Inventory located outside the United States of America or Inventory that is in transit (other than Inventory that is otherwise Eligible Inventory and is in transit between domestic locations of the Borrowers); and

(r) Inventory upon which any Material Trademark is affixed unless the Administrative Agent has been granted a non-exclusive license with respect to such Material Trademark in accordance with Section 11.2(g).

The criteria for Eligible Inventory set forth above may only be changed and any new criteria for Eligible Inventory may only be established by the Administrative Agent in good faith based on either: (i) an event, condition or other circumstance arising after the Closing Date or (ii) an event, condition or other circumstance existing on the Closing Date to the extent the Administrative Agent has no written notice thereof from the Administrative Borrower prior to the Closing Date or otherwise has no knowledge of such event, condition or circumstance prior to the Closing Date, in either case under clause (i) or (ii) which adversely affects or could reasonably be expected to adversely affect the Inventory in the good faith determination of the Administrative Agent. Any Inventory that is not Eligible Inventory shall nevertheless be part of the Collateral. Prior to the inclusion of any Inventory acquired in connection with any Permitted Acquisition as Eligible Inventory, the Administrative Agent or its designee shall have conducted an appraisal and field examination with respect to such Inventory, the results of which appraisal and field examination shall be reasonably satisfactory to the Administrative Agent.

“EMU Legislation” means the legislative measures of the European Council for the introduction of, changeover to or operation of a single or unified European currency.

“Environmental Laws” means all foreign, Federal, State, provincial and local laws (including common law), legislation, rules, codes, licenses, permits (including any conditions imposed therein), authorizations, judicial or administrative decisions, injunctions or agreements between any Loan Party and any Governmental Authority, (a) relating to pollution and the protection, preservation or restoration of the environment (including air, water vapor, surface water, ground water, drinking water, drinking water supply, surface land, subsurface land, plant and animal life or any other natural resource), or to human health or safety, (b) relating to the exposure to, or the use, storage, recycling, treatment, generation, manufacture, processing, distribution, transportation, handling, labeling, production, release or disposal, or threatened release, of Hazardous Materials, or (c) relating to all laws with regard to recordkeeping, notification, disclosure and reporting requirements respecting Hazardous Materials including, without limitation, (i) the Federal Comprehensive Environmental Response, Compensation and Liability Act of 1980, the Federal Superfund Amendments and Reauthorization Act, the Federal Water Pollution Control Act of 1972, the Federal Clean Water Act, the Federal Clean Air Act, the Federal Resource Conservation and Recovery Act of 1976 (including the Hazardous and Solid Waste Amendments thereto), the Federal Solid Waste Disposal and the Federal Toxic Substances Control Act, the Federal Insecticide, Fungicide and Rodenticide Act, and the Federal Safe Drinking Water Act of 1974, (ii) applicable state counterparts to such laws and (iii) any common law, civil law or equitable doctrine that may impose liability or obligations for injuries or damages due to, or threatened as a result of, the presence of or exposure to any Hazardous Materials.

“ERISA” means the Employee Retirement Income Security Act of 1974, together with all rules, regulations and interpretations thereunder or related thereto.

“ERISA Affiliate” means any person required to be aggregated with the Company or any of its Subsidiaries under Sections 414(b), 414(c), 414(m) or 414(o) of the Code or Section 4001(b) of ERISA.

“ERISA Event” means (a) any “reportable event”, as defined in Section 4043(c) of ERISA or the regulations issued thereunder, with respect to a Pension Plan, other than events as to which the requirement of notice has been waived in regulations by the Pension Benefit Guaranty Corporation, (b) the adoption of any amendment to a Pension Plan that would require the provision of security pursuant to Section 401(a)(29) of the Code or Section 307 of ERISA, (c) a complete or partial withdrawal by the Company or any ERISA Affiliate from a Multiemployer Plan or a cessation of operations which is treated as such a withdrawal or notification that a Multiemployer Plan is in reorganization, (d) the filing of a notice of intent to terminate, the treatment of a Pension Plan amendment as a termination under Section 4041 or 4041A of ERISA, or the commencement of proceedings by the Pension Benefit Guaranty Corporation to terminate a Pension Plan, (e) an event or condition which might reasonably be expected to constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Plan, (f) the imposition of any liability under Title IV of ERISA, other than the Pension Benefit Guaranty Corporation premiums due but not delinquent under Section 4007 of ERISA, upon the Company or any ERISA Affiliate in excess of $25,000,000 and (g) any other event or condition with respect to a Plan including any Pension Plan subject to Title IV of ERISA maintained, or contributed to, by any ERISA Affiliate that could reasonably be expected to result in liability of any Borrower in excess of $25,000,000.

“Euro” means the single currency of the Participating Member States introduced in accordance with the EMU Legislation.

“Eurodollar Rate Loans” means any Revolving Loan made to a Borrower that bears interest based on the Adjusted Eurodollar Rate.

“Event of Default” has the meaning given to such term in Section 11.1.

“Excess Availability” means the amount, as determined by the Administrative Agent, calculated at any date, equal to (a) the lesser of (i) the Borrowing Base (as set forth in the Borrowing Base Certificate most recently delivered by the Administrative Borrower) and (ii) the Aggregate Commitment minus (b) the Total Outstandings as of such date.

“Excess Special Agent Advances” has the meaning given to such term in Section 2.8(b).

“Exchange Act” means the Securities Exchange Act of 1934, together with all rules, regulations and interpretations thereunder or related thereto.

“Excluded Account” has the meaning given to such term in Section 6.2.

“Excluded Taxes” means, with respect to the Administrative Agent, any Issuing Bank, any Lender or any other recipient of any payment to be made by or on account of any obligation of any Loan Party hereunder, (a) any taxes imposed on or measured by its overall net income (however denominated) or net profits of such Person (and franchise taxes imposed in lieu thereof) by the jurisdiction under the laws of which such recipient (i) is organized or incorporated, (ii) maintains its principal lending office or, in the case of any Lender or any Issuing Bank, its applicable lending office with respect to this Agreement or (iii) has a present or former connection other than a connection resulting from entering into this Agreement, receiving any payment or enforcing any right under this Agreement; (b) any branch profits taxes imposed by the United States of America or any similar tax imposed by any other jurisdiction in which such Lender or such Issuing Bank is located and (c) in the case of any Foreign Lender, any withholding tax payable with respect to payments under the Loan Documents under laws (including any statute, treaty or regulation) in effect on the Closing Date (or, in the case of an Eligible Assignee, the date of the Assignment and Assumption) or is attributable to such Foreign Lender’s failure or inability (other than as a result of a Change in Law) to comply with Section 4.5(g), except to the extent that such Foreign Lender (or its assignor, if any) was entitled, at the time of assignment, to receive additional amounts from the Loan Party with respect to such withholding tax pursuant to Section 4.5(b).

“Existing Facility” means the Five Year Credit Agreement dated as of October 28, 2005 (as amended, restated, supplemented or otherwise modified) by and among the Company, as borrower, the financial institutions party thereto, as Lenders and Wachovia, as Administrative Agent.

“Existing Letters of Credit” means, collectively, the letters of credit issued for the account of a Loan Party or for which such Loan Party is otherwise liable, and listed on Schedule 1.1(c).

“Existing Senior Notes” means, collectively, the 2011 Notes and the 2012 Notes.

“Facility Increase” has the meaning given to such term in Section 2.7.

“Federal Funds Rate” means, for any period, a fluctuating interest rate per annum equal, for each day during such period, to the weighted average (rounded upwards, if necessary, to the next  1/100 of 1%) of the rates on overnight Federal Funds transactions with members of the Federal Reserve System arranged by Federal Funds brokers, as published for such day (or, if such day is not a Business Day, for the next preceding Business Day) by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average of the quotations for such day on such transactions received by the Administrative Agent from three Federal Funds brokers of recognized standing selected by it.

“Fee Letter” means the letter agreement, dated as of June 12, 2009, by and among the Company, Wachovia, JPMorgan Chase Bank, N.A., SunTrust Bank, Bank of America, N.A. and the Joint Lead Arrangers, setting forth certain fees payable by the Borrowers in connection with the Credit Facilities, as the same now exists or may hereafter be amended, modified, supplemented, extended, renewed, restated or replaced.

“Financial Covenant Threshold Amount” means an amount equal to fifteen percent (15%) of the Aggregate Commitment.

“Financial Covenant Trigger Event” has the meaning given to such term in Section 9.11.

“Fixed Charge Coverage Ratio” means, as of the last day of each fiscal month of the Company, the ratio of (a) (i) Consolidated EBITDA plus (ii) cash interest income minus (iii) Unfinanced Capital Expenditures minus (iv) Consolidated Cash Taxes minus (v) Restricted Payments made pursuant to Section 10.6(e) to (b) Fixed Charges, in each case, computed for the consecutive twelve-fiscal month period then ending. For purposes of calculating the Fixed Charge Coverage Ratio for any applicable period during which any Permitted Acquisition or any Asset Disposition is consummated, (i) income statement items and balance sheet items (whether positive or negative) attributable to the business or Person acquired in such Permitted Acquisition or the asset(s) subject to such Asset Disposition shall be included or excluded, as applicable, in such calculations to the extent relating to such applicable period and the Permitted Acquisition or Asset Disposition shall be deemed to have occurred as of the first day of such applicable period, (ii) Consolidated EBITDA may be adjusted to include operating and other expense reductions and other adjustments for such period resulting from such Permitted Acquisition and (iii) Indebtedness of a business or Person that is retired in connection with such Permitted Acquisition or Asset Disposition shall be excluded from such calculations and deemed to have been retired as of the first day of such applicable period, in each case, to the extent that such adjustments in clauses (i), (ii) and (iii) of this sentence (x) are of the type that would be permitted pursuant to Article XI of Regulation S-X under the Exchange Act or (y) are reasonably consistent with the purposes of such Regulation S-X as determined in good faith by the Company and reasonably acceptable to the Administrative Agent. For purposes of this definition, “Asset Disposition” means the disposition of any or all of the assets of any Loan Party or any Subsidiary thereof whether by sale, lease, transfer or otherwise.

“Fixed Charges” means, for any applicable period of computation, without duplication, the sum of (a) all Consolidated Interest Expense paid in cash for such period plus (b) Consolidated Indebtedness Payments made during such period.

“Foreign Lender” means any Lender that is organized under the laws of a jurisdiction other than that in which a Borrower is resident for tax purposes. For purposes of this definition, the United States of America, each State thereof and the District of Columbia shall be deemed to constitute a single jurisdiction.

“Foreign Subsidiary” means any Subsidiary that is not a Domestic Subsidiary.

“GAAP” means generally accepted accounting principles in the United States of America as in effect from time to time as set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and the statements and pronouncements of the Financial Accounting Standards Board, which, in each case, are applicable to the circumstances as of the date of determination consistently applied.

“Governmental Authority” means any nation or government, any state, province, or other political subdivision thereof, any central bank (or similar monetary or regulatory authority) thereof, and any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.

“Guarantor” has the meaning given to such term in the preamble hereof and shall include any other Person that at any time after the Closing Date becomes party to a guarantee in favor of the Administrative Agent, for the benefit of the Secured Parties, with respect to the Obligations or who is the owner of any property that is security for the Obligations.

“Guaranty” means the guaranty made by the Guarantors of the Obligations under Article 13 in favor of the Administrative Agent, for the benefit of the Secured Parties.

“Hazardous Materials” means any hazardous, toxic or dangerous substances, materials and wastes, including hydrocarbons (including naturally occurring or man-made petroleum and hydrocarbons), flammable explosives, asbestos, urea formaldehyde insulation, radioactive materials, biological substances, polychlorinated biphenyls, pesticides, herbicides and any other kind and/or type of pollutants or contaminants (including materials which include hazardous constituents), sewage, sludge, industrial slag, solvents and/or any other similar substances, materials, or wastes and including any other substances, materials or wastes that are or become regulated under any Environmental Law (including any that are or become classified as hazardous or toxic under any Environmental Law).

“Hedge Agreement” means any rate swap agreement, basis swap, forward rate agreement, commodity swap, interest rate option, forward foreign exchange agreement, spot foreign exchange agreement, rate cap agreement rate, floor agreement, rate collar agreement, currency swap agreement, cross-currency rate swap agreement, currency option, any other similar agreement (including any option to enter into any of the foregoing or a master agreement for any the foregoing together with all supplements thereto).

“Increase Effective Date” has the meaning given to such term in Section 2.7.

“Indebtedness” means, with respect to any Person, any liability, whether or not contingent, (a) in respect of borrowed money or evidenced by bonds, notes, debentures or similar instruments, (b) representing the balance deferred and unpaid of the purchase price of any property or services (other than an account payable to a trade creditor incurred in the ordinary course of business of such Person and payable in accordance with customary trade practices), (c) all obligations as lessee under leases which have been, or should be, in accordance with GAAP recorded as Capital Leases, (d) any contractual obligation, contingent or otherwise, of such Person to pay or be liable for the payment of any indebtedness described in this definition of another Person, including, without limitation, any such indebtedness, directly or indirectly guaranteed, or any agreement to purchase, repurchase, or otherwise acquire such indebtedness, or any security therefor, or to provide funds for the payment or discharge thereof, or to maintain solvency, assets, level of income, or other financial condition, (e) all obligations with respect to redeemable stock and redemption or repurchase obligations under any Capital Stock or other equity securities issued by such Person, except to the extent such obligations can be satisfied with Capital Stock of such Person, (f) all reimbursement obligations and other liabilities of such Person with respect to surety bonds (whether bid, performance or otherwise), letters of credit, bankers’ acceptances, drafts or similar documents or instruments issued for such Person’s account, (g) all indebtedness of such Person in respect of indebtedness of another Person for borrowed money or indebtedness of another Person otherwise described in this definition which is secured by any consensual lien, security interest, collateral assignment, conditional sale, mortgage, deed of trust, or other encumbrance on any asset of such Person, whether or not such indebtedness is assumed by or is a personal liability of such Person, all as of such time, (h) all net obligations, liabilities and indebtedness of such Person (marked to market) arising under Hedge Agreements, (i) indebtedness of any partnership or joint venture in which such Person is a general partner or a joint venturer to the extent such Person is liable therefor as a result of such Person’s ownership interest in such entity, except to the extent that the terms of such indebtedness expressly provide that such Person is not liable therefor or such Person has no liability therefor as a matter of law, (j) the principal and interest portions of all rental obligations of such Person under any synthetic lease or similar off-balance sheet financing where such transaction is considered to be borrowed money for tax purposes but is classified as an operating lease in accordance with GAAP, (k) all obligations of such Person under conditional sale or other title retention agreements relating to property purchased by such Person (other than customary reservations or retentions of title under agreements with suppliers entered into in the ordinary course of business), and (l) all obligations of such person under take or pay or similar arrangements.

“Indemnitee” has the meaning given to such term in Section 14.4.

“Information Certificate” means a certificate of the Loan Parties substantially in the form of Exhibit D hereto.

“Intellectual Property” means all of the following in any jurisdiction throughout the world: (a) patents, patent applications and inventions, including all renewals, extensions, combinations, divisions, or reissues thereof, (“Patents”); (b) trademarks, service marks, trade names, trade dress, logos, Internet domain names and other business identifiers, together with the goodwill symbolized by any of the foregoing, and all applications, registrations, renewals and extensions thereof, (“Trademarks”); (c) copyrights and all works of authorship including all registrations, applications, renewals, extensions and reversions thereof (“Copyrights”); (d) all computer software, source code, executable code, data, databases and documentation thereof; (e) all trade secret rights in information, including trade secret rights in any formula, pattern, compilation, program, device, method, technique, or process, that (1) derives independent economic value, actual or potential, from not being generally known to, and not being readily ascertainable by proper means by, other persons who can obtain economic value from its disclosure or use, and (2) is the subject of efforts that are reasonable under the circumstances to maintain its secrecy; (f) all other intellectual property or proprietary rights in any discoveries, concepts, ideas, research and development, know-how, formulae, patterns, inventions, compilations, compositions, manufacturing and production processes and techniques, program, device, method, technique, technical data, procedures, designs, recordings, graphs, drawings, reports, analyses, specifications, databases, and other proprietary or confidential information, including customer lists, supplier lists, pricing and cost information, business and marketing plans and proposals and advertising and promotional materials; and (g) all rights to sue at law or in equity for any infringement or other impairment or violation thereof and all products and proceeds of the foregoing.

“Interest Period” means for any Eurodollar Rate Loan, a period of one (1), two (2), three (3) or six (6) months duration as the Administrative Borrower on behalf of any Borrower may elect; provided that:

(kk) the Administrative Borrower on behalf of such Borrower may not elect an Interest Period that will end after the last day of then-current term of this Agreement;

(ll) the Interest Period shall commence on the date the Revolving Loan is made or continued as, or converted into, a Eurodollar Rate Loan, and shall expire on the numerically corresponding day in the calendar month at its end;

(mm) any Interest Period that would otherwise end on a day that is not a Business Day shall be extended to the next succeeding Business Day unless such Business Day falls in another calendar month, in which case such Interest Period shall end on the next preceding Business Day; and

(nn) any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the calendar month at the end of such Interest Period.

“Inventory” means, as to each Loan Party, all present and future inventory, as defined in the UCC, of such Loan Party.

“Investment” means, with respect to a Person, any investment in any other Person, whether by means of (a) purchase or acquisition of obligations or securities of such other Person, (b) capital contribution to such other Person, (c) loan or advance to such other Person, (d) making of a time deposit with such other Person, (e) guarantee or assumption of, or providing any collateral or letter of credit for, any obligation of such other Person, (f) Acquisition or (g) otherwise.

“Investment Property Control Agreement” means an agreement in writing, in form and substance reasonably satisfactory to the Administrative Agent, by and among the Administrative Agent, any Loan Party (as the case may be) and any securities intermediary that maintains a securities account of such Loan Party, acknowledging that such securities intermediary has custody, control or possession of such securities account on behalf of the Administrative Agent, that it will comply with entitlement orders originated by the Administrative Agent with respect to such securities account, and has such other terms and conditions as the Administrative Agent may reasonably require.

“Issuing Bank” means (a) with respect to any Letter of Credit (other than Existing Letters of Credit), Wachovia in its capacity as issuer of such Letters of Credit hereunder, any Additional Issuing Bank or any successor issuer of such Letters of Credit hereunder and (b) with respect to each Existing Letter of Credit, the Lender identified on Schedule 1.1(c) as the issuer of such Existing Letter of Credit.

“Joint Lead Arrangers” means, collectively, Wells Fargo Securities, LLC, J.P. Morgan Securities Inc., SunTrust Robinson Humphrey, Inc. and Banc of America Securities LLC.

“Lender” means each financial institution signatory hereto as a Lender and each other Person made a party to this Agreement as a Lender in accordance with Section 14.11.

“Lending Party” means the Administrative Agent or any Lender.

“Letter of Credit Documents” means, with respect to any Letter of Credit, such Letter of Credit, any amendments thereto, any documents delivered in connection therewith, any application therefor, and any agreements, instruments, guarantees or other documents (whether general in application or applicable only to such Letter of Credit) governing or providing for (a) the rights and obligations of the parties concerned or at risk with respect to such Letter of Credit or (b) any collateral security for any obligations related to such Letter of Credit.

“Letter of Credit Limit” means $175,000,000.

“Letter of Credit Obligations” means, at any time, the sum of (a) the aggregate undrawn amount of all Letters of Credit outstanding at such time, plus (b) the aggregate amount of all drawings under Letters of Credit for which any Issuing Bank has not at such time been reimbursed, plus (c) without duplication, the aggregate amount of all payments made by each Lender to each Issuing Bank with respect to such Lender’s participation in Letters of Credit as provided in Section 2.3 for which the Borrowers have not at such time reimbursed the Lenders, whether by way of a Loan or otherwise.

“Letters of Credit” means all letters of credit (whether documentary or stand-by and whether for the purchase of inventory, equipment or otherwise) issued by an Issuing Bank for the account of any Borrower pursuant to this Agreement, and all amendments, renewals, extensions or replacements thereof, and including, but not limited to, the Existing Letters of Credit.

“LIBOR Market Index Rate” means, for any day, the rate per annum (rounded upwards, if necessary, to the nearest  1/100 of 1%) appearing on Reuters Screen LIBOR01 Page (or any successor page) as the London interbank offered rate for one (1) month deposits in Dollars at approximately 11:00 a.m. (London time), on such day, or if such day is not a Business Day, then the immediately preceding Business Day (or if not so reported, then as determined by the Administrative Agent from another recognized source or interbank quotation) (provided that if such London interbank offered rate is not available on such date, the most recently available London interbank offered rate for one (1) month deposits in Dollars shall be used).

“LIBOR Rate” means, for any Eurodollar Rate Loan for any Interest Period therefor, the rate per annum (rounded upwards, if necessary, to the nearest  1/100 of 1%) appearing on Reuters Screen LIBOR01 Page (or any successor page) as the London interbank offered rate for deposits in Dollars at approximately 11:00 a.m. (London time) two Business Days prior to the first day of such Interest Period for a term comparable to such Interest Period; provided that if more than one rate is specified on Reuters Screen LIBOR01 Page, the applicable rate shall be the arithmetic mean of all such rates (rounded upwards, if necessary, to the nearest  1/100 of 1%). If, for any reason, neither of such rates is available, then “LIBOR Rate” means the rate per annum at which, as determined by the Administrative Agent, Dollars in an amount comparable to the Loans then requested are being offered to leading banks at approximately 11:00 a.m. (London time), two (2) Business Days prior to the commencement of the applicable Interest Period for settlement in immediately available funds by leading banks in the London interbank market for a period equal to the Interest Period selected.

“Lien” means any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), charge or other security interest or any preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever (including, without limitation, any conditional sale or other title retention agreement and any Capital Lease having substantially the same economic effect as any of the foregoing).

“Loan Documents” means, collectively, this Agreement, the Notes, the Letter of Credit Documents, all Deposit Account Control Agreements, all Investment Property Control Agreements, Credit Card Processor Agreements and all other agreements, documents and instruments now or at any time hereafter executed and/or delivered by any Loan Party in connection with this Agreement; provided that in no event shall the term “Loan Documents” be deemed to include any Hedge Agreement.

“Loan Parties” means, collectively, the Borrowers and the Guarantors.

“Loans” means, collectively, the Revolving Loans and Swingline Loans.

“Margin Stock” means “margin stock” as defined in Regulations T, U or X of the Board of Governors of the Federal Reserve System, as in effect from time to time, together with all offered ratings and interpretations issued thereunder.

“Material Adverse Effect” means a material adverse effect on (a) the business, operations, financial condition, liabilities (whether actual or contingent) or properties of the Company and its Subsidiaries, taken as a whole; (b) the legality, validity or enforceability of this Agreement or any other material Loan Document; (c) the legality, validity, enforceability, perfection or priority of the security interests and liens of the Administrative Agent upon a material portion of the Collateral; (d) a material portion of the Collateral or its value (to the extent not otherwise addressed in this Agreement within the definitions of “Eligible Accounts”, “Eligible Inventory” or “Reserves”); (e) the ability of any Loan Party to repay the Obligations or of any Borrower to perform its material obligations under this Agreement or any other material Loan Document as and when to be performed; or (f) the ability of the Administrative Agent or any Lender to enforce the Obligations or realize upon the Collateral (except for an immaterial portion thereof) or otherwise with respect to the rights and remedies of the Administrative Agent and the Lenders under this Agreement or any other material Loan Document.

“Material Contract” means any contract or other agreement (other than the Loan Documents), whether written or oral, to which any Loan Party is a party as to which the breach, nonperformance, cancellation or failure to renew by any party thereto would have a Material Adverse Effect.

“Material Intellectual Property” means all Intellectual Property owned or licensed by any Loan Party, where the failure to own or license such Intellectual Property could reasonably be expected to have a Material Adverse Effect.

“Material Release or Non-Compliance” means (a) the occurrence of any event involving the release, spill or discharge of any Hazardous Material or (b) any investigation, proceeding, complaint, order, directive, claim, citation or notice with respect to any non-compliance with or violation of any Environmental Law by any Loan Party or the release, spill or discharge of any Hazardous Material if, in the case of each of the foregoing clauses (a) or (b), the release, spill or discharge, or the alleged or actual non-compliance or violation of Environmental Law by any Loan Party could reasonably be expected to have a Material Adverse Effect.

“Material Subsidiary” means, as of the date of any determination thereof, any Domestic Subsidiary (other than a Domestic Subsidiary a majority of the Voting Stock of which is owned by a

Foreign Subsidiary, to the extent that such Domestic Subsidiary becoming a Guarantor would result in material adverse tax consequences to the Company or its Subsidiaries) that either: (a) owns assets having a book value equal to or greater than 5.0% of Consolidated Total Assets or (b) had Consolidated EBITDA (calculated solely for such Domestic Subsidiary) for any prior period of four consecutive fiscal quarters equal to or greater than 5.0% of Consolidated EBITDA of the Company and its consolidated Subsidiaries for the same four fiscal quarter period.

“Material Trademark” means any Trademark owned by a Loan Party that is affixed or attached to, or otherwise required with respect to the sale of, Inventory of the Loan Parties having a gross book value in excess of $25,000,000.

“Maturity Date” means the earlier to occur of (a) September 2, 2013; provided that such date shall be accelerated to: (i) if the 2011 Notes have not been repaid, refinanced, defeased or, in the reasonable determination of the Administrative Agent, adequately reserved for by the Borrowers prior to October 15, 2010, October 15, 2010 and (ii) if the Maturity Date has not been modified pursuant to clause (i) above and the 2012 Notes have not been repaid, refinanced, defeased or, in the reasonable determination of the Administrative Agent, adequately reserved for by the Borrowers prior to January 15, 2012, January 15, 2012, (b) the date of termination of the entire Aggregate Commitment by the Administrative Borrower pursuant to Section 2.6 or (c) the date on which the Obligations have been accelerated pursuant to Section 11.2(b) and in connection therewith, the Obligations have become immediately due and payable and the Aggregate Commitment has been terminated. For purposes hereof, the Administrative Agent shall deem the applicable Existing Senior Notes to be adequately reserved for if the Borrowers shall have arranged for the following (individually or a through a combination of the following) in an amount greater than or equal to the amount necessary to fully repay the principal and interest of the applicable Existing Senior Notes as required pursuant to the 2011 Indenture and/or 2012 Indenture, as applicable (such amount, the “Refinancing Amount”): (x) the Borrowers shall have deposited cash in Dollars in a deposit account under the exclusive dominion and control of the Administrative Agent (which the Loan Parties shall not be permitted to access) and/or (y) the Administrative Agent shall have established Reserves (in addition to any other Reserves established pursuant to the terms of this Agreement).

“Maximum Interest Rate” means the maximum non-usurious rate of interest under applicable Federal or State law as in effect from time to time that may be contracted for, taken, reserved, charged or received in respect of the indebtedness of a Borrower to the Administrative Agent or a Lender, or to the extent that at any time such applicable law may thereafter permit a higher maximum non-usurious rate of interest, then such higher rate.

“Moody’s” means Moody’s Investors Service, Inc., and its successors and assigns.

“Multiemployer Plan” means a “multi-employer plan” as defined in Section 4001(a)(3) of ERISA which is or was at any time during the current year or the immediately preceding six (6) years contributed to by any Loan Party or any ERISA Affiliate or with respect to which any Loan Party or any ERISA Affiliate may incur any liability.

“Net Cash Proceeds” means, as applicable, (a) with respect to any sales of Collateral, the gross cash proceeds received by the Company or any of its Subsidiaries therefrom less the sum of (i) all income taxes and other taxes assessed by a Governmental Authority (or reasonable reserves therefor) as a result of such sale and any other fees and expenses incurred in connection with such sale and (ii) the principal amount of, premium, if any, and interest on any Indebtedness secured by a Lien on the asset (or portion thereof) sold, which Indebtedness is required to be repaid in connection with such sale and (b) with respect to any proceeds received from any insurance or condemnation award, the gross cash proceeds received by the Company or any of its Subsidiaries therefrom less the sum of (i) all fees and expenses in connection therewith and (ii) the principal amount of, premium, if any, and interest on any Indebtedness secured by a Lien on the asset (or portion thereof) subject to such insurance or condemnation award, which Indebtedness is required to be repaid in connection therewith.

“Net Recovery Percentage” means the fraction, expressed as a percentage, (a) the numerator of which is the amount equal to the amount of the recovery in respect of the Inventory at such time on a “net orderly liquidation value” basis as set forth in the most recent acceptable appraisal of Inventory received by the Administrative Agent in accordance with Section 7.3, net of reasonably estimated liquidation expenses, and (b) the denominator of which is the applicable original cost of the aggregate amount of the Inventory subject to such appraisal.

“Non-Consenting Lender” has the meaning given to such term in Section 14.2(c).

“Non-Loan Party” means any Subsidiary of the Company that is not a Loan Party.

“Note” means any promissory note substantially in the form of Exhibit J hereto made by the Borrowers in favor of a Lender evidencing such Lender’s Commitment, and any amendments, supplements and modifications thereto and replacements or renewals thereof.

“Notice of Account Designation” has the meaning given to such term in Section 2.4(b).

“Notice of Borrowing” has the meaning given to such term in Section 2.4(a).

“Notice of Conversion” has the meaning given to such term in Section 3.1(b)(ii).

“Notice of Default or Failure of Condition” has the meaning given to such term in Section 12.3(a).

“Notice of Prepayment” has the meaning given to such term in Section 2.5(b).

“Noticed Bank Product” means any Bank Product provided by the Administrative Agent or any of its Affiliates and any other Bank Product for which the applicable Bank Product Provider (a) has disclosed to the Administrative Agent prior to the Closing Date (which disclosure shall comply with the information provisions set forth in the definition of “Bank Products”) or (b) shall have complied with the notice and other information provisions set forth in the definition of “Bank Products”.

“Obligations” means (a) any and all Loans, Letter of Credit Obligations, Special Agent Advances and all other obligations, liabilities and indebtedness of every kind, nature and description owing by any or all of the Loan Parties to the Administrative Agent or any Lender and/or any of their Affiliates or any Issuing Bank, including principal, interest, charges, fees, costs and expenses, however evidenced, whether as principal, surety, endorser, guarantor or otherwise, arising under this Agreement or any other Loan Document or on account of any Letter of Credit and all other Letter of Credit Obligations, whether now existing or hereafter arising, whether arising before, during or after the initial or any renewal term of this Agreement or after the commencement of any case or proceeding with respect to any such Loan Party under the United States Bankruptcy Code or any similar statute (including, to the extent permitted under applicable law, the payment of interest and other amounts which would accrue and become due but for the commencement of such case, whether or not such amounts are allowed or allowable in whole or in part in such case), whether direct or indirect, absolute or contingent, joint or several, due or not due, primary or secondary, liquidated or unliquidated, or secured or unsecured and (b) subject to the priority in right of payment set forth in Section 11.3, all obligations, liabilities and indebtedness of every kind, nature and description owing by any or all of the Loan Parties to any Bank Product Provider arising under or pursuant to any Bank Products, whether now existing or hereafter arising.

“OFAC” means the U.S. Department of the Treasury’s Office of Foreign Assets Control.

“Other Taxes” has the meaning given to such term in Section 4.5(c).

“Overadvance” has the meaning given to such term in Section 2.8(a).

“Participant” has the meaning given to such term in Section 14.11(e).

“Participating Member State” means each state so described in any EMU Legislation.

“Patriot Act” has the meaning given to such term in Section 14.14.

“Pension Plan” means a pension plan (as defined in Section 3(2) of ERISA) subject to Title IV of ERISA which any Loan Party sponsors, maintains, or to which any Loan Party or ERISA Affiliate makes, is making, or is obligated to make contributions, other than a Multiemployer Plan.

“Permits” has the meaning given to such term in Section 8.7(b).

“Permitted Acquisition” means any Acquisition by any Loan Party or any Subsidiary thereof where:

(oo) the business, assets or division acquired are for use, or the Person acquired is engaged, in a Permitted Line of Business;

(pp) if the Acquisition involves a merger or other combination involving (i) any Borrower, such Borrower is the surviving entity and (ii) any Guarantor, either such Guarantor is the surviving entity or the continuing or surviving entity shall become a Loan Party if and when required to do so under Section 9.9;

(qq) immediately before and after giving effect to such Acquisition, no Default or Event of Default shall exist;

(rr) (i) if the Permitted Acquisition Consideration includes the incurrence or assumption of Indebtedness permitted pursuant to Section 10.1, consists of Capital Stock of the Company or is funded from the proceeds of any issuance of Capital Stock of the Company (or a combination thereof), then (A) both 30-Day Pro Forma Excess Availability and Pro Forma Excess Availability on the date of such Acquisition shall not be less than $150,000,000 and (B) such Permitted Acquisition Consideration shall not be funded, in whole or in part, from the proceeds of any Loan hereunder; or

(ii) if the Permitted Acquisition Consideration is provided from any source not described in the preceding clause (d)(i), then immediately before and after giving effect to such Acquisition, either:

(A) both 30-Day Pro Forma Excess Availability and Pro Forma Excess Availability on the date of such Acquisition shall not be less than $300,000,000; or

(B) (1) both 30-Day Pro Forma Excess Availability and Pro Forma Excess Availability on the date of such Acquisition shall not be less than twenty-five percent (25%) of the Aggregate Commitment and (2) the Company shall have a Fixed Charge Coverage Ratio equal to or greater than 1.10 to 1.00 (calculated for the fiscal month most recently ended prior to the consummation of such Acquisition for which financial statements have been delivered pursuant to Section 9.5, on a pro forma basis after giving effect to such Acquisition);

(ss) such Acquisition shall be non-hostile and shall have been approved, as necessary, by the target’s board of directors, shareholders or other requisite Persons;

(tt) for any Acquisition (or series of related Acquisitions) with Permitted Acquisition Consideration greater than $50,000,000, the Administrative Agent shall have received complete executed or conformed copies of each material document, instrument and agreement executed by a Loan Party in connection with such Acquisition not more than twenty (20) Business Days after such Acquisition (or such longer period as may be agreed to by the Administrative Agent in its sole discretion); provided that if Pro Forma Excess Availability at the time of such Acquisition would be less than $300,000,000, promptly upon the request of the Administrative Agent at any time prior to the consummation of such Acquisition, the Administrative Borrower shall provide draft copies of each material document, instrument and agreement to be executed by a Loan Party in connection with such Acquisition;

(uu) for any Acquisition (or series of related Acquisitions) with Permitted Acquisition Consideration greater than $50,000,000, the Administrative Agent shall have received an acquisition summary with respect to the Person, assets and/or business or division to be acquired (including financial statements for the most recent twelve month period for which they are available and as otherwise available, or such other form of financial statements reasonably acceptable to the Administrative Agent) and the Company’s calculation of pro forma Consolidated EBITDA relating thereto calculated in a manner reasonably satisfactory to the Administrative Agent (i) not less than ten (10) Business Days prior to such Acquisition (or such shorter period as may be agreed to by the Administrative Agent in its sole discretion) if, immediately before and after giving effect to such Acquisition, Pro Forma Excess Availability would be less than $300,000,000 or (ii) not more than twenty (20) Business Days after such Acquisition (or such longer period as may be agreed to by the Administrative Agent in its sole discretion) if, immediately before and after giving effect to such Acquisition, Pro Forma Excess Availability would be equal to or greater than $300,000,000; and

(vv) for any Acquisition (or series of related Acquisitions) with Permitted Acquisition Consideration greater than $50,000,000, not less than five (5) Business Days prior to the consummation of such Acquisition (or such shorter period as may be agreed to by the Administrative Agent in its sole discretion), the Administrative Agent shall have received an executed Acquisition Compliance Certificate.

For purposes of this definition and notwithstanding anything contained in this Agreement to the contrary, (x) “Pro Forma Excess Availability” means Excess Availability calculated on a pro forma basis to include (i) any Eligible Accounts and Eligible Inventory to be acquired in connection with such Acquisition (determined pursuant to field exams, appraisals or other methodologies reasonably acceptable to the Administrative Agent), (ii) the borrowing of any Loans used to finance such Acquisition, as applicable, and (iii) prepayments of the Loans occurring on the date of such Acquisition made from the proceeds from the incurrence of Indebtedness or the issuance of Capital Stock of the Company (or a combination thereof) in excess of the Permitted Acquisition Consideration for such Acquisition and (y) “30-Day Pro Forma Excess Availability” means the average daily Pro Forma Excess Availability for the thirty (30) consecutive day period immediately preceding such Acquisition.

“Permitted Acquisition Consideration” means the aggregate amount of the purchase price, including, but not limited to, any Indebtedness incurred or assumed in connection therewith, earnouts (valued at the maximum amounts reasonably expected to be payable thereunder as determined in good faith by the Company’s board of directors), deferred payments, or Capital Stock of the Company, net of the applicable acquired company’s cash and Cash Equivalents (as shown on its most recent financial statements delivered in connection with the applicable Permitted Acquisition) to be paid in connection with any applicable Permitted Acquisition as set forth in the applicable documentation for such Permitted Acquisition.

“Permitted Currency” means Dollars or any Alternative Currency, or each such currency, as the context requires.

“Permitted Holder” shall mean (a) Jeffrey S. Lorberbaum, his spouse and any of his children (whether natural or adopted); (b) all lineal descendants of any person described in clause (a); (c) all trusts for the benefit of any person described in clause (a) or (b) and trustees of such trusts acting in such capacity; (d) all legal representatives of any person or trust described in clauses (a), (b) or (c) acting in such capacity; and (e) all partnerships, corporations, limited liability companies or other entities controlling, controlled by or under common control with any Person, trust or other entity described in clauses (a), (b), (c) or (d). The term “control” for purposes of this definition shall have the meaning set forth in the definition of “Affiliate”.

“Permitted Line of Business” shall mean businesses in substantially the same fields as the businesses conducted by the Loan Parties and their Subsidiaries on the Closing Date (including, without limitation, the manufacturing, marketing and/or distribution of commercial or home furnishings and floor coverings and other reasonably related products and any “vertical integration” with respect thereto), and business activities reasonably related, ancillary or complementary thereto.

“Permitted Refinancing Indebtedness” means, in respect of any Indebtedness (the “Original Indebtedness”), any Indebtedness that refinances, refunds, renews, replaces, defeases or extends such Original Indebtedness (or any Permitted Refinancing Indebtedness in respect thereof); provided that (a) the principal amount of the Permitted Refinancing Indebtedness shall not exceed the principal amount of the Original Indebtedness except by an amount equal to any premium or other similar amount reasonably determined by the Company to be required to be paid in connection therewith, accrued and unpaid interest thereon, and fees and expenses reasonably incurred, in connection with such refinancing and by an amount equal to any existing commitments unutilized thereunder, (b) the final maturity date and weighted average life of such Permitted Refinancing Indebtedness shall not be prior to or shorter than that applicable to the Original Indebtedness, (c) such Permitted Refinancing Indebtedness shall not be required to be repaid, prepaid, redeemed, repurchased or defeased, whether on one or more fixed dates, upon the occurrence of one or more events or at the option of any holder thereof (except, in each case, (i) upon the occurrence of an event of default or a change in control, (ii) upon the sale or other disposition of any assets securing such Permitted Refinancing Indebtedness, (iii) as and to the extent such repayment, prepayment, redemption, repurchase or defeasance would have been required pursuant to the terms of such Original Indebtedness or (iv) with respect to any Permitted Refinancing Indebtedness for the Existing Senior Notes, upon the sale or other disposition of any assets of the Company and its Subsidiaries the proceeds of which are not required to be applied to prepay Loans pursuant to this Agreement) prior to the earlier of (A) the maturity date of such Original Indebtedness and (B) the date that is three months after the Maturity Date; (d) except in connection with any Permitted Refinancing Indebtedness for the Existing Senior Notes, such Permitted Refinancing Indebtedness shall not constitute an obligation of any Subsidiary that shall not have been (or, in the case of after-acquired Subsidiaries, shall not have been required to become) an obligor in respect of such Original Indebtedness, and shall not constitute an obligation of the Company if the Company shall not have been an obligor in respect of such Original Indebtedness and, in each case, shall constitute an obligation of such Subsidiary or of the

Company only to the extent of their obligations in respect of such Original Indebtedness; (e) any Permitted Refinancing Indebtedness of any Subordinated Indebtedness shall be on subordination terms substantially the same as those applicable to the Original Indebtedness or more favorable to the Lenders and (f) except as permitted pursuant to Section 10.2(p), such Permitted Refinancing Indebtedness shall not be secured by any Lien on any asset other than the assets that secured such Original Indebtedness (or would have been required to secure such Original Indebtedness pursuant to the terms thereof) or by any Lien having a higher priority in respect of the Obligations than the Lien that secured such Original Indebtedness.

“Person” or “person” means any individual, sole proprietorship, partnership, corporation (including any corporation which elects subchapter S status under the Code), limited liability company, limited liability partnership, business trust, unincorporated association, joint stock corporation, trust, joint venture or other entity or any government or any agency or instrumentality or political subdivision thereof.

“Plan” means an employee benefit plan (as defined in Section 3(3) of ERISA) which any Loan Party sponsors, maintains, or to which it makes, is making, or is obligated to make contributions, or in the case of a Multiemployer Plan has made contributions at any time during the immediately preceding six (6) plan years or with respect to which any Loan Party may incur liability.

“Pro Forma Excess Availability” has the meaning given to such term in the definition of “Permitted Acquisition”.

“Pro Rata Share” means as to any Lender, the fraction (expressed as a percentage) the numerator of which is such Lender’s Commitment and the denominator of which is the Aggregate Commitment, as adjusted from time to time in accordance with the provisions of Section 14.11; provided that if the Aggregate Commitment shall have been terminated, the numerator shall be the unpaid amount of such Lender’s Loans and its interests in the Letters of Credit and Swingline Loans and the denominator shall be the aggregate amount of all unpaid Loans and Letters of Credit.

“Records” means, as to each Loan Party, all of such Loan Party’s present and future books of account of every kind or nature, purchase and sale agreements, invoices, ledger cards, bills of lading and other shipping evidence, statements, correspondence, memoranda, credit files and other data relating to the Collateral or any account debtor, together with the tapes, disks, diskettes and other data and software storage media and devices, file cabinets or containers in or on which the foregoing are stored (including any rights of any Loan Party with respect to the foregoing maintained with or by any other person).

“Register” has the meaning given to such term in Section 14.11(b).

“Report” has the meaning given to such term in Section 12.9(a).

“Required Lenders” means, at any time, those Lenders whose Pro Rata Shares aggregate in excess of fifty percent (50%) of the Aggregate Commitment, or if the Aggregate Commitment shall have been terminated, the Lenders to whom in excess of fifty percent (50%) of the Total Outstandings are owing; provided that the Pro Rata Share of, and the portion of the Total Outstandings, as applicable, owing or deemed owing to, any Defaulting Lender shall be excluded for purposes of making a determination of Required Lenders.

“Reserves” means as of any date of determination, such amounts as the Administrative Agent may from time to time establish and revise in good faith reducing the amount of Loans and Letters of Credit that would otherwise be available to any Borrower under the lending formula(s) provided for herein: (a) to reflect events, conditions, contingencies or risks which, as determined by the

Administrative Agent in good faith, adversely affect, or would have a reasonable likelihood of adversely affecting, either (i) the Collateral, its value or the amount that might be received by the Administrative Agent from the sale or other disposition or realization upon such Collateral, (ii) the obligations or liabilities of any Loan Party or (iii) the security interests and other rights of the Administrative Agent or any Lender in the Collateral (including the enforceability, perfection and priority thereof); or (b) to reflect the Administrative Agent’s good faith belief that any collateral report or financial information furnished by or on behalf of any Loan Party to the Administrative Agent is or may have been incomplete, inaccurate or misleading in any material respect; or (c) in respect of any state of facts which the Administrative Agent determines in good faith constitutes a Default or an Event of Default. Without limiting the generality of the foregoing, Reserves may, at the Administrative Agent’s option, be established to reflect: (A) dilution with respect to the Accounts (based on the ratio of the aggregate amount of non-cash reductions in such Accounts for any period to the aggregate dollar amount of the sales for such period) as calculated by the Administrative Agent for any period is or is reasonably anticipated to be greater than five percent (5%); (B) returns, discounts, claims (including, without limitation, warranty claims), credits and allowances of any nature that are not paid pursuant to the reduction of Accounts; (C) sales, excise or similar taxes included in the amount of any such Accounts reported to the Administrative Agent; (D) factors that may negatively impact the Value of Inventory, including, without limitation, change in salability, obsolescence, seasonality, theft, shrinkage, imbalance, change in composition or mix, markdowns and vendor chargebacks; (E) testing variances identified as part of the Administrative Agent’s periodic field examinations; (F) a reserve of up to three months’ rent and other charges that could be payable to any owner or lessor of premises where any Collateral is located, other than for those locations where the Administrative Agent has received a Collateral Access Agreement that the Administrative Agent has accepted in writing; (G) amounts due or to become due to owners and licensors of Material Intellectual Property used by any Borrower, and (H) obligations, liabilities or indebtedness (contingent or otherwise) of Loan Parties to the Administrative Agent or any Bank Product Provider arising under or in connection with any Bank Products or as such Affiliate or Person may otherwise require in connection therewith to the extent that such obligations, liabilities or indebtedness constitute Obligations as such term is defined herein or otherwise receive the benefit of the security interest of the Administrative Agent in any Collateral. The amount of any Reserve established by the Administrative Agent shall have a reasonable relationship to the event, condition or other matter which is the basis for such reserve and shall be established by the Administrative Agent in good faith without duplication for items already excluded from Eligible Accounts or Eligible Inventory, as the case may be.

“Responsible Officer” means, for any Loan Party, any of the chief executive officer, chief financial officer, treasurer or controller of such Loan Party.

“Restricted Payment” means any dividend or other distribution (whether in cash, securities or other property) with respect to any Capital Stock of the Company or any of its Subsidiaries, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any such Capital Stock or on account of any return of capital to the Company or such Subsidiary’s stockholders, partners or members (or the equivalent Person thereof), or payment made to redeem, purchase, repurchase or retire, or to obtain the surrender of, any outstanding warrants, options or other rights to acquire any Capital Stock of the Company or any of its Subsidiaries, or any setting apart of funds or property for any of the foregoing.

“Revaluation Date” means, with respect to any Alternative Currency Letter of Credit, (a) the date of issuance of such Alternative Currency Letter of Credit, (b) the date of making any Loan or issuance of any other Letter of Credit, (c) each date of an amendment of such Alternative Currency Letter of Credit having the effect of increasing the amount thereof (solely with respect to the increased amount), (d) each date of any payment by the applicable Issuing Bank of any drawing under such Alternative Currency Letter of Credit and (e) such additional dates as the Administrative Agent or the applicable Issuing Bank shall reasonably determine or the Required Lenders shall reasonably require.

“Revolving Loans” means the loans now or hereafter made by or on behalf of any Lender or by the Administrative Agent for the account of any Lender on a revolving basis pursuant to the Credit Facility (involving advances, repayments and readvances) as set forth in Section 2.1.

“S&P” means Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc. and its successors and assigns.

“Sale and Lease-Back Transaction” means any arrangement whereby the Company or any of its Subsidiaries has sold or transferred, or will sell or transfer, property (other than the Collateral) to any Person and has or will take back a lease of such property from such Person or its Affiliates pursuant to which the rental payments are calculated to amortize the purchase price of such property substantially over the useful life of such property, in all cases, so long as such lease is characterized as an operating lease.

“Sanctioned Entity” means (a) an agency of the government of, (b) an organization directly or indirectly controlled by, or (c) a person resident in, a country that is subject to a sanctions program identified on the list maintained and published by OFAC and available at http://www.treas.gov/offices/enforcement/ofac/programs, or as otherwise published from time to time as such program may be applicable to such agency, organization or person.

“Sanctioned Person” means a person named on the list of Specially Designated Nationals or Blocked Persons maintained by OFAC available at http://www.treas.gov/offices/enforcement/ofac/sdn /index.html, or as otherwise published from time to time.

“Secured Parties” means, collectively, (a) the Administrative Agent, (b) the Issuing Banks, (c) the Lenders, and (d) the Bank Product Providers.

“Solvent” means, at any time with respect to any Person, that at such time such Person (a) is able to pay its debts as they mature and has (and has a reasonable basis to believe it will continue to have) sufficient capital (and not unreasonably small capital) to carry on its business consistent with its practices as of the Closing Date, and (b) the assets and properties of such Person at a fair valuation (and including as assets for this purpose at a fair valuation all rights of subrogation, contribution or indemnification arising pursuant to any guarantees given by such Person) are greater than the Indebtedness of such Person, and including subordinated and contingent liabilities computed at the amount which, such person has a reasonable basis to believe, represents an amount which can reasonably be expected to become an actual or matured liability (and including as to contingent liabilities arising pursuant to any guarantee the face amount of such liability as reduced to reflect the probability of it becoming a matured liability).

“Special Agent Advances” has the meaning given to such term in Section 2.8(b).

“Sterling” means the lawful currency of the United Kingdom of Great Britain and Northern Ireland.

“Store Bank Accounts” means, collectively, those certain deposit accounts of the Loan Parties maintained at local or regional banks, for use by certain sales service centers and other similar stores, into which proceeds of Inventory sales and in-store payments on Accounts are deposited, which amounts shall be thereafter swept into the Blocked Accounts of the Loan Parties within two (2) Business Days after deposit therein.

“Subordinated Indebtedness” means Indebtedness of the Company and its Subsidiaries that is subordinate in right of payment to the right of the Administrative Agent and the Lenders to receive the prior payment in full of all of the Obligations on terms and conditions reasonably acceptable to the Administrative Agent.

“Subsidiary” or “subsidiary” means, with respect to any Person, any corporation, limited liability company, limited liability partnership or other limited or general partnership, trust, association or other business entity of which an aggregate of at least a majority of the outstanding Voting Stock of such Person is, at the time, directly or indirectly, owned by such Person and/or one or more Subsidiaries of such Person.

“Supermajority Lenders” means, at any time, those Lenders whose Pro Rata Shares aggregate in excess of 66  2/3% of the Aggregate Commitment, or if the Aggregate Commitment shall have been terminated, the Lenders to whom in excess of 66  2/3% of the Total Outstandings are owing; provided that the Pro Rata Share of, and the portion of the Total Outstandings, as applicable, owing or deemed owing to, any Defaulting Lender shall be excluded for purposes of making a determination of Supermajority Lenders.

“Swingline Lender” means Wachovia, in its capacity as swingline lender hereunder, and its successors and assigns.

“Swingline Limit” means $60,000,000.

“Swingline Loans” has the meaning given to such term in Section 2.2(a).

“Taxes” has the meaning given to such term in Section 4.5(a).

“30-Day Excess Availability” means, in connection with an Investment pursuant to Section 10.3(p) or 10.3(q), a Restricted Payment pursuant to Section 10.6(e), or a prepayment, repurchase or repayment pursuant to Section 10.9(b)(iii), the average daily Excess Availability for the thirty (30) consecutive day period immediately preceding such Investment or prepayment, repurchase or repayment, as applicable.

“Threshold Amount” means an amount equal to twenty percent (20%) of the Aggregate Commitment.

“Total Outstandings” means, as of any date of calculation, the aggregate principal Dollar Amount of all Loans and Letter of Credit Obligations outstanding as of such date.

“Trademark” has the meaning given to such term in the definition of “Intellectual Property”.

“UCC” means the Uniform Commercial Code as in effect in the State of New York, and any successor statute, as in effect from time to time.

“Unfinanced Capital Expenditures” means, for any applicable period of computation, Capital Expenditures made by the Company and its Subsidiaries during such period, which Capital Expenditures are not financed from the proceeds of any Indebtedness (other than the Loans) or any issuance of Capital Stock by the Company to fund such Capital Expenditure.

“Value” means, as determined by the Administrative Agent in good faith, with respect to Inventory, the lower of (a) cost computed on a first-in first-out basis in accordance with GAAP (or such inventory accounting methods (subject to customary reserves) proposed by the Administrative Borrower as are acceptable to the Administrative Agent in its reasonable discretion and, with respect to any change in inventory accounting methods, a notice setting forth a description and the impact of such change shall have been furnished to the Administrative Agent and the Lenders in writing prior to the implementation of such change) or (b) market value (in each case, taking into account each Borrower’s favorable purchase price variances); provided that for purposes of the calculation of the Borrowing Base, (i) the Value of the Inventory shall not include the portion of the value of Inventory equal to the profit earned by any Affiliate on the sale thereof to any Borrower and (ii) notwithstanding anything to the contrary contained herein, the cost of the Inventory shall be computed in the same manner and consistent with the most recent appraisal of the Inventory received and accepted by the Administrative Agent, if any.

“Voting Stock” means with respect to any Person, (a) one (1) or more classes of Capital Stock of such Person having general voting powers to elect at least a majority of the board of directors, managers or trustees of such Person, irrespective of whether at the time Capital Stock of any other class or classes have or might have voting power by reason of the happening of any contingency, and (b) any Capital Stock of such Person convertible or exchangeable without restriction at the option of the holder thereof into Capital Stock of such Person described in clause (a) of this definition.

“Wachovia” means Wachovia Bank, National Association, in its individual capacity, and its successors and assigns.

Section 1.2 Interpretative Provisions.

(a) All terms used herein that are defined in Article 1, Article 8 or Article 9 of the UCC shall have the meanings given therein unless otherwise defined in this Agreement.

(b) All references to the plural herein shall also mean the singular and to the singular shall also mean the plural unless the context otherwise requires.

(c) All references to any Loan Party, the Administrative Agent and the Lenders pursuant to the definitions set forth in the recitals hereto, or to any other person herein, shall include their respective successors and assigns.

(d) The words “hereof”, “herein”, “hereunder”, “this Agreement” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not any particular provision of this Agreement and as this Agreement now exists or may hereafter be amended, modified, supplemented, extended, renewed, restated or replaced.

(e) The word “including” when used in this Agreement shall mean “including, without limitation” and the word “will” when used in this Agreement shall be construed to have the same meaning and effect as the word “shall”.

(f) All references to the term “good faith” used herein when applicable to the Administrative Agent or any Lender shall mean, notwithstanding anything to the contrary contained herein or in the UCC, honesty in fact in the conduct or transaction concerned.

(g) Any accounting term used in this Agreement shall have, unless otherwise specifically provided herein, the meaning customarily given in accordance with GAAP, and all financial computations hereunder shall be computed unless otherwise specifically provided herein, in accordance with GAAP as consistently applied and using the same method for inventory valuation as used in the preparation of the financial statements of the Company most recently received by the Administrative

Agent prior to the Closing Date. Notwithstanding anything to the contrary contained in GAAP or any interpretations or other pronouncements by the Financial Accounting Standards Board or otherwise, the term “unqualified opinion” as used herein to refer to opinions or reports provided by accountants shall mean an opinion or report that is unqualified and also does not include any explanation, supplemental comment or other comment concerning the ability of the applicable person to continue as a going concern or the scope of the audit, except as otherwise specifically prescribed herein. If at any time any change in GAAP would affect the computation of any financial ratio or requirement set forth in any Loan Document, and either Administrative Borrower or the Required Lenders shall so request, the Administrative Agent, the Lenders, the Issuing Banks and Administrative Borrower shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP (subject to the approval of the Required Lenders); provided that until so amended, (i) such ratio or requirement shall continue to be computed in accordance with GAAP prior to such change therein and (ii) Administrative Borrower shall provide to the Administrative Agent and the Lenders financial statements and other documents required under this Agreement (at the same time as the delivery of any annual, quarterly or monthly financial statements given in accordance with the provisions of Section 9.5) or as reasonably requested hereunder setting forth a reconciliation between calculations of such ratio or requirement made before and after giving effect to such change in GAAP. Notwithstanding any other provision contained herein, all terms of an accounting or financial nature used herein shall be construed, and all computations of amounts and ratios referred to herein shall be made, without giving effect to any election under Statement of Financial Accounting Standards 159 (or any other Financial Accounting Standard having a similar result or effect) to value any Indebtedness or other liabilities of any Borrower or any Subsidiary thereof at “fair value”, as defined therein.

(h) All time references in this Agreement and the other Loan Documents shall be to Eastern Daylight or Eastern Standard Time, as then in effect, from time to time unless otherwise indicated. In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including”, the words “to” and “until” each mean “to but excluding” and the word “through” means “to and including”.

(i) Unless otherwise expressly provided herein, (i) references herein to any agreement, document or instrument shall be deemed to include all subsequent amendments, modifications, supplements, extensions, renewals, restatements or replacements with respect thereto, but only to the extent the same are not prohibited by the terms hereof or of any other Loan Document, and (ii) references to any statute or regulation are to be construed as including all statutory and regulatory provisions consolidating, amending, replacing, recodifying, supplementing or interpreting the statute or regulation.

(j) The captions and headings of this Agreement are for convenience of reference only and shall not affect the interpretation of this Agreement.

(k) This Agreement and other Loan Documents may use several different limitations, tests or measurements to regulate the same or similar matters. All such limitations, tests and measurements are cumulative and shall each be performed in accordance with their terms.

(l) This Agreement and the other Loan Documents are the result of negotiations among and have been reviewed by counsel to the Administrative Agent and the other parties, and are the products of all parties. Accordingly, this Agreement and the other Loan Documents shall not be construed against the Administrative Agent or the Lenders merely because of the Administrative Agent’s or any Lender’s involvement in their preparation.

(m) An Event of Default shall exist or continue or be continuing until such Event of Default is waived in accordance with Section 14.2; provided that any Event of Default resulting solely from the failure of the Loan Parties to give notice of a Default pursuant to Section 9.5(b)(vii) shall be deemed to be waived upon the cure or waiver of such Default without any further action hereunder.

(n) For purposes of this Agreement, (i) references to the applicable outstanding amount of Letters of Credit or Letter of Credit Obligations (including, without limitation, all Alternative Currency Letters of Credit and Alternative Currency Letter of Credit Obligations) shall be deemed to refer to the Dollar Amount thereof, (ii) any cash collateral that is required to be provided with respect to Letters of Credit or Letter of Credit Obligations (including, without limitation, all Alternative Currency Letters of Credit and Alternative Currency Letter of Credit Obligations) shall be provided in the Permitted Currency in which such Letters of Credit are issued and (iii) all Loans made under this Agreement, including, without limitation, Loans made to refund drawings made under Alternative Currency Letters of Credit, shall be made only in Dollars.

(o) For purposes of this Agreement, the Dollar Amount of any Alternative Currency Letter of Credit shall be determined in accordance with the terms of this Agreement in respect of the most recent Revaluation Date. Such Dollar Amount shall become effective as of such Revaluation Date for such Alternative Currency Letter of Credit and shall be the Dollar Amount employed in converting any amounts between the applicable currencies until the next Revaluation Date to occur for such Alternative Currency Letter of Credit.

(p) Each provision of this Agreement shall be subject to such reasonable changes of construction as the Administrative Agent may, in consultation with the Company, from time to time specify to be appropriate to reflect the adoption of the Euro by any member state of the European Union and any relevant market conventions or practices relating to the Euro. Each provision of this Agreement also shall be subject to such reasonable changes of construction as the Administrative Agent may, in consultation with the Company, from time to time specify to be appropriate to reflect a change in currency of any other country and any relevant market conventions or practices relating to the change in currency.

ARTICLE 2

CREDIT FACILITIES

Section 2.1 Revolving Loans. Subject to and upon the terms and conditions contained herein, each Lender severally (and not jointly) agrees to make its Pro Rata Share of Revolving Loans in Dollars to the Borrowers from time to time from the Closing Date to the Maturity Date in amounts requested by the Administrative Borrower on behalf of the Borrowers; provided that, subject to the terms of Section 2.8, after giving effect to any Revolving Loan (a) the Total Outstandings shall not at any time exceed the lesser of (i) the Borrowing Base and (ii) the Aggregate Commitment and (b) the aggregate outstanding principal amount of all Revolving Loans of each Lender, together with such Lender’s Pro Rata Share of the aggregate outstanding principal amount of all Swingline Loans and Letter of Credit Obligations, shall not exceed such Lender’s Commitment. Subject to the terms and conditions hereof, the Borrowers may borrow, repay and reborrow Revolving Loans until the Maturity Date; provided that the Borrowers may not borrow during any Cash Dominion Grace Period unless the Company has waived application of such Cash Dominion Grace Period.

Section 2.2 Swingline Loans.

(a) Availability. Subject to and upon the terms and conditions of this Agreement (including, without limitation, the terms and conditions set forth in Section 2.2(d)), the Swingline Lender shall make loans to each Borrower in Dollars (each such loan, a “Swingline Loan”) from time to time from the Closing Date to the Maturity Date in amounts requested by the Administrative Borrower on behalf of such Borrower up to the aggregate principal amount not to exceed at any time outstanding the amount of the Swingline Limit; provided that, subject to the terms of Section 2.8, after giving effect to any Swingline Loan, such Swingline Loan shall not cause the Total Outstandings to exceed the lesser of (i) the Borrowing Base and (ii) the Aggregate Commitment. Subject to the terms and conditions hereof, the Borrowers may borrow, repay and reborrow the applicable Swingline Loans hereunder. Each such Swingline Loan shall be requested by the Administrative Borrower pursuant to Section 2.4(a) and shall be made available by the Swingline Lender to the relevant Borrower in accordance with Section 2.4(b).

(b) Refunding. The Swingline Lender may by written notice given to the Administrative Agent not later than 11:00 a.m. on any Business Day require the Lenders to acquire participations on such Business Day in all or a portion of the Swingline Loans outstanding. Such notice shall specify the aggregate amount of Swingline Loans in which the Lenders will participate. Promptly upon receipt of such notice, the Administrative Agent will give notice thereof to each Lender, specifying in such notice such Lender’s Pro Rata Share of such Swingline Loan or Swingline Loans. Each Lender hereby absolutely and unconditionally agrees, upon receipt of notice as provided above, to pay to the Administrative Agent, for the account of the Swingline Lender, such Lender’s Pro Rata Share of such Swingline Loan or Swingline Loans. Amounts funded by the Lenders pursuant to this Section 2.2(b) shall bear interest payable by the Borrowers at the rate then applicable to Base Rate Loans. Each Lender acknowledges and agrees that its obligation to acquire participations in Swingline Loans pursuant to this paragraph is absolute and unconditional and shall not be affected by any circumstance whatsoever, including the occurrence and continuance of a Default or Event of Default or reduction or termination of the Commitments, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever. Each Lender shall comply with its obligation under this paragraph by wire transfer of immediately available funds, in the same manner as provided in Section 2.4(b) and Section 3.4 with respect to Revolving Loans made by such Lender (and Section 2.4(b) and Section 3.4 shall apply, mutatis mutandis, to the payment obligations of the Lenders), and the Administrative Agent shall promptly pay to the Swingline Lender the amounts so received by it from the Lenders. The Administrative Agent shall notify the Administrative Borrower of any participations in any Swingline Loan acquired pursuant to this paragraph, and thereafter payments in respect of such Swingline Loan shall be made to the Administrative Agent and not to the Swingline Lender. Any amounts received by the Swingline Lender from the relevant Borrower (or other party on behalf of the relevant Borrower) in respect of a Swingline Loan after receipt by the Swingline Lender of the proceeds of a sale of participations therein shall be promptly remitted to the Administrative Agent; any such amounts received by the Administrative Agent shall be promptly remitted by the Administrative Agent to the Lenders that shall have made their payments pursuant to this paragraph and to the Swingline Lender, as their interests may appear; provided that any such payment so remitted shall be repaid to the Swingline Lender or to the Administrative Agent, as the case may be, if and to the extent such payment is required to be refunded to any Borrower for any reason. The purchase of participations in a Swingline Loan pursuant to this paragraph shall not relieve the Borrowers of any default in the payment thereof.

(c) Settlement. The Administrative Agent, on behalf of the Swingline Lender, shall request settlement (a “Settlement”) with the Lenders on at least a weekly basis or on any earlier date that the Administrative Agent elects, by notifying the Lenders of such requested Settlement by facsimile, telephone, or e-mail no later than 12:00 noon on the date of such requested Settlement (the “Settlement Date”). Each Lender (other than the Swingline Lender, in the case of the Swingline Loans) shall transfer the amount of such Lender’s Pro Rata Share of the outstanding principal amount of the applicable Swingline Loan with respect to which Settlement is requested to the Administrative Agent, to such account of the Administrative Agent as the Administrative Agent may designate, not later than 3:00 p.m. on such Settlement Date. Settlements may occur during the existence of a Default or Event of Default and whether or not the applicable conditions precedent set forth in Section 5.2 have then been satisfied. Such amounts transferred to the Administrative Agent shall be applied against the amounts of the Swingline Lender’s Swingline Loans and, together with the Swingline Lender’s Pro Rata Share of such Swingline Loan, shall constitute Revolving Loans (which shall be Base Rate Loans) of such Lenders, respectively. If any such amount is not transferred to the Administrative Agent by any Lender on such Settlement Date, the Swingline Lender shall be entitled to recover such amount on demand from such Lender together with interest thereon as specified in Section 3.4(f).

(d) Defaulting Lender. Notwithstanding anything to the contrary contained in this Section 2.2, the Swingline Lender shall not be obligated to make any Swingline Loans at a time when any other Lender is a Defaulting Lender, unless the Swingline Lender has entered into arrangements satisfactory to it to eliminate the Swingline Lender’s risk with respect to any such Defaulting Lender’s funding obligations hereunder, including by cash collateralizing such Defaulting Lender’s Pro Rata Share of the applicable outstanding Swingline Loans. On demand by the Swingline Lender or the Administrative Agent from time to time, the Borrowers shall cash collateralize each Defaulting Lender’s Pro Rata Share of the outstanding Swingline Loans on terms reasonably satisfactory to the Administrative Agent and the Swingline Lender. Any such cash collateral shall be deposited in a separate account with the Administrative Agent as collateral for the payment and performance of each Defaulting Lender’s Pro Rata Share of outstanding Swingline Loans. The Administrative Agent shall have exclusive dominion and control, including the exclusive right of withdrawal, over such account. Moneys in such account shall be applied by the Administrative Agent to reimburse the Swingline Lender immediately for each Defaulting Lender’s Pro Rata Share of any Swingline Loans which have not otherwise been refunded by the Borrowers or such Defaulting Lender pursuant to the terms of this Section 2.2.

Section 2.3 Letters of Credit.

(a) Letters of Credit. Subject to and upon the terms and conditions contained herein and in the Letter of Credit Documents, at the request of the Administrative Borrower on behalf of a Loan Party or any Subsidiary thereof, the Administrative Agent agrees to cause the applicable Issuing Bank to issue, and such Issuing Bank agrees to issue, one or more Letters of Credit in Permitted Currencies, for the ratable risk of each Lender according to its Pro Rata Share, containing terms and conditions acceptable to the Administrative Agent and such Issuing Bank; provided that an Additional Issuing Bank may only issue Letters of Credit under this Section 2.3(a) following compliance with Section 2.3(j) with respect to such Additional Issuing Bank. As of the Closing Date, each of the Existing Letters of Credit shall constitute, for all purposes of this Agreement and the other Loan Documents, Letters of Credit issued and outstanding hereunder.

(b) Requests for Letters of Credit. The Administrative Borrower requesting a Letter of Credit on behalf of a Borrower shall give the Administrative Agent and the applicable Issuing Bank at least two (2) Business Days’ (or four (4) Business Days’ with respect to each Alternative Currency Letter of Credit) prior written notice of the Administrative Borrower’s request for the issuance of a Letter of Credit on such Borrower’s behalf together with an application, in form and substance reasonably satisfactory to such Issuing Bank and the Administrative Agent, for the issuance of the Letter of Credit and such other Letter of Credit Documents as may be reasonably required by the Administrative Agent or the applicable Issuing Bank. Such notice shall be irrevocable and shall (i) specify the original face amount of the Letter of Credit requested (or identify the Letter of Credit to be amended, renewed or extended), (ii) the Permitted Currency in which such Letter of Credit shall be denominated (which shall be Dollars if such notice does not specify a Permitted Currency), (iii) the effective date (which date shall be a Business Day and in no event shall be a date less than ten (10) days prior to the Maturity Date) of issuance of such requested Letter of Credit (or such amendment, renewal or extension), (iv) whether such Letter of Credit may be drawn in a single or in partial draws, (v) the date on which such requested Letter of Credit is to expire (which date shall be a Business Day and shall not be more than one year from the date of issuance or occur after the Maturity Date; provided that (A) a Letter of Credit may be subject to automatic extension for additional one-year periods pursuant to the terms of the Letter of Documents acceptable to the applicable Issuing Bank and (B) such Letter of Credit may have an expiration date after the Maturity Date if (x) each of the Administrative Agent and the applicable Issuing Bank consent in writing prior to the issuance thereof, (y) all Letter of Credit Obligations associated with any such Letter of Credit are cash collateralized or otherwise supported in a manner satisfactory to the Administrative Agent and the applicable Issuing Bank on or prior to the Maturity Date and (z) except with respect to drawings made under such Letter of Credit on or prior to the Maturity Date, each Lender, other than the applicable Issuing Bank, shall be released from its obligation to participate in such Letter of Credit on the Maturity Date), (vi) the purpose for which such Letter of Credit is to be issued, (vii) the name and address of the beneficiary of the requested Letter of Credit, (viii) such other information as shall be necessary to enable the applicable Issuing Bank to prepare, amend, renew or extend such Letter of Credit and (ix) the proposed terms of the Letter of Credit. In no event shall a Letter of Credit be issued, amended, renewed or extended unless the forms and terms of the proposed Letter of Credit (as amended, renewed or extended, as the case may be) are reasonably satisfactory to the Administrative Agent and the applicable Issuing Bank. The renewal or extension of, or increase in the amount of, any Letter of Credit shall, for purposes hereof, be treated in all respects the same as the issuance of a new Letter of Credit hereunder.

(c) Conditions Precedent. In addition to being subject to the satisfaction of the applicable conditions precedent contained in Article 5 and the other terms and conditions contained herein, no Letter of Credit shall be available unless each of the following conditions precedent have been satisfied in a manner satisfactory to the Administrative Agent: (i) the form and terms of the proposed Letter of Credit shall be satisfactory to the Administrative Agent and the applicable Issuing Bank, (ii) as of the date of issuance, no order of any court, arbitrator or other Governmental Authority shall purport by its terms to enjoin or restrain money center banks generally from issuing letters of credit of the type and in the amount of the proposed Letter of Credit, and no law, rule or regulation applicable to money center banks generally and no request or directive (whether or not having the force of law) from any Governmental Authority with jurisdiction over money center banks generally shall prohibit, or request that the applicable Issuing Bank refrain from, the issuance of letters of credit generally or the issuance of such Letter of Credit, (iii) after giving effect to the issuance of such Letter of Credit, the Letter of Credit Obligations shall not exceed the Letter of Credit Limit, (iv) after giving effect to the issuance of such Letter of Credit, the Alternative Currency Letter of Credit Obligations shall not exceed the Alternative Currency Letter of Credit Sublimit and (v) subject to the terms of Section 2.8, after giving effect to the issuance of such Letter of Credit, the Total Outstandings at such time shall not exceed the lesser of (A) the Borrowing Base at such time and (B) the Aggregate Commitment at such time.

(d) Reimbursement. Each Borrower shall reimburse immediately the applicable Issuing Bank in the applicable Permitted Currency for any draw under any Letter of Credit issued for the account of such Borrower and pay such Issuing Bank the amount of all other charges and fees payable to such Issuing Bank in connection with any Letter of Credit issued for the account of such Borrower immediately when due, irrespective of any claim, setoff, defense or other right which such Borrower may have at any time against such Issuing Bank or any other Person. Each drawing under any Letter of Credit or other amount payable in connection therewith when due, if such drawing is not reimbursed by the Borrowers as provided in the immediately preceding sentence, shall constitute a request by the Borrower for whose account such Letter of Credit was issued to the Administrative Agent for a Base Rate Loan in the Dollar Amount of such drawing or other amount then due, and shall be made by the Administrative Agent on behalf of the Lenders as a Revolving Loan (or Special Agent Advance, as the case may be). The date of such Revolving Loan (or Special Agent Advance, as applicable) shall be the date of the drawing or, as to other amounts, the due date therefor. Any payments made by or on behalf of the Administrative Agent or any Lender to the applicable Issuing Bank and/or related parties in connection with any Letter of Credit shall constitute additional Revolving Loans to such Borrower pursuant to this Section 2 (or Special Agent Advances as the case may be).

(e) Indemnification; Assumption of Risk. The Loan Parties shall indemnify and hold the Administrative Agent and the Lenders harmless from and against any and all losses, claims, damages, liabilities, costs and expenses which the Administrative Agent or any Lender may suffer or incur in connection with any Letter of Credit and any documents, drafts or acceptances relating thereto, including any losses (including currency fluctuations), claims, damages, liabilities, costs and expenses due to any action taken by the applicable Issuing Bank or correspondent with respect to any Letter of Credit, except to the extent such losses, claims, damages, liabilities, costs or expenses result from the gross negligence or willful misconduct of the Administrative Agent or any Lender as determined pursuant to a final non-appealable order of a court of competent jurisdiction. Each Loan Party assumes all risks with respect to the acts or omissions of the drawer under or beneficiary of any Letter of Credit. None of the Administrative Agent or any Lender shall be responsible for paying any foreign, Federal, State or local taxes, duties or levies relating to any goods subject to any Letter of Credit or any documents, drafts or acceptances thereunder. Each Loan Party hereby releases and holds the Administrative Agent and the Lenders harmless from and against any acts, waivers, errors, delays or omissions with respect to or relating to any Letter of Credit, except for the gross negligence or willful misconduct of the Administrative Agent or any Lender as determined pursuant to a final, non-appealable order of a court of competent jurisdiction. The provisions of this Section 2.3(e) shall survive the payment of Obligations and the termination of this Agreement.

(f) Loan Party as Account Party. Each Loan Party hereby irrevocably authorizes and directs the applicable Issuing Bank to name such Loan Party as the account party therein and to deliver to the Administrative Agent all instruments, documents and other writings and property received by such Issuing Bank pursuant to the Letter of Credit. Nothing contained herein shall be deemed or construed to grant to any Loan Party any right or authority to pledge the credit of the Administrative Agent or any Lender in any manner. Loan Parties shall be bound by any reasonable interpretation made in good faith by the Administrative Agent, or the applicable Issuing Bank under or in connection with any Letter of Credit or any documents, drafts or acceptances thereunder, notwithstanding that such interpretation may be inconsistent with any instructions of any Loan Party.

(g) Participations. Immediately upon the issuance or amendment of any Letter of Credit, each Lender shall be deemed to have irrevocably and unconditionally purchased and received, without recourse or warranty, an undivided interest and participation therein equal to such Lender’s Pro Rata Share of the liability with respect to such Letter of Credit and the obligations of the applicable Borrowers with respect thereto (including all Letter of Credit Obligations with respect thereto). Each Lender shall absolutely, unconditionally and irrevocably assume, as primary obligor and not as surety, and be obligated to pay to the applicable Issuing Bank therefor and discharge when due, its Pro Rata Share of all of such obligations arising under such Letter of Credit. Without limiting the scope and nature of each Lender’s participation in any Letter of Credit, to the extent that the applicable Issuing Bank has not been reimbursed or otherwise paid as required hereunder or under any such Letter of Credit, each such Lender shall pay to such Issuing Bank its Pro Rata Share of such unreimbursed drawing or other amounts then due to such Issuing Bank in connection therewith. If such amount is not made available by a Lender when due, the Administrative Agent shall be entitled to recover such amount on demand from such Lender with interest thereon, for each day from the date such amount was due until the date such amount is paid to the Administrative Agent at the interest rate then payable by any Borrower in respect of Loans that are Base Rate Loans. All payments made by the Lenders pursuant to this Section 2.3(g) shall be funded in Dollars based on the Dollar Amount of the applicable obligation.

(h) Obligations Absolute. The obligations of the Borrowers to pay the applicable Letter of Credit Obligations and the obligations of the Lenders to make payments to the Administrative Agent for the account of the applicable Issuing Bank with respect to Letters of Credit shall be absolute, unconditional and irrevocable and shall be performed strictly in accordance with the terms of this Agreement under any and all circumstances, whatsoever, notwithstanding the occurrence or continuance of any Default, Event of Default, the failure to satisfy any other condition set forth in Article 5 or any other event or circumstance. Any reimbursement pursuant to Section 2.3(f) shall not relieve or otherwise impair the obligation of the Borrowers to reimburse the applicable Issuing Bank under any Letter of Credit or make any other payment in connection therewith.

(i) Defaulting Lender. Notwithstanding anything to the contrary contained in this Section 2.3, no Issuing Bank shall be obligated to issue any Letter of Credit at a time when any other Lender is a Defaulting Lender, unless such Issuing Bank has entered into arrangements satisfactory to it to eliminate such Issuing Bank’s risk with respect to any such Defaulting Lender’s reimbursement obligations hereunder, including by cash collateralizing such Defaulting Lender’s Pro Rata Share of the liability with respect to such Letter of Credit. On demand by the applicable Issuing Bank or the Administrative Agent from time to time, the Borrowers shall cash collateralize each Defaulting Lender’s Pro Rata Share of the outstanding Letter of Credit Obligations on terms reasonably satisfactory to the Administrative Agent and the applicable Issuing Bank. Any such cash collateral shall be deposited in a separate account with the Administrative Agent as collateral for the payment and performance of each Defaulting Lender’s Pro Rata Share of the outstanding Letter of Credit Obligations. The Administrative Agent shall have exclusive dominion and control, including the exclusive right of withdrawal, over such account. Moneys in such account shall be applied by the Administrative Agent to reimburse the applicable Issuing Bank immediately for each Defaulting Lender’s Pro Rata Share of any drawing under any Letter of Credit which has not otherwise been reimbursed by the Borrowers or such Defaulting Lender pursuant to the terms of this Section 2.3.

(j) Appointment and Duties of Additional Issuing Banks. The Administrative Borrower may appoint Additional Issuing Banks by written agreement among the Administrative Borrower, the Administrative Agent and the applicable Additional Issuing Bank entered into at least two (2) Business Days before the issuance of any Letters of Credit by such Additional Issuing Bank. Any Lender designated as an Additional Issuing Bank shall remain as such until the Administrative Borrower gives written notice to the Administrative Agent that such Lender is no longer an Additional Issuing Bank or such Additional Issuing Bank resigns pursuant to Section 14.11(g); provided that no Letter of Credit Obligations remain outstanding with respect to such Additional Issuing Bank. Each Additional Issuing Bank shall notify the Administrative Agent at least two (2) Business Days before (i) the issuance of any Letter of Credit by such Additional Issuing Bank and (ii) any amendment or modification to any Letter of Credit issued by such Additional Issuing Bank.

Section 2.4 Procedure for Advance of Loans.

(a) Requests for Borrowing. To request a Revolving Loan or a Swingline Loan on behalf of a Borrower, the Administrative Borrower shall give the Administrative Agent irrevocable prior written notice substantially in the form of Exhibit F hereof (a “Notice of Borrowing”) not later than 11:00 a.m. (i) on the same Business Day as each Base Rate Loan and each Swingline Loan and (ii) at least three (3) Business Days before each Eurodollar Rate Loan, of its intention to borrow, specifying (A) the date of such borrowing, which shall be a Business Day, (B) the amount of such borrowing, which shall be, (x) with respect to Base Rate Loans (other than Swingline Loans) in an aggregate principal amount of $2,000,000 or a whole multiple of $500,000 in excess thereof, (y) with respect to Eurodollar Rate Loans in an aggregate principal amount of $2,000,000 or a whole multiple of $500,000 in excess thereof and (z) with respect to Swingline Loans in an aggregate principal amount of $100,000 or a whole multiple of

$25,000 in excess thereof, (C) whether such Loan is to be a Revolving Loan or Swingline Loan, (D) in the case of a Revolving Loan, whether the Loans are to be Eurodollar Rate Loans or Base Rate Loans, and (E) in the case of a Eurodollar Rate Loan, the duration of the Interest Period applicable thereto. A Notice of Borrowing received after 11:00 a.m. shall be deemed received on the next Business Day. Any Loan or any portion thereof as to which the Administrative Borrower has not duly specified an interest rate as provided herein shall be deemed a Base Rate Loan in the case of a Revolving Loan, and any Eurodollar Rate Loan for which the Administrative Borrower fails to specify an Interest Period shall be deemed to have an Interest Period of one (1) month. The Administrative Agent shall promptly notify the Lenders of each Notice of Borrowing.

(b) Disbursement of Revolving Loans and Swingline Loans. Not later than 1:00 p.m. on the proposed borrowing date, (i) each Lender will make available to the Administrative Agent, for the account of the applicable Borrower, at the office of the Administrative Agent in funds immediately available to the Administrative Agent, such Lender’s Pro Rata Share of the Revolving Loans to be made on such borrowing date and (ii) the Swingline Lender will make available to the Administrative Agent, for the account of the applicable Borrower, at the office of the Administrative Agent in funds immediately available to the Administrative Agent, the Swingline Loans to be made on such borrowing date. The Borrowers hereby irrevocably authorize the Administrative Agent to disburse the proceeds of each borrowing requested pursuant to this Section 2.4 in immediately available funds by crediting or wiring such proceeds to the deposit account of such Borrower identified in the most recent notice substantially in the form attached as Exhibit G hereto (a “Notice of Account Designation”) delivered by the Administrative Borrower to the Administrative Agent or as may be otherwise agreed upon by the Administrative Borrower and the Administrative Agent from time to time. Subject to Section 3.6, the Administrative Agent shall not be obligated to disburse the portion of the proceeds of any Revolving Loan requested pursuant to this Section 2.4 to the extent that any Lender has not made available to the Administrative Agent its Pro Rata Share of such Revolving Loan. Revolving Loans to be made for the purpose of refunding Swingline Loans shall be made by the Lenders as provided in Section 2.2(c).

(c) Authorization to Make Loans. The Administrative Agent and the Lenders are authorized to make the Loans based upon telephonic or other instructions received from anyone purporting to be an officer of the Administrative Borrower or any Borrower or other authorized person or, at the discretion of the Administrative Agent, if such Loans are necessary to satisfy any Obligations. All Loans and Letters of Credit under this Agreement shall be conclusively presumed to have been made to, and at the request of and for the benefit of, any Borrower when deposited to the credit of any Borrower or otherwise disbursed or established in accordance with the instructions of the Administrative Borrower or in accordance with the terms and conditions of this Agreement.

Section 2.5 Repayments and Prepayments.

(a) Repayment on Maturity Date. The Borrowers hereby agree to repay the outstanding principal amount of (i) all Revolving Loans in full on the Maturity Date, and (ii) all Swingline Loans on the earlier to occur of (x) one (1) Business Day following demand for payment thereof by the Administrative Agent and (y) the Maturity Date, together, in each case, with all accrued but unpaid interest thereon; provided that to the extent that the outstanding principal amount of any Swingline Loan is not repaid as set forth in clause (x) above, the Administrative Agent shall request a Settlement with respect to such Swingline Loan pursuant to Section 2.2(c), and the Borrowers shall be deemed to have satisfied their obligations to repay such Swingline Loan upon the completion of such Settlement.

(b) Optional Prepayments. The Borrowers may at any time and from time to time prepay Revolving Loans and Swingline Loans, in whole or in part, with irrevocable prior written notice to the Administrative Agent substantially in the form of Exhibit H (a “Notice of Prepayment”) given not later than 11:00 a.m. (i) on the same Business Day as each Base Rate Loan and each Swingline Loan and (ii) at least three (3) Business Days before each Eurodollar Rate Loan, specifying the date and amount of prepayment and whether the prepayment is of Eurodollar Rate Loans, Base Rate Loans, Swingline Loans or a combination thereof, and, if of a combination thereof, the amount allocable to each. Upon receipt of such notice, the Administrative Agent shall promptly notify each Lender. If any such notice is given, the amount specified in such notice shall be due and payable on the date set forth in such notice. Partial prepayments shall be in an aggregate amount of $2,000,000 or a whole multiple of $500,000 in excess thereof with respect to Base Rate Loans (other than Swingline Loans), $2,000,000 or a whole multiple of $500,000 in excess thereof with respect to Eurodollar Rate Loans and $100,000 or a whole multiple of $25,000 in excess thereof with respect to Swingline Loans. A Notice of Prepayment received after 11:00 a.m. shall be deemed received on the next Business Day. Each such repayment shall be accompanied by any amount required to be paid pursuant to Section 4.6.

(c) Mandatory Prepayments.

(i) Except as provided in Section 2.8, if at any time the Total Outstandings exceed the lesser of (i) the Borrowing Base and (ii) the Aggregate Commitment, the Borrowers shall repay promptly upon the earlier of (A) any Responsible Officer of the Administrative Borrower obtaining knowledge thereof and (B) demand from the Administrative Agent, by payment to the Administrative Agent for the account of the Lenders, an amount equal to such excess with each such repayment applied first to the principal amount of outstanding Swingline Loans, second to the principal amount of outstanding Revolving Loans and third, with respect to any Letters of Credit then outstanding, to a payment of cash collateral into a cash collateral account opened by the Administrative Agent, for the benefit of the Lenders.

(ii) If as of the most recent Revaluation Date and for any reason (including, without limitation, due to currency rate fluctuations) (A) the outstanding Letter of Credit Obligations exceed the Letter of Credit Limit or (B) the outstanding Alternative Currency Letter of Credit Obligations exceed the Alternative Currency Letter of Credit Sublimit, then the Borrowers shall, promptly upon the earlier of (x) any Responsible Officer of the Administrative Borrower obtaining knowledge thereof and (y) demand from the Administrative Agent, by payment to the Administrative Agent for the account of the applicable Issuing Banks and the Lenders, make a payment of cash collateral in an amount equal to such excess into a cash collateral account opened by the Administrative Agent, for the benefit of the applicable Issuing Banks and the Lenders.

(iii) If at any time any Loan Party or any of its Subsidiaries shall receive Net Cash Proceeds from (A) any insurance or condemnation award payable by reason of theft, loss, physical destruction or damage, taking or similar event with respect to any Collateral or (B) the sale (or series of sales) or other disposition of Collateral or Material Trademarks, the Borrowers shall prepay Loans in an amount equal to one hundred percent (100%) of such Net Cash Proceeds, which Net Cash Proceeds shall promptly upon receipt thereof be deposited into a Blocked Account and payments therefrom shall be applied by the Administrative Agent for the account of the Lenders first to the principal amount of outstanding Swingline Loans and second to the principal amount of outstanding Revolving Loans, without a corresponding reduction of the Aggregate Commitment; provided that such prepayment shall only be required (x) during a Cash Dominion Period or (y) if, after giving effect to any event described in this clause (ii), a Cash Dominion Period (without giving effect to any Cash Dominion Grace Period) would be triggered.

(d) Limitation on Prepayment of LIBOR Rate Loans. The Borrowers may not prepay any Eurodollar Rate Loan on any day other than on the last day of the Interest Period applicable thereto unless such prepayment is accompanied by any amount required to be paid pursuant to Section 4.6.

(e) Hedging Agreements. No repayment or prepayment pursuant to this Section 2.5 shall affect any Loan Party’s obligations under any Hedging Agreement.

Section 2.6 Optional Reduction of Commitments. The Administrative Borrower shall have the right to terminate or permanently reduce the unused portion of the Aggregate Commitment at any time or from time to time upon not less than three (3) Business Days’ prior written notice to the Administrative Agent (which shall notify the Lenders thereof as soon as practicable) of each such termination or reduction, which notice shall specify the effective date thereof and the amount of any such reduction which shall be in a minimum amount of $10,000,000 or a whole multiple of $1,000,000 in excess thereof and shall be irrevocable and effective upon receipt by the Administrative Agent; provided that no such reduction or termination shall be permitted if after giving effect thereto, and to any prepayments of the Loans made on the effective date thereof, the sum of then outstanding aggregate principal amount of the Loans plus Letter of Credit Obligations would exceed the Aggregate Commitment after such proposed reduction.

Section 2.7 Optional Increase of Commitments. At any time following the Closing Date, the Company shall have the right, from time to time and upon not less than fifteen (15) Business Days (or such shorter period of time as agreed to by the Administrative Agent in its sole discretion) prior written notice to the Administrative Agent (which notice shall not obligate the Company to increase the Aggregate Commitment) to increase the Aggregate Commitment (each such increase, a “Facility Increase”); provided that:

(a) no Default or Event of Default shall have occurred and be continuing or would result from any such requested Facility Increase or borrowings thereunder;

(b) all representations and warranties contained herein and in the other Loan Documents shall be true and correct in all material respects with the same effect as though such representations and warranties had been made on and as of the date of such Facility Increase and after giving effect thereto, except to the extent that such representations and warranties expressly relate solely to an earlier date (in which case such representations and warranties shall have been true and correct in all material respects on and as of such earlier date); provided that any representation or warranty that is qualified as to “materiality”, “Material Adverse Effect” or similar language shall be true and correct (after giving effect to any qualification therein) in all respects on such respective dates;

(c) each Facility Increase shall be in an aggregate principal amount of at least $50,000,000 or a whole multiple of $10,000,000 in excess thereof;

(d) the aggregate amount of all Facility Increases made pursuant to this Section 2.7 shall not exceed $200,000,000;

(e) Facility Increases shall not increase or otherwise affect the Letter of Credit Limit or the Swingline Limit;

(f) the Commitment of any Lender shall not be increased without the approval of such Lender;

(g) in connection with each proposed Facility Increase, the Company may solicit commitments from (i) any Lender (provided that no Lender shall have an obligation to commit to all or a portion of the proposed Facility Increase) or (ii) Eligible Assignees that are reasonably acceptable to both the Administrative Agent and the Company;

(h) in the event that any existing Lender or any new lender commits to such requested Facility Increase, (i) any new lender will execute an accession agreement to this Agreement, (ii) the Commitment of any existing Lender that has committed to provide any of the requested increase shall be increased, (iii) the Pro Rata Shares of the Lenders shall be adjusted, (iv) the Borrowers shall make such borrowings and repayments as shall be necessary to affect the reallocation of the Commitments (and the Borrowers shall pay any amounts due under Section 4.6 in connection therewith), and (v) other changes shall be made to the Loan Documents as may be necessary to reflect the aggregate amount, if any, by which the Lenders have agreed to increase their respective Commitments or make new commitments in response to the Company’s request for an increase pursuant to this Section 2.7 and which other changes do not adversely affect the rights of those Lenders not participating in the increase;

(i) if the Aggregate Commitment is increased in accordance with this Section 2.7, the Administrative Agent and the Company shall determine the effective date (the “Increase Effective Date”) and the final allocation of such Facility Increase and the Administrative Agent shall promptly notify the Administrative Borrower and the Lenders of the final allocation of such Facility Increase and Increase Effective Date;

(j) the Administrative Agent and the Lenders shall have received any fees and expenses payable by the Loan Parties in respect of such Facility Increase; and

(k) each Facility Increase shall be subject to all of the terms and conditions of this Agreement, and shall be secured by the Collateral and guaranteed by Guarantors pursuant to the terms hereof.

Section 2.8 Overadvances; Special Agent Advances.

(a) Additional Loans. No Loan shall be made nor shall any Letter of Credit be provided to any Borrower intentionally and with actual knowledge that such Loan or Letter of Credit would cause the Total Outstandings to exceed the lesser of (i) the Borrowing Base and (ii) the Aggregate Commitment (such excess, an “Overadvance”), without the prior consent of all of the Lenders, except, that, notwithstanding anything to the contrary contained herein and unless its authority has been revoked in writing by the Required Lenders, the Administrative Agent may require the Lenders to honor requests for such additional Loans or any Issuing Bank may provide such additional Letters of Credit intentionally and with actual knowledge that such Loans or Letters of Credit will cause an Overadvance, as the Administrative Agent may deem necessary or advisable in its discretion; provided that:

(i) the sum of (i) the aggregate principal amount of the additional Loans or additional Letters of Credit to any Borrower that may be made or provided after obtaining such actual knowledge of such Overadvance plus (ii) the amount of Special Agent Advances made pursuant to Section 2.8(b) then outstanding, shall not exceed an aggregate amount equal to the lesser of (x) ten percent (10%) of the Aggregate Commitment and (y) $60,000,000;

(ii) the sum of (i) the aggregate outstanding principal amount of the Loans and Letters of Credit (including the additional Loans and additional Letters of Credit made pursuant to this Section 2.8(a)), plus (ii) the amount of Special Agent Advances made pursuant to Section 2.8(b) then outstanding, shall not exceed the Aggregate Commitment; and

(iii) no such additional Loan or Letter of Credit shall be outstanding more than forty-five (45) days after the date such additional Loan or Letter of Credit is made or issued (as the case may be), in each case, except as the Required Lenders may otherwise agree.

Each Lender shall provide the amount of its Pro Rata Share of any such additional Loans or Letters of Credit pursuant to the terms of this Agreement, which Loans and Letters of Credit shall bear interest at the same applicable rates for other Loans and Letters of Credit made or provided hereunder.

(b) Special Agent Advances. The Administrative Agent may, at its option, from time to time, at any time on or after an Event of Default and for so long as the same is continuing or upon any other failure of a condition precedent to the Loans and Letters of Credit hereunder, make such disbursements and advances (“Special Agent Advances”) which the Administrative Agent, in its sole discretion, deems necessary or desirable either (i) to preserve or protect the Collateral or any portion thereof, (ii) to enhance the likelihood or maximize the amount of repayment by the Loan Parties of the Loans or any other Obligations or (iii) to pay any other amount chargeable to any Loan Party pursuant to the terms of this Agreement or any of the other Loan Documents consisting of costs, fees and expenses and payments to any Issuing Bank in respect of any Letter of Credit Obligations, provided that (A) the aggregate principal amount of the Special Agent Advances outstanding at any time, plus then outstanding principal amount of the additional Loans and Letters of Credit made or provided pursuant to Section 2.8(a), shall not exceed an aggregate amount equal to the lesser of (x) ten percent (10%) of the Aggregate Commitment and (y) $60,000,000 and (B) the aggregate principal amount of the Special Agent Advances outstanding at any time, plus the then outstanding principal amount of the Loans and Letters of Credit (including the additional Loans and the additional Letters of Credit made pursuant to Section 2.8(a)), shall not exceed the Aggregate Commitment, except at the Administrative Agent’s option; provided that to the extent that the aggregate principal amount of Special Agent Advances plus then outstanding principal amount of the Loans and Letters of Credit exceed the Aggregate Commitment, the Special Agent Advances that are in excess of the Aggregate Commitment (“Excess Special Agent Advances”) shall be for the sole account and risk of the Administrative Agent and notwithstanding anything to the contrary set forth below, no Lender shall have any obligation to provide its share of such Excess Special Agent Advances. The Special Agent Advances shall be repayable on demand and together with all interest thereon shall constitute Obligations secured by the Collateral. Special Agent Advances shall not constitute Loans but shall otherwise constitute Obligations hereunder. Interest on Special Agent Advances shall be payable at the interest rate then applicable to Base Rate Loans and shall be payable on demand. Each Lender agrees that it shall make available to the Administrative Agent, upon the Administrative Agent’s demand, in immediately available funds, the amount equal to such Lender’s Pro Rata Share of each such Special Agent Advance not to exceed such Lender’s Commitment. If such funds are not promptly made available to the Administrative Agent by such Lender, such Lender shall be deemed a Defaulting Lender and the Administrative Agent shall be entitled to recover such funds, on demand from such Lender together with interest thereon for each day from the date such payment was due until the date such amount is paid to the Administrative Agent at the greater of the daily average of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation for each day during such period and if such amounts are not paid within three (3) days of the Administrative Agent’s demand, at the highest interest rate provided for in Section 3.1 applicable to Base Rate Loans. The Required Lenders may at any time by written notice to the Administrative Agent (x) revoke the Administrative Agent’s authority to make further Special Agent Advances (including Excess Special Agent Advances) and (y) instruct the Administrative Agent to demand repayment of outstanding Special Agent Advances from the Loan Parties. Absent such revocation, the Administrative Agent’s determination that funding of a Special Agent Advance is appropriate shall be conclusive.

Section 2.9 Joint and Several Liability of the Borrowers.

(a) Notwithstanding anything in this Agreement or any other Loan Documents to the contrary, each Borrower, jointly and severally, in consideration of the financial accommodations to be provided by the Administrative Agent and the Lenders under this Agreement and the other Loan Documents, for the mutual benefit, directly and indirectly, of each Borrower and in consideration of the undertakings of the other Borrowers to accept joint and several liability for the Obligations, hereby irrevocably and unconditionally accepts, not merely as a surety but also as a co-debtor, joint and several liability with the other Borrowers, with respect to the payment and performance of all of the Obligations, it being the intention of the parties hereto that all of the Obligations shall be the joint and several obligations of each Borrower without preferences or distinction among them. The Borrowers shall be liable for all amounts due to the Administrative Agent and the Lenders under this Agreement, regardless of which Borrower actually receives the Loans or Letter of Credit Obligations hereunder or the amount of such Revolving Loans received or the manner in which the Administrative Agent or any Lender accounts for such Loans, Letter of Credit Obligations or other extensions of credit on its books and records. The Obligations of the Borrowers with respect to Revolving Loans made to one of them, and the Obligations arising as a result of the joint and several liability of one of the Borrowers hereunder with respect to Revolving Loans made to the other of the Borrowers hereunder, shall be separate and distinct obligations, but all such other Obligations shall be primary obligations of all the Borrowers.

(b) If and to the extent that any Borrower shall fail to make any payment with respect to any of the Obligations as and when due or to perform any of the Obligations in accordance with the terms thereof, then in each such event, the other Borrowers will make such payment with respect to, or perform, such Obligation.

(c) Except as otherwise expressly provided herein, to the extent permitted by law, each Borrower (in its capacity as a joint and several obligor in respect of the obligations of the other Borrower) hereby waives notice of acceptance of its joint and several liability, notice of occurrence of any Event of Default (except to the extent notice is expressly required to be given pursuant to the terms of this Agreement), or of any demand for any payment under this Agreement or the other Loan Documents, notice of any action at any time taken or omitted by the Administrative Agent or any Lender under or in respect of any of the obligations hereunder, any requirement of diligence and, generally, all demands, notices and other formalities of every kind in connection with this Agreement and the other Loan Documents. Each Borrower hereby assents to, and waives notice of, any extension or postponement of the time for the payment of any of the Obligations, the acceptance of any partial payment thereon, any waiver, consent or other action or acquiescence by the Administrative Agent or any Lender at any time or times in respect of any default by the other Borrowers in the performance or satisfaction of any term, covenant, condition or provision of this Agreement, any and all other indulgences whatsoever by the Administrative Agent or any Lender in respect of any of the obligations hereunder, and the taking, addition, substitution or release, in whole or in part, at any time or times, of any security for any of such obligations or the addition, substitution or release, in whole or in part, of the other Borrowers. Without limiting the generality of the foregoing, each Borrower (in its capacity as a joint and several obligor in respect of the obligations of the other Borrowers) assents to any other action or delay in acting or any failure to act on the part of the Administrative Agent or any Lender, including, without limitation, any failure strictly or diligently to assert any right or to pursue any remedy or to comply fully with applicable laws or regulations thereunder which might, but for the provisions of this Section 2.9, afford grounds for terminating, discharging or relieving such Borrower, in whole or in part, from any of its obligations under this Section 2.9, it being the intention of each Borrower that, so long as any of the Obligations hereunder remain unsatisfied, the obligations of such Borrower under this Section 2.9 shall not be discharged except by payment or performance and then only to the extent of such payment or performance. The obligations of each Borrower under this Section 2.9 shall not be diminished or rendered unenforceable by any winding up, reorganization, arrangement, liquidation, reconstruction or similar proceeding with respect to any other Borrower. The joint and several liability of each Borrower hereunder shall continue in full force and effect notwithstanding any absorption, merger, amalgamation or any other change whatsoever in the name, membership, constitution or place of formation of any other Borrower or any of the Lenders.

(d) The provisions of this Section 2.9 are made for the benefit of the Lenders and their successors and assigns, and subject to Section 11.2, may be enforced by them from time to time against any Borrower as often as occasion therefor may arise and without requirement on the part of the Administrative Agent or any Lender first to marshal any of its claims or to exercise any of its rights against the other Borrowers or to exhaust any remedies available to it against the other Borrowers or to resort to any other source or means of obtaining payment of any of the Obligations hereunder or to elect any other remedy.

(e) Notwithstanding any provision to the contrary contained herein or in any of the other Loan Documents, to the extent the obligations of a Borrower shall be adjudicated to be invalid or unenforceable for any reason (including, without limitation, because of any applicable state or federal law relating to fraudulent conveyances or transfers) then the obligations of such Borrower hereunder shall be limited to the maximum amount that is permissible under applicable law (whether federal or state and including, without limitation, the United States Bankruptcy Code).

(f) With respect to the Obligations arising as a result of the joint and several liability of the Borrowers hereunder with respect to Loans, Letter of Credit Obligations or other extensions of credit made to the other Borrowers hereunder, each Borrower waives, until the Obligations shall have been paid in full (other than indemnities and contingent Obligations which have not yet accrued) and this Agreement shall have been terminated, any right to enforce any right of subrogation or any remedy which the Administrative Agent or any Lender now has or may hereafter have against any Borrower, any endorser or any guarantor of all or any part of the Obligations, and any benefit of, and any right to participate in, any security or collateral given to the Administrative Agent or any Lender. Any claim which any Borrower may have against any other Borrower with respect to any payments to the Administrative Agent or the Lenders hereunder or under any of the other Loan Documents are hereby expressly made subordinate and junior in right of payment, without limitation as to any increases in the Obligations arising hereunder or thereunder, to the prior payment in full in cash of the Obligations. Upon the occurrence of any Event of Default and for so long as the same is continuing, the Administrative Agent and the Lenders may proceed directly and at once, without notice (to the extent notice is waivable under applicable law), against (i) with respect to Obligations of the Borrowers, any of them or (ii) with respect to Obligations of any Borrower, to collect and recover the full amount, or any portion of the applicable Obligations, without first proceeding against the other applicable Borrowers or any other Person, or against any security or collateral for the Obligations. Each Borrower consents and agrees that the Administrative Agent and the Lenders shall be under no obligation to marshal any assets in favor of Borrower(s) or against or in payment of any or all of the Obligations.

Section 2.10 Appointment of Administrative Borrower as Agent for Requesting Loans and Receipts of Loans and Statements.

(a) Each Borrower hereby irrevocably appoints and constitutes the Administrative Borrower as its agent and attorney-in-fact to request and receive Loans and Letters of Credit pursuant to this Agreement and the other Loan Documents from the Administrative Agent or any Lender in the name or on behalf of such Borrower. The Administrative Agent and the Lenders may disburse the Loans to such bank account of the Administrative Borrower or a Borrower or otherwise make such Loans to a Borrower and provide such Letters of Credit to a Borrower as the Administrative Borrower may designate or direct, without notice to any other Loan Party. Notwithstanding anything to the contrary contained herein, the Administrative Agent may at any time and from time to time require that Loans to or for the account of any Borrower be disbursed directly to an operating account of such Borrower.

(b) The Administrative Borrower hereby accepts the appointment by the Borrowers to act as the agent and attorney-in-fact of the Borrowers pursuant to this Section 2.10. The Administrative Borrower shall ensure that the disbursement of any Loans to each Borrower requested by or paid to or for the account of the Company, or the issuance of any Letter of Credit for a Borrower hereunder, shall be paid to or for the account of such Borrower.

(c) Each Loan Party hereby irrevocably appoints and constitutes the Administrative Borrower as its agent to receive statements on account and all other notices from the Administrative Agent and the Lenders with respect to the Obligations or otherwise under or in connection with this Agreement and the other Loan Documents.

(d) Any notice, election, representation, warranty, agreement or undertaking by or on behalf of any other Loan Party by Administrative Borrower shall be deemed for all purposes to have been made by such Loan Party, as the case may be, and shall be binding upon and enforceable against such Loan Party to the same extent as if made directly by such Loan Party.

(e) No purported termination of the appointment of the Administrative Borrower as agent as aforesaid shall be effective, except after ten (10) days’ prior written notice to the Administrative Agent.

ARTICLE 3

GENERAL LOAN PROVISIONS

Section 3.1 Interest.

(a) Interest Rate Options. The Borrowers shall pay to the Administrative Agent, for the benefit of the Lenders, interest on the outstanding principal amount of the Loans as follows:

(i) as to Base Rate Loans, a rate equal to the Base Rate plus the Applicable Margin then in effect for Base Rate Loans;

(ii) as to Eurodollar Rate Loans, a rate equal to the Adjusted Eurodollar Rate plus the Applicable Margin then in effect for Eurodollar Rate Loans; and

(iii) as to Swingline Loans, a rate equal to the LIBOR Market Index Rate, plus the Applicable Margin then in effect for Swingline Loans.

All interest accruing hereunder on and after the date of any Event of Default or the Maturity Date shall be payable on demand.

(b) Base Rate and Eurodollar Rate Loans.

(i) The Administrative Borrower on behalf of any Borrower shall select Base Rate Loans or Eurodollar Rate Loans and the Interest Period applicable thereto at the time a Notice of Borrowing is given pursuant to Section 2.4 or at the time a Notice of Conversion is given pursuant to Section 3.1(b)(ii).

(ii) The Borrowers shall have the option to (A) convert at any time following the third Business Day after the Closing Date all or any portion of any outstanding Base Rate Loans (other than Swingline Loans) in a principal amount equal to $2,000,000 or any whole multiple of $500,000 in excess thereof into one or more Eurodollar Rate Loans and (B) upon the expiration of any

Interest Period, (x) convert all or any part of its outstanding Eurodollar Rate Loans in a principal amount equal to $2,000,000 or a whole multiple of $500,000 in excess thereof into Base Rate Loans (other than Swingline Loans) or (y) continue such Eurodollar Rate Loans as Eurodollar Rate Loans; provided that, in the case of a conversion of Base Rate Loans into, or the continuation of, Eurodollar Rate Loans, no Event of Default shall have occurred and be continuing. Whenever any Borrower desires to convert or continue Loans as provided above, the Administrative Borrower on behalf of such Borrower shall give the Administrative Agent irrevocable prior written notice substantially in the form attached as Exhibit I hereto (a “Notice of Conversion”) not later than 11:00 a.m. three (3) Business Days before the day on which a proposed conversion or continuation of such Loan is to be effective specifying (1) the Loans to be converted or continued, and, in the case of any Eurodollar Rate Loan to be converted or continued, the last day of the then-current Interest Period therefor, (2) the effective date of such conversion or continuation (which shall be a Business Day), (3) the principal amount of such Loans to be converted or continued, and (4) the Interest Period to be applicable to such converted or continued Eurodollar Rate Loan. The Administrative Agent shall promptly notify the Lenders of such notice.

(iii) No more than six (6) Interest Periods may be in effect at any one time with respect to Eurodollar Rate Loans.

(iv) Any Eurodollar Rate Loans shall be automatically continued as a Eurodollar Rate Loan with an Interest Period of one (1) month upon the last day of the applicable Interest Period, unless the Administrative Agent has received a request to continue or convert such Eurodollar Rate Loan in accordance with the terms hereof.

(c) Default Rate. Notwithstanding anything to the contrary contained herein, (i) immediately, automatically and without notice to the Borrowers, upon the occurrence and during the continuance of an Event of Default under Section 11.1(a), (f) or (g), or (ii) at Required Lenders’ option and upon prior written notice by the Administrative Agent to the Administrative Borrower, upon the occurrence and during the continuance of any other Event of Default, each Applicable Margin shall be increased by two percent (2%) per annum.

(d) Maximum Interest. Notwithstanding anything to the contrary contained in this Agreement or any of the other Loan Documents, in no event whatsoever shall the aggregate of all amounts that are contracted for, charged or received by the Administrative Agent or any Lender pursuant to the terms of this Agreement or any of the other Loan Documents and that are deemed interest under applicable law exceed the Maximum Interest Rate (including, to the extent applicable, the provisions of Section 5197 of the Revised Statutes of the United States of America as amended, 12 U.S.C. Section 85, as amended). In no event shall any Borrower or Guarantor be obligated to pay interest or such amounts as may be deemed interest under applicable law in amounts which exceed the Maximum Interest Rate. In the event any interest or deemed interest is charged or received in excess of the Maximum Interest Rate (“Excess”), each Borrower and Guarantor acknowledges and stipulates that any such charge or receipt shall be the result of an accident and bona fide error, and that any Excess received by the Administrative Agent or any Lender shall be applied, first, to the payment of then outstanding and unpaid principal hereunder; second to the payment of the other Obligations then outstanding and unpaid; and third, returned to such Borrower or Guarantor. All monies paid to the Administrative Agent or any Lender hereunder or under any of the other Loan Documents, whether at maturity or by prepayment, shall be subject to any rebate of unearned interest as and to the extent required by applicable law. For the purpose of determining whether or not any Excess has been contracted for, charged or received by the Administrative Agent or any Lender, all interest at any time contracted for, charged or received from any Borrower or Guarantor in connection with this Agreement or any of the other Loan Documents shall, to the extent permitted by applicable law, be amortized, prorated, allocated and spread during the entire term of this Agreement in accordance with the amounts outstanding from time to time hereunder and the

Maximum Interest Rate from time to time in effect in order to lawfully charge the maximum amount of interest permitted under applicable laws. The provisions of this Section 3.1 shall be deemed to be incorporated into each of the other Loan Documents (whether or not any provision of this Section 3.1 is referred to therein).

(e) Interest Payment and Computations. Interest on Base Rate Loans shall be payable by the Borrowers to the Administrative Agent, for the account of the Administrative Agent and the Lenders, quarterly in arrears not later than the first day of each calendar quarter. Interest on any Eurodollar Rate Loan having an Interest Period of three months or less shall be payable on the last day of such Interest Period, and interest on any Eurodollar Rate Loan having an Interest Period longer than three months shall be payable on each day which is three months after the first day of such Interest Period and on the last day of such Interest Period. Interest on Base Rate Loans bearing interest based on the “prime rate” shall be calculated on the basis of actual number of days elapsed over a year of 365 days. All other computations of interest and fees hereunder shall be made on the basis of actual number of days elapsed over a year of 360 days. The interest rate on non-contingent Obligations (other than Eurodollar Rate Loans) shall change simultaneously with each change in the Base Rate.

Section 3.2 Fees.

(a) Commitment Fee. The Borrowers shall pay to the Administrative Agent, for the account of the Lenders (other than any Defaulting Lender from and after the date such Lender became a Defaulting Lender and regardless of whether such Defaulting Lender’s Commitment has been terminated pursuant to Section 4.11 or otherwise), a fee on the unused amount of the Aggregate Commitment (a “Commitment Fee”), which shall be payable on the first day of each calendar quarter in arrears, determined by multiplying: (i) the amount, if any, by which (A) the Aggregate Commitment exceeds (B) the average daily amount of Total Outstandings (other than outstanding Swingline Loans) during the immediately preceding calendar quarter (or part thereof) by (ii) the Commitment Fee Rate then in effect. Such Commitment Fees shall be calculated on the basis of a three hundred sixty (360) day year and actual days elapsed and the obligation of the Borrowers to pay such fees that remain unpaid shall survive the termination of this Agreement.

(b) Letter of Credit Fee. In consideration for the issuance of Letters of Credit hereunder, the Borrowers shall pay to the Administrative Agent, for the account of the Lenders (other than any Defaulting Lender from and after the date such Lender became a Defaulting Lender and regardless of whether such Defaulting Lender’s Commitment has been terminated pursuant to Section 4.11 or otherwise), a fee at a per annum rate for each day from the date of issuance thereof to the date of expiration equal to the Applicable Margin for Eurodollar Rate Loans on the average daily maximum Dollar Amount available to be drawn under all of such Letters of Credit for the immediately preceding calendar quarter (or part thereof), payable in arrears in Dollars as of the first day of each succeeding calendar quarter, computed for each day from the date of issuance to the date of expiration. Such letter of credit fees shall be calculated on the basis of a three hundred sixty (360) day year and actual days elapsed and the obligation of the Borrowers to pay such fees that remain unpaid shall survive the termination of this Agreement.

(c) Letter of Credit Fronting Fee. In addition to the letter of credit fees provided above, the Borrowers shall pay to the applicable Issuing Bank for its own account (without sharing with the Lenders) a letter of credit fronting fee of one-eighth percent (0.125%), payable in arrears in Dollars as of the first day of each succeeding calendar quarter, of the average daily maximum Dollar Amount available to be drawn under each Letter of Credit issued by such Issuing Bank computed at a per annum rate for each day from the date of issuance to the date of expiration thereof, negotiation fees agreed to by the Borrowers and such Issuing Bank from time to time, the customary charges from time to time of such

Issuing Bank with respect to the issuance, amendment, transfer, administration, cancellation and conversion of, and drawings under, such Letters of Credit and in the case of documentary Letters of Credit, such Issuing Bank’s customary processing fees. Each Issuing Bank confirms that such customary charges and fees shall be those typically charged by the applicable Issuing Bank to its other customers generally.

(d) Other Fees. The Borrowers shall pay to the Administrative Agent and the Lead Arrangers the other fees and amounts set forth in the Fee Letter in the amounts and at the times specified therein. To the extent payment in full of the applicable fee is received by the Administrative Agent from the Borrowers on or about the Closing Date, the Administrative Agent shall pay to each Lender its share of such fees in accordance with the terms of the arrangements of the Administrative Agent with such Lender.

Section 3.3 Loan Accounts. The Loans made by each Lender (and the purchases by such Lender of participations in Letters of Credit and Swingline Loans) hereunder shall be evidenced by one or more accounts or records maintained by such Lender and by the Administrative Agent in the ordinary course of business. The accounts or records maintained by the Administrative Agent and each Lender shall be conclusive absent manifest error of the amount of the Loans made by the Lenders to the Borrowers (and the purchases by such Lender of participations in Letters of Credit and Swingline Loans) and the interest and payments thereon. Any failure to so record or any error in doing so shall not, however, limit or otherwise affect the obligation of the Borrowers hereunder to pay any amount owing with respect to the Obligations. In the event of any conflict between the accounts and records maintained by any Lender and the accounts and records of the Administrative Agent in respect of such matters, the accounts and records of the Administrative Agent shall control in the absence of manifest error. Upon the request of any Lender made through the Administrative Agent, the Borrowers shall execute and deliver to such Lender (through the Administrative Agent) a Note which shall evidence such Lender’s Loans in addition to such accounts or records. Each Lender may attach schedules to its Notes and endorse thereon the date, amount and maturity of its Loans and payments with respect thereto.

Section 3.4 Pro Rata Treatment, Sharing of Payments, Funding by Lenders, Etc.

(a) Except to the extent otherwise provided in this Agreement or as otherwise agreed by the Lenders: (i) the making and conversion of Loans shall be made among the Lenders based on their respective Pro Rata Shares as to the Loans and (ii) each payment on account of any Obligations to or for the account of one or more of the Lenders in respect of any Obligations due on a particular day shall be allocated among the Lenders (other than Defaulting Lenders) entitled to such payments based on their respective Pro Rata Shares and shall be distributed accordingly.

(b) Each Loan Party agrees that, at any time after an Event of Default shall have occurred and be continuing, in addition to (and without limitation of) any right of setoff, banker’s lien or counterclaim the Administrative Agent or any Lender may otherwise have, the Administrative Agent, each Lender and each of their respective Affiliates shall be entitled, at its option (but subject, as among the Administrative Agent and the Lenders, to the provisions of Section 12.3(b) and Section 3.4(c)), to offset balances held by it for the account of such Loan Party at any of its offices, in Dollars or in any other currency, against any principal of or interest on any Loans owed to such Person or any other amount payable to such Person hereunder (regardless of whether such balances are then due to such Loan Party), in which case it shall promptly notify the Administrative Borrower and the Administrative Agent thereof; provided that such Person’s failure to give such notice shall not affect the validity thereof.

(c) Except as otherwise expressly permitted by this Agreement, if any Lender (including the Administrative Agent) shall obtain from any Loan Party payment of any principal of or interest on any Loan owing to it or payment of any other amount under this Agreement or any of the other Loan Documents through the exercise of any right of setoff, banker’s lien or counterclaim or similar right or otherwise (other than from the Administrative Agent as provided herein), and, as a result of such payment, such Lender shall have received more than its Pro Rata Share of the principal of the Loans or more than its share of such other amounts then due hereunder or thereunder by any Loan Party to such Lender than the percentage thereof received by any other Lender, it shall promptly pay to the Administrative Agent, for the benefit of the Lenders, the amount of such excess and simultaneously purchase from such other Lenders a participation in the Loans or such other amounts, respectively, owing to such other Lenders (or such interest due thereon, as the case may be) in such amounts, and make such other adjustments from time to time as shall be equitable, to the end that all the Lenders shall share the benefit of such excess payment (net of any expenses that may be incurred by such Lender in obtaining or preserving such excess payment) in accordance with their respective Pro Rata Shares or as otherwise agreed by the Lenders. To such end all the Lenders shall make appropriate adjustments among themselves (by the resale of participations sold or otherwise) if such payment is rescinded or must otherwise be restored.

(d) Each Loan Party agrees that any Lender purchasing a participation (or direct interest) as provided in this Section 3.4 may exercise, in a manner consistent with this Section 3.4, all rights of setoff, banker’s lien, counterclaim or similar rights with respect to such participation as fully as if such Lender were a direct holder of Loans or other amounts (as the case may be) owing to such Lender in the amount of such participation.

(e) Nothing contained herein shall require any Lender to exercise any right of setoff, banker’s lien, counterclaims or similar rights or shall affect the right of any Lender to exercise, and retain the benefits of exercising, any such right with respect to any other Indebtedness or obligation of any Loan Party. If, under any applicable bankruptcy, insolvency or other similar law, any Lender receives a secured claim in lieu of a setoff to which this Section 3.4 applies, such Lender shall, to the extent practicable, assign such rights to the Administrative Agent for the benefit of the Lenders and, in any event, exercise its rights in respect of such secured claim in a manner consistent with the rights of the Lenders entitled under this Section 3.4 to share in the benefits of any recovery on such secured claim.

(f) Unless the Administrative Agent shall have received notice from a Lender prior to the proposed date of any borrowing that such Lender will not make available to the Administrative Agent such Lender’s share of such borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with Sections 2.4(b) and may, in reliance upon such assumption, make available to the applicable Borrower a corresponding amount. In such event, if a Lender has not in fact made its share of the applicable borrowing available to the Administrative Agent, then the applicable Lender and the Borrowers severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount with interest thereon, for each day from and including the date such amount is made available to the Borrowers to but excluding the date of payment to the Administrative Agent, at (i) in the case of a payment to be made by such Lender, the greater of the daily average Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation and (ii) in the case of a payment to be made by the Borrowers, the interest rate applicable to Base Rate Loans. If the Borrowers and such Lender shall pay such interest to the Administrative Agent for the same or an overlapping period, the Administrative Agent shall promptly remit to the Borrowers the amount of such interest paid by the Borrowers for such period. If such Lender pays its share of the applicable borrowing to the Administrative Agent, then the amount so paid shall constitute such Lender’s Loan included in such borrowing. Any payment by the Borrowers shall be without prejudice to any claim the Borrowers may have against a Lender that shall have failed to make such payment to the Administrative Agent.

(g) Nothing in this Section 3.4 or elsewhere in this Agreement or the other Loan Documents shall be deemed to require the Administrative Agent to advance funds on behalf of any Lender or to relieve any Lender from its obligation to fulfill its Commitment hereunder or to prejudice any rights that any Borrower may have against any Lender as a result of any default by any Lender hereunder in fulfilling its Commitment.

Section 3.5 Payments Generally.

(a) Each payment by the Borrowers on account of the principal of or interest on the Loans or of any fee, commission or other amounts payable to the Lenders under this Agreement shall be made not later than 2:00 p.m. on the date specified for payment under this Agreement to the Administrative Agent’s Payment Account, in Dollars, in immediately available funds and shall be made without any set-off, counterclaim or deduction whatsoever. Any payment received after 2:00 p.m. shall be deemed to have been made on the next succeeding Business Day for all purposes hereunder. If any payment under this Agreement shall be specified to be made upon a day which is not a Business Day, it shall be made on the next succeeding day which is a Business Day and such extension of time shall in such case be included in computing any interest if payable along with such payment. At the Administrative Agent’s option, during a Cash Dominion Period, all principal, interest, fees, costs, expenses and other charges provided for in this Agreement or the other Loan Documents may be charged directly to the loan account(s) of any applicable Borrower maintained by the Administrative Agent.

(b) Notwithstanding anything to the contrary contained in this Agreement, unless so directed by the Administrative Borrower, or unless a Default or an Event of Default shall have occurred and be continuing, the Administrative Agent shall not apply any payments which it receives to any Eurodollar Rate Loans, except (i) on the expiration date of the Interest Period applicable to any such Eurodollar Rate Loans or (ii) in the event that there are no outstanding Base Rate Loans; provided that the Administrative Agent will attempt to honor any written request received from the Administrative Borrower to hold such payment until the expiration of the applicable Interest Period, it being understood and agreed that the Administrative Agent shall have no liability for any failure to do so.

(c) To the extent that any Loan Party makes a payment or payments to the Administrative Agent for the benefit of the Lenders or the Administrative Agent receives any payment or proceeds of Collateral which payments or proceeds or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside and/or required to be repaid to a trustee, receiver or any other party under any bankruptcy law, state or federal law, common law or equitable cause, then, to the extent of such payment or proceeds repaid, the Obligations or part thereof intended to be satisfied shall be revived and continued in full force and effect as if such payment or proceeds had not been received by the Administrative Agent. This Section 3.5(c) shall remain effective notwithstanding any contrary action which may be taken by the Administrative Agent or any Lender in reliance upon such payment or proceeds. This Section 3.5 shall survive the payment of the Obligations and the termination of this Agreement.

Section 3.6 Obligations Several; Independent Nature of Lenders’ Rights. The obligation of each Lender hereunder is several, and no Lender shall be responsible for the obligation or commitment of any other Lender hereunder. Nothing contained in this Agreement or any of the other Loan Documents and no action taken by the Lenders pursuant hereto or thereto shall be deemed to constitute the Lenders to be a partnership, an association, a joint venture or any other kind of entity. The amounts payable at any time hereunder to each Lender shall be a separate and independent debt, and subject to Section 12.3, each Lender shall be entitled to protect and enforce its rights arising out of this Agreement and it shall not be necessary for any other Lender to be joined as an additional party in any proceeding for such purpose.

Section 3.7 Bank Products. Each Bank Product Provider shall be deemed a third party beneficiary hereof and of the provisions of the other Loan Documents for purposes of any reference in a Loan Document to the parties for whom the Administrative Agent is acting; it being understood and agreed that the rights and benefits of such Bank Product Provider under the Loan Documents consist exclusively of such Bank Product Provider’s being a beneficiary of the Liens and security interests granted to the Administrative Agent and the right to share in payments and collections out of the Collateral as more fully set forth herein.

ARTICLE 4

YIELD PROTECTION

Section 4.1 Inability to Determine Applicable Interest Rate. If the Administrative Agent shall determine in good faith (which determination shall, absent manifest error, be final and conclusive and binding on all parties hereto) that on any date by reason of circumstances affecting the London interbank market, adequate and fair means do not exist for ascertaining the interest rate applicable to Eurodollar Rate Loans on the basis provided for in the definition of Adjusted Eurodollar Rate, the Administrative Agent shall on such date give notice to the Administrative Borrower and each Lender of such determination. Upon such date no Loans may be made as, or converted to, Eurodollar Rate Loans, until such time as the Administrative Agent notifies the Administrative Borrower and the Lenders that the circumstances giving rise to such notice no longer exist (in which case the Administrative Agent shall give prompt notice to the Administrative Borrower and the Lenders) and any request for such Loans or the conversion or continuation of any Eurodollar Rate Loans received by the Administrative Agent shall be deemed to be a request, or a continuation or conversion, for or into Base Rate Loans.

Section 4.2 Changed Circumstances. Notwithstanding anything to the contrary contained herein, if (i) any change in any law or interpretation thereof by any Governmental Authority makes it unlawful for a Lender to make or maintain a Eurodollar Rate Loan or to maintain any Commitment with respect to a Eurodollar Rate Loan, (ii) a Lender determines in good faith (which determination shall, absent manifest error, be final and conclusive and binding upon all parties hereto) that it has become impracticable as a result of a circumstance that adversely affects the London interbank market or the position of such Lender in such market or (iii) the Required Lenders determine that the Adjusted Eurodollar Rate for any requested Interest Period with respect to a proposed Eurodollar Rate Loan does not adequately and fairly reflect the cost to such Lenders of funding such Loan, then, in each case, such Lender or Lenders shall give notice thereof to the Administrative Agent and the Administrative Borrower and may (A) declare that Eurodollar Rate Loans will not thereafter be made by such Lender, such that any request for Eurodollar Rate Loans from such Lender shall be deemed to be a request for a Base Rate Loan, unless such Lender’s declaration has been withdrawn (and it shall be withdrawn promptly upon the cessation of the circumstances described in clause (i) or (ii) above) and (B) require that all outstanding Eurodollar Rate Loans made by such Lender be converted to Base Rate Loans immediately, in which event all outstanding Eurodollar Rate Loans of such Lender shall be so converted.

Section 4.3 Increased Costs. If any Change in Law shall: (a) impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, any Lender (except any reserve requirement reflected in the Adjusted Eurodollar Rate) or Issuing Bank; (b) subject any Lender or any Issuing Bank to any tax of any kind whatsoever other than any Excluded Tax with respect to this Agreement, any Letter of Credit, any participation in a Letter of Credit or any Eurodollar Rate Loan made by it, or change the basis of taxation of payments to such Lender or such Issuing Bank in respect thereof (except for Taxes or Other Taxes covered by Section 4.5 or Excluded Taxes and the imposition of, or any change in the rate of, any taxes payable by such Lender or such Issuing Bank described in Sections 4.5(d)); or (c) impose on any Lender, any Issuing Bank or the London interbank market any other condition, cost or expense affecting this Agreement, Eurodollar Rate Loans made by such Lender or any Letter of Credit or participation therein, and the result of any of the foregoing shall be to increase the cost to such Lender of making or maintaining any Eurodollar Rate Loan (or of maintaining its obligation to make any such Loan) or to increase the cost to such Lender or such Issuing Bank of participating in, issuing or maintaining any Letter of Credit (or of maintaining its obligation to participate in or to issue any Letter of Credit), or to reduce the amount of any sum received or Account by such Lender or such Issuing Bank hereunder (whether of principal, interest or any other amount) then, upon request of such Lender or such Issuing Bank pursuant to Section 4.7, the Borrowers will pay to such Lender or such Issuing Bank, as the case may be, such additional amount or amounts as will compensate such Lender or such Issuing Bank, as the case may be, for such additional costs incurred or reduction suffered.

Section 4.4 Capital Requirements. If any Lender or any Issuing Bank determines in good faith that any Change in Law affecting such Lender or such Issuing Bank or any lending office of such Lender or such Lender’s or such Issuing Bank’s holding company, if any, regarding capital requirements has or would have the effect of reducing the rate of return on such Lender’s or such Issuing Bank’s capital or on the capital of such Lender’s or such Issuing Bank’s holding company, if any, as a consequence of this Agreement, the Commitment of such Lender or the Loans made by, or participations in Letters of Credit held by, such Lender, or the Letters of Credit issued by such Issuing Bank, to a level below that which such Lender or such Issuing Bank or such Lender’s or such Issuing Bank’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s or such Issuing Bank’s policies and the policies of such Lender’s or such Issuing Bank’s holding company with respect to capital adequacy), then, upon request of such Lender or such Issuing Bank pursuant to Section 4.7, from time to time the Borrowers will pay to such Lender or such Issuing Bank, as the case may be, such additional amount or amounts as will compensate such Lender or such Issuing Bank or such Lender’s or such Issuing Bank’s holding company for any such reduction suffered.

Section 4.5 Taxes.

(a) Any and all payments by or on account of any of the Obligations shall be made free and clear of and without deduction or withholding for or on account of, any setoff, counterclaim, defense, duties, taxes, levies, imposts, fees, deductions, charges, withholdings, liabilities, restrictions or conditions of any kind imposed by any Governmental Authority, excluding all Excluded Taxes (all such non-excluded taxes, levies, imposts, fees, deductions, charges, withholdings and liabilities being hereinafter referred to as “Taxes”).

(b) If any Taxes shall be required by law to be deducted from or in respect of any sum payable in respect of the Obligations to any Lender, any Issuing Bank or the Administrative Agent (i) the sum payable shall be increased as may be necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section 4.5), such Lender, such Issuing Bank or the Administrative Agent (as the case may be) receives an amount equal to the sum it would have received had no such deductions been made, (ii) the relevant Loan Party shall make such deductions, (iii) the relevant Loan Party shall pay the full amount deducted to the relevant taxing authority or other authority in accordance with applicable law and (iv) the relevant Loan Party shall deliver to the Administrative Agent evidence of such payment.

(c) In addition, each Loan Party agrees to pay any present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies of the United States or any political subdivision thereof or any applicable foreign jurisdiction, and all liabilities with respect thereto, in each case arising from any payment made hereunder or under any of the other Loan Documents or from the execution, delivery or registration of, or otherwise with respect to, this Agreement or any of the other Loan Documents (collectively, “Other Taxes”).

(d) Each Loan Party shall indemnify each Lender, each Issuing Bank and the Administrative Agent for the full amount of Taxes and Other Taxes (including any Taxes and Other Taxes imposed by any jurisdiction on amounts payable under this Section 4.5) paid by such Lender, such Issuing Bank or the Administrative Agent (as the case may be) and any liability (including for penalties, interest and expenses) arising therefrom or with respect thereto, whether or not such Taxes or Other Taxes were correctly or legally asserted. This indemnification shall be made within ten (10) days from the date such Lender, such Issuing Bank or the Administrative Agent (as the case may be) makes written demand therefor. A certificate as to the amount of such payment or liability delivered to the Administrative Borrower by a Lender, an Issuing Bank (with a copy to the Administrative Agent) or by the Administrative Agent on its own behalf or on behalf of a Lender or an Issuing Bank, shall be conclusive absent manifest error.

(e) As soon as practicable after any payment of Taxes or Other Taxes by any Loan Party, such Loan Party shall furnish to the Administrative Agent, at its address referred to herein, the original or a certified copy of a receipt evidencing payment thereof.

(f) Without prejudice to the survival of any other agreements of any Loan Party hereunder or under any of the other Loan Documents, the agreements and obligations of such Loan Party contained in this Section 4.5 shall survive the termination of this Agreement and the payment in full of the Obligations.

(g) Any Foreign Lender that is entitled to an exemption from or reduction of withholding tax under the law of the jurisdiction in which the applicable Borrower is resident for tax purposes, or any treaty to which such jurisdiction is a party, with respect to payments hereunder or under any of the other Loan Documents shall deliver to the Administrative Borrower (with a copy to the Administrative Agent), at the time or times prescribed by applicable law or reasonably requested by the Administrative Borrower or the Administrative Agent (in such number of copies as is reasonably requested by the recipient), whichever of the following is applicable (but only if such Foreign Lender is legally entitled to do so): (i) duly completed copies of Internal Revenue Service Form W-8BEN claiming exemption from, or a reduction to, withholding tax under an income tax treaty, or any successor form, (ii) duly completed copies of Internal Revenue Service Form W-8ECI claiming exemption from withholding because the income is effectively connected with a U.S. trade or business or any successor form, (iii) in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Sections 871(h) or 881(c) of the Code, a certificate of the Foreign Lender to the effect that such Foreign Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of a Borrower within the meaning of Section 881(c)(3)(B) of the Code or a “controlled foreign corporation” described and Section 881(c)(3)(C) of the Code and duly completed copies of Internal Revenue Service Form W-8BEN claiming exemption from withholding under the portfolio interest exemption or any successor form or (iv) any other applicable form, certificate or document prescribed by applicable law as a basis for claiming exemption from or a reduction in United States withholding tax duly completed together with such supplementary documentation as may be prescribed by applicable law to permit a Borrower to determine the withholding or deduction required to be made. Unless the Administrative Borrower and the Administrative Agent have received forms or other documents satisfactory to them indicating that payments hereunder or under any of the other Loan Documents to or for a Foreign Lender are not subject to United States withholding tax or are subject to such tax at a rate reduced by an applicable tax treaty, the Borrowers or the Administrative Agent shall withhold amounts required to be withheld by applicable requirements of law from such payments at the applicable statutory rate.

(h) Any Lender claiming any additional amounts payable pursuant to this Section 4.5 shall use its reasonable efforts (consistent with its internal policy and legal and regulatory restrictions) to change the jurisdiction of its applicable lending office if the making of such a change would avoid the need for, or reduce the amount of, any such additional amounts that would be payable or may thereafter accrue and would not, in the sole determination of such Lender, be otherwise disadvantageous to such Lender.

(i) If the Administrative Agent, any Issuing Bank or any Lender determines, in its reasonable discretion, that is has received a refund of an additional amount from any Loan Party pursuant to Section 4.5(b), the Administrative Agent, such Issuing Bank or such Lender shall pay to such Loan Party an amount equal to such refund, net of all out-of-pocket expenses of the Administrative Agent, such Issuing Bank or such Lender, as the case may be, and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund). Each Loan Party, upon request of the Administrative Agent, such Issuing Bank or such Lender, agrees to repay the amount paid over to such Loan Party (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Administrative Agent, such Issuing Bank or such Lender in the event the Administrative Agent, such Issuing Bank or such Lender is required to repay such refund to such Governmental Authority. This paragraph shall not be construed to require the Administrative Agent, any Issuing Bank or any Lender to make available its tax returns (or any other information relating to its taxes which it deems confidential) to any Loan Party or any other Person.

Section 4.6 Breakage Indemnity. The Borrowers shall pay to the Administrative Agent its customary administrative charge and to each Lender all losses, expenses and liabilities (including any interest paid by such Lender to the Lenders of funds borrowed by it to make or carry its Eurodollar Rate Loans and any loss, expense or liability sustained by such Lender in connection with the liquidation or redeployment of such) that it sustains (a) if for any reason (other than a default by such Lender) a borrowing of any Eurodollar Rate Loan does not occur on a date specified therefor in a request for borrowing, or a conversion to, or continuation of, any Eurodollar Rate Loan does not occur on a date specified therefor in a request for conversion or continuation, (b) if any prepayment or other principal payment of, or any conversion of, any of its Eurodollar Rate Loans occurs on a date prior to the last day of an Interest Period applicable to such Loan, or (c) if any prepayment of any of its Eurodollar Rate Loans is not made on any date specified in a notice of prepayment given by a Borrower (or on its behalf by the Administrative Borrower). This covenant shall survive the termination or non-renewal of this Agreement and the payment of the Obligations.

Section 4.7 Certificates for Reimbursement. A certificate of a Lender or an Issuing Bank setting forth the amount or amounts necessary to compensate such Lender or such Issuing Bank or its holding company, as the case may be, as specified in Sections 4.3 or 4.4 and delivered to the Administrative Borrower shall be conclusive absent manifest error. The Borrowers shall pay such Lender or such Issuing Bank, as the case may be, the amount shown as due on any such certificate within ten (10) days after receipt thereof absent a good faith dispute of the amount due.

Section 4.8 Delay in Requests. Failure or delay on the part of any Lender or any Issuing Bank to demand compensation pursuant to Section 4.3 or 4.4 shall not constitute a waiver of such Lender’s or such Issuing Bank’s right to demand such compensation; provided that the Borrowers shall not be required to compensate a Lender or an Issuing Bank pursuant to such Sections for any increased costs incurred or reductions occurring more than one hundred eighty (180) days prior to the date that such Lender or such Issuing Bank, as the case may be, becomes aware of the event giving rise to such Lender’s or such Issuing Bank’s claim for compensation therefor (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the one hundred eighty (180) day period referred to above shall be extended to include the period of retroactive effect thereof).

Section 4.9 Mitigation; Replacement of the Lenders.

(a) If Section 4.2 applies, any Lender requests compensation under Section 4.2, 4.3 or 4.4, or the Borrowers are required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 4.5, then such Lender shall, if requested by the Administrative Borrower, use reasonable efforts (subject to overall policy considerations of such Lender) to designate a different lending office for funding or booking its Loans hereunder, to assign its rights and obligations hereunder to another of its offices, branches or affiliates or to take such other actions as such Lender or the Administrative Agent determines, if, in the judgment of such Lender, such designation, assignment or other action (i) would eliminate or reduce amounts payable pursuant to such Sections in the future and (ii) would not subject the Administrative Agent or such Lender to any unreimbursed cost or expense and the Administrative Agent or such Lender would not suffer any economic, legal or regulatory disadvantage. Nothing in this Section 4.9 shall affect or postpone any of the obligations of the Borrowers or the rights of the Administrative Agent or such Lender pursuant to this Section 4.9. The Borrowers hereby agree to pay on demand all reasonable costs and expenses incurred by the Administrative Agent or any Lender in connection with any such designation or assignment.

(b) If Section 4.2 applies, any Lender requests compensation under Section 4.2, 4.3 or 4.4, or becomes a Defaulting Lender, or the Borrowers are required to pay any additional amount to any Lender or Governmental Authority pursuant to Section 4.5, then within sixty (60) days thereafter, the Administrative Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, replace such Lender by requiring such Lender to assign and delegate (and such Lender shall be obligated to assign and delegate), without recourse (in accordance with and subject to the restrictions contained in Section 14.11), all of its interests, rights and obligations under this Agreement to an Eligible Assignee that shall assume such obligations; provided that (i) the Administrative Borrower has received the prior written consent of the Administrative Agent and the applicable Issuing Banks, in accordance with, and subject to, the provisions of Section 14.11, (ii) the Administrative Borrower shall have paid to the Administrative Agent the assignment fee specified in Section 14.11, (iii) such Lender shall have received payment of an amount equal to the outstanding principal amount of its Loans and participations in Letter of Credit Obligations and Swingline Loans that it has funded, if any, accrued interest thereon, accrued fees and other amounts payable to it hereunder, from the assignee (to the extent of such outstanding principal) and the Administrative Borrower (in the case of accrued interest, fees and other amounts, including amounts under Section 4.6), (iv) such assignment will result in a reduction in such compensation and payments, and (v) such assignment does not conflict with applicable laws or regulations. A Lender shall not be required to make any such assignment and delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Administrative Borrower to require such assignment and delegation cease to apply. Nothing in this Section 4.9 shall impair any rights that any Borrower or the Administrative Agent may have against any Lender that is a Defaulting Lender.

Section 4.10 No Requirement of Match Funding. Notwithstanding anything to the contrary contained herein, the Administrative Agent and the Lenders shall not be required to acquire Dollar deposits in the London interbank market or any other offshore Dollar market to fund any Eurodollar Rate Loan or to otherwise match fund any Obligations as to which interest accrues based on the Eurodollar Rate. All of the provisions of this Article 4 shall be deemed to apply as if the Administrative Agent, each Lender or any Participant had acquired such deposits to fund any Eurodollar Rate Loan or any other Obligation as to which interest is accruing at the Eurodollar Rate by acquiring such Dollar deposits for each Interest Period in the amount of the Eurodollar Rate Loans or other applicable Obligations.

Section 4.11 Optional Termination of Commitment of Defaulting Lender.

(a) In addition to the replacement right under Section 4.9(b), if any Lender becomes a Defaulting Lender, the Administrative Borrower may terminate in full the Commitment of such Defaulting Lender by giving notice to such Defaulting Lender and the Administrative Agent (such termination, a “Defaulting Lender Termination”); provided that on the effective date of such Defaulting Lender Termination and after giving effect thereto and to any repayment of Loans in connection therewith, (i) no Default or Event of Default has occurred and is continuing (unless the Required Lenders otherwise consent to such Defaulting Lender Termination), (ii) the aggregate outstanding principal amount of Loans, if any, owing to such Defaulting Lender shall have been repaid in full in accordance with subsection (d) below and (iii) the Total Outstandings shall not at any time exceed the lesser of (x) the Borrowing Base and (y) the Aggregate Commitment. Each such notice shall specify the effective date of such Defaulting Lender Termination (the “Defaulting Lender Termination Date”), which shall be not less than five (5) Business Days (or such shorter period as agreed to by the Administrative Agent and such Defaulting Lender) after the date on which such notice is delivered to such Defaulting Lender and the Administrative Agent.

(b) On each such Defaulting Lender Termination Date, (i) the Commitment of such Defaulting Lender shall be reduced to zero, (ii) such Defaulting Lender shall cease to be a “Lender” hereunder (provided that any Defaulting Lender shall continue to be entitled to the indemnification provisions contained herein, but only with respect to matters arising prior to the applicable Defaulting Lender Termination Date), (iii) the Commitments of all other Lenders shall remain unchanged and (iv) each Lender’s (other than the Defaulting Lender) Pro Rata Share of the Letter of Credit Obligations and Swingline Loans shall be reallocated by the Administrative Agent after giving effect to the Defaulting Lender Termination.

(c) Except as otherwise provided in subsection (d) below, each Defaulting Lender shall be paid all interest and/or fees owed thereto concurrently with any payment of such interest or fees required by this Agreement on or after such Defaulting Lender Termination Date.

(d) If on the Defaulting Lender Termination Date for a Defaulting Lender, the outstanding principal balance of Loans is not zero, the Administrative Borrower may, notwithstanding any other provision of this Agreement to the contrary, including without limitation Section 3.4(c), but only with the prior written consent of the Administrative Agent, repay the entire outstanding principal balance of Loans owing to such Defaulting Lender on the Defaulting Lender Termination Date, together with all accrued and unpaid interest thereon.

(e) The exercise by the Administrative Borrower of its rights under this Section 4.11 or any other provision of this Agreement applicable to a Defaulting Lender, shall not be to the exclusion of, nor be a limitation on, any other rights or remedies that may be available to the Borrowers with respect to a Defaulting Lender under applicable law.

ARTICLE 5

CONDITIONS PRECEDENT

Section 5.1 Conditions Precedent to Initial Loans and Letters of Credit. The obligation of the Lenders to make the initial Loans or of the applicable Issuing Banks to issue the initial Letters of Credit hereunder is subject to the satisfaction of, or waiver of, immediately prior to or concurrently with the making of such Loan or the issuance of such Letter of Credit of each of the following conditions precedent:

(a) the Administrative Agent shall have received (i) counterparts of this Agreement, (ii) for the account of each Lender requesting a promissory note, a Note and (iii) counterparts of all other

Loan Documents and all instruments and documents required to be delivered hereunder, in each case conforming to the requirements hereunder and thereunder and executed by a duly authorized officer or director of each party thereto or of the general partner of any partnership party thereto, and in each case in form and substance reasonably satisfactory to the Lenders;

(b) the Administrative Agent shall have received, in form and substance satisfactory to the Administrative Agent, all releases, terminations and such other documents as the Administrative Agent may reasonably request to evidence and effectuate the termination of the Existing Facility, including, but not limited to, a payoff letter for the Existing Facility;

(c) all requisite corporate action and proceedings in connection with this Agreement and the other Loan Documents shall be satisfactory in form and substance to the Administrative Agent, and the Administrative Agent shall have received all information and copies of all documents, including records of requisite corporate action and proceedings which the Administrative Agent may have requested in connection therewith, such documents where requested by the Administrative Agent or its counsel to be certified by appropriate corporate officers or Governmental Authority (and including a copy of the certificate of incorporation or formation of each Loan Party which shall set forth the same complete corporate name of such Loan Party as is set forth herein and certificates of good standing in (i) the state of organization, (ii) the state where such Loan Party’s principal place of business is located and (iii) each state where such Loan Party owns material real property, in each case, certified by the Secretary of State (or equivalent Governmental Authority), the bylaws or articles of each Loan Party and resolutions of the board of directors (or equivalent governing body) of each Loan Party approving and authorizing the Loan Documents and the transactions contemplated thereby);

(d) no material adverse change or material adverse effect, in either case, shall have occurred in the business, operations, financial condition, liabilities (whether actual or contingent) or properties of the Borrowers and their Subsidiaries, taken as a whole, since December 31, 2008;

(e) the Administrative Agent shall have received:

(i)(A) an appraisal of the Loan Parties’ Inventory, in form and substance reasonably satisfactory to the Administrative Agent; and (B) a completed a field review of the Records and such other information with respect to the Collateral as the Administrative Agent may reasonably require to determine the amount of Loans available to the Borrowers (including, without limitation, current perpetual inventory records and/or roll-forwards of Accounts and Inventory through the Closing Date and test counts of the Inventory in a manner satisfactory to the Administrative Agent, together with such supporting documentation as may be necessary or appropriate, and other documents and information that will enable the Administrative Agent to accurately identify and verify the Collateral), the results of which, in each case described in the preceding subclauses (A) and (B), shall be reasonably satisfactory to the Administrative Agent in all material respects; and

(ii)(A) a bring-down field exam with respect to the Collateral in form and substance, and with results, reasonably satisfactory to the Administrative Agent in all material respects and (B) an initial Borrowing Base Certificate including, inter alia, calculations demonstrating that Excess Availability as of the Closing Date is not less than $300,000,000, in each case, after giving pro forma effect to the payment of fees and expenses of the transactions contemplated by this Agreement to occur on the Closing Date and the initial Loans made or to be made and Letters of Credit issued or to be issued in connection with the initial transactions hereunder;

(f) the Loan Parties shall have received all governmental, shareholder and third party approvals necessary in connection with the transactions contemplated by this Agreement and the other Loan Documents, and each such approval shall be in full force and effect;

(g) the Borrowers shall have a cash management system in place that is reasonably satisfactory to the Administrative Agent;

(h) the Administrative Agent shall have received (i) all filings and recordations that are necessary to perfect the security interest of the Administrative Agent in the Collateral and (ii) evidence, in form and substance reasonably satisfactory to the Administrative Agent, that upon such filings and recordations, the Administrative Agent will have a valid perfected first priority Lien upon all of the Collateral; provided that deposit accounts and securities accounts that are Collateral shall be subject to the provisions of Section 6.3;

(i) the Administrative Agent shall have received and reviewed Lien and judgment search results for the jurisdiction of organization of each Loan Party and the jurisdiction of the chief executive office of each Loan Party, which search results shall be in form and substance satisfactory to the Administrative Agent;

(j) the Administrative Agent shall have received evidence of insurance and loss payee endorsements required hereunder and under the other Loan Documents, in form and substance reasonably satisfactory to the Administrative Agent;

(k) the Administrative Agent shall have received, in form and substance reasonably satisfactory to the Administrative Agent, an opinion letter of legal counsel to the Loan Parties, with respect to the Loan Parties, which such opinions shall permit reliance by successors and permitted assigns of each of the Administrative Agent and the Lenders;

(l) the Administrative Agent shall have received a certificate, in form and substance reasonably satisfactory to the Administrative Agent, executed by the chief financial officer of the Company certifying that (i) to the knowledge of such officer, no action, suit, investigation or proceeding is pending or threatened in any court or before any arbitrator or governmental instrumentality that purports to affect any Loan Party or any transaction contemplated by the Loan Documents, which action, suit, investigation or proceeding could reasonably be expected to have a Material Adverse Effect and (ii) immediately after giving effect to this Agreement (including the initial extensions of credit hereunder), the other Loan Documents, and all the transactions contemplated therein or thereby to occur on such date, (A) no Default or Event of Default exists, (B) all representations and warranties contained herein and in the other Loan Documents are true and correct in all material respects, (C) the Company and its Subsidiaries taken as a whole are Solvent;

(m) the Administrative Agent shall have received an executed Notice of Account Designation;

(n) the Administrative Agent shall have received, in form and substance reasonably satisfactory thereto, financial projections prepared by management of the Company and its Subsidiaries, which will be quarterly for the first year after the Closing Date and annually thereafter for the term of this Agreement (and which will not be inconsistent with information provided to the Lenders prior to the Closing Date);

(o) the Administrative Agent shall have received, in form and substance reasonably satisfactory thereto, copies of unaudited financial statements of the Company and its Subsidiaries for each fiscal monthly period ended since December 31, 2008 (including the fiscal monthly period ending at least fifteen (15) Business Days prior to the Closing Date);

(p) the Administrative Agent shall have received, in form and substance reasonably satisfactory thereto, statements demonstrating that the accounts payable of the Company and its Subsidiaries are at a level and in a condition consistent with historical practices;

(q) the Administrative Agent shall have received a certificate provided by the Company that sets forth information required by the Patriot Act including, without limitation, the identity of each Loan Party, the name and address of each Loan Party and other information requested by the Administrative Agent that will allow the Administrative Agent or any Lender, as applicable, to identify each Loan Party in accordance with the Act, in form and substance reasonably satisfactory to the Administrative Agent and the Lenders;

(r) the Administrative Agent shall have received a sources and uses table accompanied by payment instructions;

(s) all fees and expenses required to be paid hereunder, including without limitation, (i) under the Fee Letter and (ii) all other fees and expenses invoiced on or before the Closing Date, shall have been paid in full in cash or will be paid on the Closing Date; and

(t) all other documents and legal matters in connection with the transactions contemplated by this Agreement shall be reasonably satisfactory in form and substance to the Administrative Agent and its counsel.

The Administrative Agent shall notify the Administrative Borrower and the Lenders that the conditions specified in Section 5.1 have been satisfied or waived and that the Closing Date has occurred, and such notice, absent manifest error, shall be conclusive and binding.

Section 5.2 Conditions Precedent to All Loans and Letters of Credit. The obligation of the Lenders to make the Loans, including the initial Loans, or of any Issuing Bank to issue any Letter of Credit, including the initial Letters of Credit, is subject to the further satisfaction of, or waiver of, immediately prior to or concurrently with the making of each such Loan or the issuance of such Letter of Credit of each of the following conditions precedent:

(a) all representations and warranties contained herein and in the other Loan Documents shall be true and correct in all material respects with the same effect as though such representations and warranties had been made on and as of the date of the making of each such Loan or providing each such Letter of Credit and after giving effect thereto, except to the extent that such representations and warranties expressly relate solely to an earlier date (in which case such representations and warranties shall have been true and correct in all material respects on and as of such earlier date); provided that any representation or warranty that is qualified as to “materiality”, “Material Adverse Effect” or similar language shall be true and correct (after giving effect to any qualification therein) in all respects on such respective dates;

(b) no Default or Event of Default shall have occurred and be continuing on and as of the date of the making of such Loan or providing each such Letter of Credit and after giving effect thereto; and

(c) Excess Availability shall be equal to or greater than the aggregate amount of requested Loans to be made and requested Letters of Credit to be issued.

ARTICLE 6

SECURITY INTEREST AND COLLECTION

Section 6.1 Grant of Security Interest. To secure payment and performance of all Obligations, each Loan Party hereby grants to the Administrative Agent, for itself and the benefit of Secured Parties, a continuing security interest in, a Lien upon, and a right of set off against, and hereby pledges and makes a collateral assignment to the Administrative Agent, for itself and the benefit of Secured Parties, as security, all of each Loan Party’s right, title and interest in and to the following, whether now owned or hereafter acquired or existing, and wherever located (together with all other collateral security for the respective Obligations at any time granted to or held or acquired by the Administrative Agent or any Secured Party, collectively, the “Collateral”):

(a) all Accounts;

(b) all Inventory;

(c) all deposit accounts and securities accounts located in the United States;

(d) all tax refunds, rebates or other similar payments or credits;

(e) all contracts, contract rights, general intangibles (other than Intellectual Property), payment intangibles, commercial tort claims, chattel paper, documents, instruments and supporting obligations, in each case, directly relating to, or arising from, any of the items described in clauses (a) through (d) above;

(f) all books and records and related data processing software, in each case, directly relating to, or arising from, any of the items described in clauses (a) through (e) above; and

(g) all accessions to, substitutions for and all replacements, products and proceeds of any of the items described in clauses (a) through (f) above, in any form, including without limitation insurance proceeds, all claims against third parties for loss or damage to or destruction of or other involuntary conversion of any kind or nature of any or all of the other Collateral, letters of credit and letter of credit rights.

Section 6.2 Perfection of Security Interests.

(a) Each Loan Party irrevocably and unconditionally authorizes the Administrative Agent (or its agent) to prepare and file at any time and from time to time such financing statements, together with any amendments and continuations with respect thereto, with respect to the Collateral naming the Administrative Agent or its designee as the secured party and such Loan Party as debtor, as the Administrative Agent may require, and including any other information with respect to such Loan Party or otherwise as the Administrative Agent may determine and as may be required by Article 9 of the UCC to perfect the security interest granted by such Loan Party to the Administrative Agent under this Agreement, which authorization shall apply to all financing statements filed on, prior to or after the Closing Date; provided that, with respect to Inventory located in a jurisdiction outside of the United States, no Loan Party shall be required to take any action, and no Lending Party shall take any action, under the laws of such jurisdiction to perfect the security interest granted by such Loan Party. Each Loan Party hereby ratifies and approves all financing statements previously approved by the Administrative

Borrower naming the Administrative Agent or its designee as secured party and such Loan Party, as the case may be, as debtor with respect to the Collateral (and any amendments with respect to such financing statements) filed by or on behalf of the Administrative Agent prior to the Closing Date and ratifies and confirms the authorization of the Administrative Agent to file such financing statements (and amendments, if any). Each Loan Party hereby authorizes the Administrative Agent to adopt on behalf of such Loan Party any symbol required for authenticating any electronic filing. In the event that the description of the Collateral in any financing statement naming the Administrative Agent or its designee as the secured party and any Loan Party as debtor includes assets and properties of such Loan Party that do not at any time constitute Collateral, whether hereunder, under any of the other Loan Documents or otherwise, the filing of such financing statement shall nonetheless be deemed authorized by such Loan Party to the extent of the Collateral included in such description and it shall not render the financing statement ineffective as to any of the Collateral or otherwise affect the financing statement as it applies to any of the Collateral; provided upon the request of such Loan Party, the Administrative Agent shall, or shall cause its designee as the secured party to, promptly file an amendment to any such financing statement to eliminate such assets and properties from such description. In no event shall any Loan Party at any time file, or permit or cause to be filed, any continuation, amendment or termination with respect to any financing statement naming the Administrative Agent or its designee as secured party and such Loan Party as debtor.

(b) In the event that any Loan Party shall be entitled to or shall receive any chattel paper or instrument that constitutes Collateral, in each case having an individual value of at least $1,000,000, or, when aggregated together with the value of all other such chattel paper and instruments not yet delivered to the Administrative Agent pursuant to this Section, a value of at least $10,000,000, then upon the receipt thereof by or on behalf of any Loan Party (including by any agent or representative), such Loan Party shall promptly deliver, or cause to be delivered, to the Administrative Agent, all such tangible chattel paper and instruments, accompanied by such instruments of transfer or assignment duly executed in blank as the Administrative Agent may from time to time reasonably specify, in each case except as the Administrative Agent may otherwise agree. At the Administrative Agent’s option, each Loan Party shall, or the Administrative Agent may at any time on behalf of any Loan Party, cause the original of any such instrument or chattel paper to be conspicuously marked in a form and manner acceptable to the Administrative Agent with the following legend referring to chattel paper or instruments as applicable: “This [chattel paper][instrument] is subject to the security interest of Wachovia Bank, National Association, as the Administrative Agent and any sale, transfer, assignment or encumbrance of this [chattel paper][instrument] violates the rights of such secured party.”

(c) In the event that any Loan Party shall at any time hold or acquire an interest in any electronic chattel paper or any “transferable record” (as such term is defined in Section 201 of the Federal Electronic Signatures in Global and National Commerce Act or in Section 16 of the Uniform Electronic Transactions Act as in effect in any relevant jurisdiction) that constitutes Collateral, in each case having an individual value of at least $1,000,000, or, when aggregated together with the value of all other such chattel paper and transferable records not yet subject to the control of the Administrative Agent pursuant to this Section, a value of at least $5,000,000, such Loan Party shall promptly notify the Administrative Agent thereof in writing. Promptly upon the Administrative Agent’s request, such Loan Party shall take, or cause to be taken, such actions as the Administrative Agent may reasonably request to give the Administrative Agent control of such electronic chattel paper under Section 9-105 of the UCC and control of such transferable record under Section 201 of the Federal Electronic Signatures in Global and National Commerce Act or, as the case may be, Section 16 of the Uniform Electronic Transactions Act, as in effect in such jurisdiction.

(d) On or prior to the date that is one hundred twenty (120) days after the Closing Date, the Administrative Agent shall have received, in form and substance reasonably satisfactory to the

Administrative Agent, (i) Deposit Account Control Agreements by and among the Administrative Agent, each applicable Loan Party and each bank where such Loan Party has a deposit account (other than any Excluded Account, as defined below) and (ii) Investment Property Control Agreements by and among the Administrative Agent, each applicable Loan Party and each securities intermediary that maintains a securities account of such Loan Party (other than any Excluded Account), in each case, duly authorized, executed and delivered by the Administrative Agent, such Loan Party and such bank or securities intermediary, as applicable; provided that, if a Cash Dominion Period occurs within such 120 day period, the Loan Parties will use their commercially reasonable efforts to obtain the Deposit Account Control Agreements and Investment Property Control Agreements required above. Subject to Section 6.3(a), Loan Parties shall not, directly or indirectly, after the Closing Date open, establish or maintain any deposit account or securities account (other than an Excluded Account, as defined below) unless on or before the opening of such deposit account or securities account, such Loan Party shall deliver to the Administrative Agent a Deposit Account Control Agreement or Investment Property Control Agreement, as applicable, with respect to such deposit account or securities account, duly authorized, executed and delivered by such Loan Party and the bank at which such deposit account is opened and maintained or the securities intermediary at which such securities account is maintained, as applicable. The terms of this subsection (d) shall not apply to any of the following (each an “Excluded Account”): (A) deposit accounts specifically and exclusively used for, payroll, payroll taxes and other employee wage and benefit payments to or for the benefit of any Loan Party’s employees, (B) the Store Bank Accounts which, individually or in the aggregate, do not at any time have more than $5,000,000 on deposit therein, (C) any deposit account or securities account that is not located within the United States of America which, individually or in the aggregate, does not at any time have more than $5,000,000 on deposit therein, (D) any deposit account or securities account that is located within the United States of America which, individually or in the aggregate, does not have at any time have more than $2,000,000 on deposit therein or (E) any disbursement account that is used solely for the purpose of paying obligations of one or more of the Loan Parties that have become due and payable.

(e) In the event that any Loan Party shall be entitled to or shall receive any right to payment under any letter of credit, banker’s acceptance or any similar instrument that constitutes Collateral, in each case having an individual value of at least $1,000,000, or, when aggregated together with the value of all other such letters of credit, banker’s acceptances and other similar instruments not yet delivered to the Administrative Agent pursuant to this Section, a value of at least $5,000,000, whether as beneficiary thereof or otherwise after the Closing Date, such Loan Party shall promptly notify the Administrative Agent thereof in writing. Such Loan Party shall promptly, as the Administrative Agent may specify in writing, either (i) deliver, or cause to be delivered to the Administrative Agent, with respect to any such letter of credit, banker’s acceptance or similar instrument, the written agreement of the issuer and any other nominated person obligated to make any payment in respect thereof (including any confirming or negotiating bank), in form and substance reasonably satisfactory to the Administrative Agent, consenting to the assignment of the proceeds of the letter of credit to the Administrative Agent by such Loan Party and agreeing to make all payments thereon directly to the Administrative Agent or as the Administrative Agent may otherwise direct or (ii) cause the Administrative Agent to become, at the Borrowers’ expense, the transferee beneficiary of the letter of credit, banker’s acceptance or similar instrument (as the case may be).

(f) In the event that any Loan Party shall at any time after the Closing Date have any commercial tort claims that constitute Collateral (excluding any commercial tort claim where a Responsible Officer of such Loan Party has reasonably determined that the amount likely to be recovered in respect of such claim will not exceed $2,000,000), such Loan Party shall promptly notify the Administrative Agent thereof in writing, which notice shall (i) set forth in reasonable detail the basis for and nature of such commercial tort claim and (ii) include the express grant by such Loan Party to the Administrative Agent of a security interest in such commercial tort claim (and the proceeds thereof). In the event that such notice does not include such grant of a security interest, the sending thereof by such Loan Party to the Administrative Agent shall be deemed to constitute such grant to the Administrative Agent. Upon the sending of such notice, any commercial tort claim described therein shall constitute part of the Collateral and shall be deemed included therein.

(g) Except as set forth in Schedule 8.2, the Loan Parties do not have any Inventory valued in excess of $200,000 in the custody, control or possession of a third party as of the Closing Date, except for goods located in the United States in transit to a location of a Loan Party set forth in Schedule 8.2 in the ordinary course of business of such Loan Party in the possession of the carrier transporting such goods.

(h) Except as otherwise expressly provided in this Agreement or any other Loan Document, the Loan Parties shall take any other actions reasonably requested by the Administrative Agent from time to time to cause the attachment, perfection and first priority of, and the ability of the Administrative Agent to enforce, the security interest of the Administrative Agent in any and all of the Collateral (subject only to the Liens permitted under Section 10.2), including, without limitation, (i) executing, delivering and, where appropriate, filing financing statements and amendments relating thereto under the UCC and other applicable law, to the extent, if any, that any Loan Party’s signature thereon is required therefor, (ii) complying with any provision of any statute, regulation or treaty of the United States as to any Collateral if compliance with such provision is a condition to attachment, perfection or priority of, or ability of the Administrative Agent to enforce, the security interest of the Administrative Agent in such Collateral, and (iii) obtaining the consents and approvals of any Governmental Authority or third party, including, without limitation, any consent of any licensor, lessor or other person obligated on Collateral.

Section 6.3 Collection of Accounts.

(a) The Borrowers shall promptly deposit and direct their respective account debtors to directly remit all payments on Accounts and all payments constituting proceeds of Inventory or other Collateral in the identical form in which such payments are made, whether by cash, check or other manner, into one or more deposit accounts subject to a Deposit Account Control Agreement pursuant to Section 6.2(d) (the “Blocked Accounts”). Each Deposit Account Control Agreement entered into with respect to a Blocked Account shall provide the Administrative Agent with the ability, during a Cash Dominion Period, to direct that all payments to the Blocked Accounts shall be swept daily to the Administrative Agent Payment Account. Each Loan Party agrees that during a Cash Dominion Period all payments made to such Blocked Accounts or other funds received and collected by the Administrative Agent or any Lender, whether in respect of the Accounts, as proceeds of Inventory or other Collateral or otherwise shall be treated as payments to the Administrative Agent and the Lenders in respect of the Obligations and therefore shall constitute the property of the Administrative Agent and the Lenders to the extent of then outstanding Obligations.

(b) Except during a Cash Dominion Period, the Administrative Agent will not give notice under any Deposit Account Control Agreement terminating the Borrowers’ right to have access to such deposit accounts or give instructions with respect thereto. During any Cash Dominion Period, the Borrowers, promptly upon the request of the Administrative Agent, shall deliver to the Administrative Agent a schedule of all deposit accounts (other than deposit accounts described in clauses (A) and (E) of the definition of Excluded Account), that are maintained by the Loan Parties, which schedule shall include, with respect to each depository (i) the name and address of such depository, (ii) the account name and number(s) maintained with such depository and (iii) a contact person at such depository.

(c) For purposes of calculating (i) the amount of the Loans and Letters of Credit available to the Borrowers and (ii) the amount of interest on the Obligations, such payments will be applied (conditional upon final collection) to the Obligations on the Business Day of receipt by the Administrative Agent of immediately available funds in the Administrative Agent Payment Account, provided such payments and notice thereof are received not later than 2:00 p.m. on such day. All payments received by the Administrative Agent after 2:00 p.m. shall be deemed received on the next succeeding Business Day and any applicable interest or fees shall continue to accrue.

(d) During a Cash Dominion Period, each Loan Party and their respective employees, agents and Subsidiaries shall, acting as trustee for the Administrative Agent, receive, as the property of the Administrative Agent, any monies, checks, notes, drafts or any other payment relating to and/or proceeds of Collateral which come into their possession or under their control and immediately upon receipt thereof, shall deposit or cause the same to be deposited in a Blocked Account, or remit the same or cause the same to be remitted, in kind, to the Administrative Agent. In no event shall the same be commingled with any Loan Party’s other funds. The Borrowers agree to reimburse the Administrative Agent on demand for any amounts owed or paid to any bank or other financial institution at which a Blocked Account or any other deposit account or investment account is established or any other bank, financial institution or other person involved in the transfer of funds to or from the Blocked Accounts arising out of the Administrative Agent’s payments to or indemnification of such bank, financial institution or other person. The obligations of the Borrowers to reimburse the Administrative Agent for such amounts pursuant to this Section 6.3 shall survive the termination of this Agreement.

ARTICLE 7

COLLATERAL REPORTING AND COVENANTS

Section 7.1 Collateral Reporting.

(a) The Administrative Borrower shall provide the Administrative Agent with the following documents in a form reasonably satisfactory to the Administrative Agent: (A) as soon as available after the end of each fiscal month (but in any event within fifteen (15) Business Days after the end thereof), a Borrowing Base Certificate and (B) each other report described on Schedule 7.1 (as such Schedule may be amended, restated, updated, supplemented or otherwise modified from time to time by the Administrative Agent and the Borrowers) within the time periods set forth for delivery thereof in such Schedule.

(b) If any Loan Party’s records or reports of the Collateral are prepared or maintained by an accounting service, contractor, shipper or other agent, such Loan Party hereby irrevocably authorizes such service, contractor, shipper or agent to deliver such records, reports, and related documents to the Administrative Agent and to follow the Administrative Agent’s instructions with respect to further services at any time that an Event of Default has occurred and is continuing.

(c) Upon the occurrence and during the continuation of an Event of Default or if Excess Availability is less than the Threshold Amount, the Administrative Agent may require more frequent reporting of certain of the foregoing information set forth in this Section 7.1, such frequency to be determined in the Administrative Agent’s reasonable discretion.

Section 7.2 Accounts Covenants.

(a) The Administrative Borrower shall notify the Administrative Agent promptly (which notice may include disclosure in a Borrowing Base Certificate if delivery thereof would constitute prompt notice pursuant to this clause (a)) of: (i) the assertion of any claims, offsets, defenses or counterclaims by any account debtor, or any disputes with account debtors, in each case, where the amount in controversy is $5,000,000 or more, or any settlement, adjustment or compromise thereof, (ii) all material adverse information known to any Loan Party relating to the financial condition of any account debtor obligated in respect of Accounts having an aggregate value of $5,000,000 or more and (iii) any event or circumstance which, to the knowledge of any Responsible Officer of any Loan Party, would cause the Administrative Agent to consider any then existing Accounts having a value of $5,000,000 or more as no longer constituting Eligible Accounts. No credit, discount, allowance or extension or agreement for any of the foregoing shall be granted to any account debtor, except in the ordinary course of a Loan Party’s business in accordance with its customary credit practices and policies or as otherwise disclosed to the Administrative Agent. So long as no Event of Default has occurred and is continuing, Loan Parties may settle, adjust or compromise any claim, offset, counterclaim or dispute with any account debtor. At any time that an Event of Default has occurred and is continuing, the Administrative Agent shall, at its option, have the exclusive right to settle, adjust or compromise any claim, offset, counterclaim or dispute with account debtors or grant any credits, discounts or allowances.

(b) The Administrative Agent shall have the right at any time or times, in the name of any applicable Loan Party, in the Administrative Agent’s name or in the name of a nominee of the Administrative Agent, to verify the validity, amount or any other matter relating to any Accounts or other Collateral, by mail, telephone, facsimile transmission or otherwise.

Section 7.3 Inventory Covenants; Appraisals, Etc. With respect to the Inventory:

(a) each Loan Party shall at all times maintain inventory records reasonably satisfactory to the Administrative Agent, keeping correct and accurate records itemizing and describing the kind, type, quality and quantity of Inventory and such Loan Party’s cost therefore and daily (or, solely with respect to a Loan Party’s records related to raw materials Inventory, at such intervals as are consistent with such Loan Party’s customary credit practices and policies with respect thereto as in effect on the Closing Date (which in no event shall be longer than monthly) and as disclosed to the Administrative Agent on or prior to the Closing Date) withdrawals therefrom and additions thereto (it being agreed and acknowledged that the inventory records of the Loan Parties as in effect on the Closing Date (and as delivered, or otherwise made available, to the Administrative Agent prior to the Closing Date) are reasonably satisfactory to the Administrative Agent);

(b) each Loan Party shall either (i) conduct a physical count of the Inventory at least once each year (or in accordance with its customary credit practices and policies with respect thereto) or (ii) conduct regular cycle counts of Inventory in accordance with its customary credit practices and policies with respect thereto and, in each case of clauses (i) or (ii) above, promptly following the Administrative Agent’s request, or in connection with the next regularly scheduled field examination completed pursuant to Section 7.6, shall supply the Administrative Agent with a report in form and detail reasonably satisfactory to the Administrative Agent concerning such physical count or cycle count, as applicable;

(c) upon the Administrative Agent’s request (which shall in any event be at least one (1) time in each twelve (12) consecutive fiscal month period), the Borrowers shall, at their expense, no more than two (2) times in any twelve (12) consecutive fiscal month period, deliver or cause to be delivered to the Administrative Agent written appraisals as to the Inventory in form, scope and methodology reasonably acceptable to the Administrative Agent and by an appraiser reasonably acceptable to the Administrative Agent, addressed to the Administrative Agent and the Lenders and upon which the Administrative Agent and the Lenders are expressly permitted to rely; provided that (i) if Excess Availability is less than the Threshold Amount for any period of ten (10) consecutive Business Days, the Administrative Agent shall be permitted to request, and the Borrowers shall be required to bear the cost of, three (3) such appraisals in any twelve (12) consecutive fiscal month period and (ii) upon the occurrence and during the continuation of an Event of Default, there shall be no limit on the number of appraisals which may be requested by the Administrative Agent or the Required Lenders, and the Borrowers shall be required to bear the cost of all such appraisals;

(d) Loan Parties shall produce, use, store and maintain the Inventory with all reasonable care and caution and in accordance with applicable standards of any insurance and in conformity in all material respects with applicable laws (including the requirements of the Federal Fair Labor Standards Act of 1938, as amended and all rules, regulations and orders related thereto);

(e) none of the Inventory or other Collateral constitutes farm products or the proceeds thereof; and

(f) each Loan Party assumes all responsibility and liability arising from or relating to the production, use, sale or other disposition of the Inventory.

Section 7.4 Power of Attorney. Each Loan Party hereby irrevocably designates and appoints the Administrative Agent (and all persons designated by the Administrative Agent) as such Loan Party’s true and lawful attorney-in-fact, and authorizes the Administrative Agent, in such Loan Party’s or the Administrative Agent’s name, to: (a) at any time an Event of Default has occurred and is continuing (i) demand payment on Accounts or other Collateral, (ii) enforce payment of Accounts by legal proceedings or otherwise, (iii) exercise all of such Loan Party’s rights and remedies to collect any Account or other Collateral, (iv) sell or assign any Account upon such terms, for such amount and at such time or times as the Administrative Agent reasonably deems advisable, (v) settle, adjust, compromise, extend or renew an Account, (vi) discharge and release any Account, (vii) prepare, file and sign such Loan Party’s name on any proof of claim in bankruptcy or other similar document against an account debtor or other obligor in respect of any Accounts or other Collateral, (viii) notify the post office authorities to change the address for delivery of remittances from account debtors or other obligors in respect of Accounts or other proceeds of Collateral to an address designated by the Administrative Agent, and open and dispose of all mail addressed to such Loan Party and handle and store all mail relating to the Collateral; (ix) endorse such Loan Party’s name upon any chattel paper, document, instrument, invoice, or similar document or agreement relating to any Account or any goods pertaining thereto or any other Collateral, including any warehouse or other receipts, or bills of lading and other negotiable or non-negotiable documents, (x) clear Inventory the purchase of which was financed with a Letter of Credit through U.S. Customs or foreign export control authorities in such Loan Party’s name, the Administrative Agent’s name or the name of the Administrative Agent’s designee, and to sign and deliver to customs officials powers of attorney in such Loan Party’s name for such purpose, and to complete in such Loan Party’s or the Administrative Agent’s name, any order, sale or transaction, obtain the necessary documents in connection therewith and collect the proceeds thereof; (xi) sign such Loan Party’s name on any verification of Accounts and notices thereof to account debtors or any secondary obligors or other obligors in respect thereof, and (xii) do all acts and things which are necessary, in the Administrative Agent’s reasonable determination, to fulfill such Loan Party’s obligations under this Agreement and the other Loan Documents and (b) at any time during a Cash Dominion Period to (i) take control in any manner of any item of payment in respect of Accounts or constituting Collateral or otherwise received in or for deposit in the Blocked Accounts or otherwise received by the Administrative Agent or any Lender, (ii) have access to any lockbox or postal box into which remittances from account debtors or other obligors in respect of Accounts or other proceeds of Collateral are sent or received, and (iii) endorse such Loan Party’s name upon any items of payment in respect of Accounts or constituting Collateral or otherwise received by the Administrative Agent and any Lender and deposit the same in the Administrative Agent Payment Account for application to the Obligations. Each Loan Party hereby releases the Administrative Agent and the Lenders and their respective officers, employees and designees from any liabilities arising from any act or acts under this power of attorney and in furtherance thereof, whether of omission or commission, except to the extent resulting from the Administrative Agent’s or any Lender’s own gross negligence or willful misconduct as determined pursuant to a final non-appealable order of a court of competent jurisdiction.

Section 7.5 Right to Cure. The Administrative Agent may, at its option, upon notice to the Administrative Borrower, upon the occurrence and during the continuation of an Event of Default, (a) cure any default by any Loan Party under any Material Contract with a third party that affects the Collateral, its value or the ability of the Administrative Agent to collect, sell or otherwise dispose of the Collateral or the rights and remedies of the Administrative Agent or any Lender therein or the ability of any Loan Party to perform its obligations hereunder or under any of the other Loan Documents, (b) pay or bond on appeal any judgment entered against any Loan Party, to the extent such judgment is secured by or could reasonably be expected to result in a Lien on Collateral, (c) discharge taxes, liens, security interests or other encumbrances at any time levied on or existing with respect to the Collateral and (d) pay any amount, incur any expense or perform any act which, in the Administrative Agent’s reasonable judgment, is necessary or appropriate to preserve, protect, insure or maintain the Collateral and the rights of the Administrative Agent and the Lenders with respect thereto. The Administrative Agent may add any amounts so expended to the Obligations and charge any Borrower’s account therefor, such amounts to be repayable by the Borrowers on demand. The Administrative Agent and the Lenders shall be under no obligation to effect such cure, payment or bonding and shall not, by doing so, be deemed to have assumed any obligation or liability of any Loan Party. Any payment made or other action taken by the Administrative Agent or any Lender under this Section 7.5 shall be without prejudice to any right to assert an Event of Default hereunder and to proceed accordingly.

Section 7.6 Access to Premises; Field Audits. From time to time as requested by the Administrative Agent, at the cost and expense of the Borrowers, (a) the Administrative Agent or its designee shall have complete access to all of each Loan Party’s premises during normal business hours and after notice to the Administrative Borrower, or at any time and without notice to the Administrative Borrower if an Event of Default has occurred and is continuing, for the purposes of inspecting, verifying and auditing the Collateral and all of each Loan Party’s books and records, including the Records, and (b) each Loan Party shall promptly furnish to the Administrative Agent such copies of such books and records or extracts therefrom as the Administrative Agent may reasonably request, and the Administrative Agent or the Administrative Agent’s designee may use during normal business hours such of any Loan Party’s personnel, equipment, supplies and premises as may be reasonably necessary for the foregoing and, if an Event of Default has occurred and is continuing, for the collection of Accounts and realization of other Collateral. In addition to the foregoing, the Administrative Agent shall be permitted to conduct no more than two (2) field examinations (it being understood that for the purposes hereof a single field examination may consist of examinations conducted at multiple relevant sites and involving each of the relevant Loan Parties and their assets) during any twelve (12) consecutive fiscal month period (and in any event, the Administrative Agent shall conduct at least one (1) field examination in each twelve (12) consecutive fiscal month period), each at the Borrowers’ expense; provided that (i) if Excess Availability is less than the Threshold Amount for any period of ten (10) consecutive Business Days, the Administrative Agent shall be permitted to conduct three (3) such field examinations during any twelve (12) fiscal consecutive month period, each at the Borrowers’ expense and (ii) upon the occurrence and during the continuation of an Event of Default, there is no limit on the number of field examinations which may be conducted by the Administrative Agent, each at the Borrowers’ expense. In addition to the foregoing, if an Event of Default has occurred and is continuing, the Administrative Agent will provide the Lenders with reasonable notice of any scheduled field examination, collateral audit or other due diligence visit to the Loan Parties’ premises, and one representative of each Lender (or such Lender’s designee) shall be permitted to accompany the Administrative Agent (or the Administrative Agent’s designee) on such field examination, collateral audit or other due diligence visit.

ARTICLE 8

REPRESENTATIONS AND WARRANTIES

Each Loan Party, on behalf of itself and each of its Subsidiaries, hereby represents and warrants to the Administrative Agent, the Lenders and the Issuing Banks the following (which shall survive the execution and delivery of this Agreement):

Section 8.1 Corporate Existence, Power and Authority. Each Loan Party and each Domestic Subsidiary thereof is a corporation, limited liability company, limited partnership or other legal entity duly organized and in good standing under the laws of its jurisdiction of organization and is duly qualified as a foreign corporation, limited liability company, limited partnership, or other legal entity and in good standing in all states or other jurisdictions where the nature and extent of the business transacted by it or the ownership of assets makes such qualification necessary, except for those jurisdictions in which the failure to so qualify would not have a Material Adverse Effect. The execution, delivery and performance of this Agreement and the other Loan Documents and the consummation of the transactions contemplated hereunder and thereunder (a) are all within each Loan Party’s corporate, limited liability company, limited partnership or other comparable powers, (b) have been duly authorized, (c) are not in contravention of law or the terms of any Loan Party’s certificate of incorporation, certificate of formation, bylaws, operating agreement, limited partnership agreement or other organizational documentation, or any indenture, agreement, undertaking or Material Contract to which any Loan Party is a party or by which any Loan Party or its property is bound and (d) will not result in the creation or imposition of, or require or give rise to any obligation to grant, any Lien upon any property of any Loan Party (other than Liens in favor of the Administrative Agent). This Agreement and the other Loan Documents to which any Loan Party is a party constitute legal, valid and binding obligations of such Loan Party enforceable in accordance with their respective terms; provided that the enforceability hereof and thereof is subject in each case to general principles of equity and to bankruptcy, insolvency and similar laws affecting the enforcement of creditors’ rights generally.

Section 8.2 Name; State of Organization; Chief Executive Office; Collateral Locations.

(a) The exact legal name of each Loan Party as of the Closing Date is as set forth on the signature page of this Agreement and in Schedule 8.2. No Loan Party has, during the five (5) year period ending on the date of this Agreement, been known by or used any other corporate or fictitious name or been a party to any merger or consolidation, or acquired all or substantially all of the assets of any Person, or acquired any of its property or assets out of the ordinary course of business, except as set forth in Schedule 8.2.

(b) As of the Closing Date, each Loan Party is an organization of the type and organized in the jurisdiction set forth in Schedule 8.2. Schedule 8.2 accurately sets forth as of the Closing Date the organizational identification number of each Loan Party or accurately states that such Loan Party has none and accurately sets forth the federal employer identification number of each Loan Party.

(c) As of the Closing Date, the chief executive office and primary mailing address of each Loan Party and each Loan Party’s Records concerning Accounts are set forth in Schedule 8.2 and, as of the Closing Date, its only other locations of Collateral consisting of Inventory with a Value in excess of $200,000 at any one such location, if any, are set forth in Schedule 8.2.

Section 8.3 Financial Statements; No Material Adverse Effect. All financial statements relating to the Loan Parties and their Subsidiaries which have been or may hereafter be delivered by any Loan Party to the Administrative Agent and the Lenders have been prepared in accordance with GAAP (except as to any (a) monthly financial statements and (b) quarterly financial statements, to the extent such quarterly statements are subject to normal quarter-end and year-end adjustments and do not include any notes) and fairly present in all material respects the financial condition and the results of operation of the Loan Parties and their Subsidiaries as at the dates and for the periods set forth therein. Since December 31, 2008 there has been no act, condition or event having, or that could reasonably be expected to have, a Material Adverse Effect. The projections that have been delivered to the Administrative Agent pursuant to Section 5.1(p) or any projections hereafter delivered to the Administrative Agent have been prepared in light of the past operations of the businesses of Loan Parties and are based upon estimates and assumptions stated therein, all of which Loan Parties have determined to be reasonable and fair in light of then current conditions and current facts and reflect the good faith and reasonable estimates of Loan Parties of the future financial performance of the Company and its Subsidiaries and of the other information projected therein for the periods set forth therein (it being understood that actual results may differ from those set forth in such projections).

Section 8.4 Priority of Liens. The Liens granted to the Administrative Agent under this Agreement and the other Loan Documents constitute valid and (except and only to the extent as otherwise permitted under Section 6.2(b) through (f)) perfected first priority Liens and security interests in and upon the Collateral, subject only to the Liens permitted under Section 10.2.

Section 8.5 Tax Returns. Each Loan Party and each Domestic Subsidiary thereof has filed, or caused to be filed, in a timely manner all Federal and all material State, county, local and foreign income, excise, property and other material tax returns which are required to be filed by it. All material information in such tax returns is complete and accurate in all material respects. Each Loan Party and each Domestic Subsidiary thereof has paid or caused to be paid all material taxes due and payable or claimed due and payable in any assessment received by it, except taxes the validity of which are being contested in good faith by appropriate proceedings diligently pursued and available to such Loan Party or such Domestic Subsidiary and with respect to which adequate reserves have been set aside on its books to the extent required under GAAP or other applicable accounting principles. Adequate provision has been made for the payment of all accrued and unpaid Federal, State, county, local, foreign and other material taxes whether or not yet due and payable and whether or not disputed.

Section 8.6 Litigation. Except for matters existing on the Closing Date and set forth in Schedule 8.6, there is no action, suit, proceeding or investigation pending, or to the knowledge of any of the Loan Parties threatened in writing, against or affecting any Borrower or any of their respective Domestic Subsidiaries before any court or arbitrator or any governmental body, agency or official which could reasonably be expected to have a Material Adverse Effect.

Section 8.7 Compliance with Applicable Laws.

(a) The Loan Parties and their Domestic Subsidiaries are in compliance with the requirements of all applicable laws, rules, regulations and orders of any Governmental Authority relating to their respective businesses, including, without limitation, those set forth in or promulgated pursuant to the Occupational Safety and Health Act of 1970, as amended, the Fair Labor Standards Act of 1938, as amended, ERISA, the Code, as amended, and the rules and regulations thereunder, and all Environmental Laws, except for noncompliance which could not reasonably be expected to have a Material Adverse Effect.

(b) The Loan Parties and their Domestic Subsidiaries have obtained all permits, licenses, approvals, consents, certificates, orders or authorizations of any Governmental Authority required for the lawful conduct of its business (the “Permits”), except for those the failure to obtain could not reasonably be expected to have a Material Adverse Effect. All such Permits are valid and subsisting and in full force and effect. There are no actions, claims or proceedings pending or, to the knowledge of any Responsible Officer of any Loan Party, threatened that seek the revocation, cancellation, suspension or modification of any such Permits.

Section 8.8 Environmental Compliance.

(a) No Loan Party and no Domestic Subsidiary thereof has generated, used, stored, treated, transported, manufactured, handled, produced or disposed of any Hazardous Materials, on or off its premises (whether or not owned by it) in any manner which at any time violates in any respect any applicable Environmental Law or Permit, except any violation which could not reasonably be expected to have a Material Adverse Effect. The operations of each Loan Party and each Domestic Subsidiary thereof comply with all Environmental Laws and all Permits, except for noncompliance which could not reasonably be expected to have a Material Adverse Effect.

(b) There has been no investigation by any Governmental Authority or any proceeding, complaint, order, directive, claim, citation or notice by any Governmental Authority or any other person nor is any pending or, to the knowledge of any Responsible Officer of any Loan Party, threatened, with respect to any non compliance with or violation of the requirements of any Environmental Law by any Loan Party or any Domestic Subsidiary thereof or the release, spill or discharge, threatened or actual, of any Hazardous Material or the generation, use, storage, treatment, transportation, manufacture, handling, production or disposal of any Hazardous Materials or any other environmental, health or safety matter, which, in the case of any of the foregoing, could reasonably be expected to have a Material Adverse Effect.

Section 8.9 Employee Benefits.

(a) Each Plan is in compliance with the applicable provisions of ERISA, the Code and other Federal or State law, except where any noncompliance could not reasonably be expected to have a Material Adverse Effect. Each Plan which is intended to qualify under Section 401(a) of the Code has received a favorable determination letter from the Internal Revenue Service and to the knowledge of any Responsible Officer of any Loan Party, nothing has occurred which would cause the loss of such qualification. Each Borrower and its ERISA Affiliates have made all required contributions to any Plan subject to Section 412 of the Code, and no application for a funding waiver or an extension of any amortization period pursuant to Section 412 of the Code has been made with respect to any Plan.

(b) There are no pending, or to the knowledge of any Responsible Officer of any Loan Party, threatened claims, actions or lawsuits, or action by any Governmental Authority, with respect to any Plan. There has been no prohibited transaction or violation of the fiduciary responsibility rules with respect to any Plan that could reasonably be expected to result in material liability to any Loan Party.

(c) (i) No ERISA Event has occurred or is reasonably expected to occur; (ii) based on the latest valuation of each Pension Plan and on the actuarial methods and assumptions employed for such valuation (determined in accordance with the assumptions used for funding such Pension Plan pursuant to Section 412 of the Code), the aggregate current value of accumulated benefit liabilities of such Pension Plan under Section 4001(a)(16) of ERISA does not exceed the aggregate current value of the assets of such Pension Plan; (iii) each Loan Party, and their ERISA Affiliates, have not incurred and do not reasonably expect to incur, any liability under Title IV of ERISA with respect to any Plan (other than premiums due and not delinquent under Section 4007 of ERISA); (iv) each Loan Party, and their ERISA Affiliates, have not incurred and do not reasonably expect to incur, any liability (and no event has occurred which, with the giving of notice under Section 4219 of ERISA, would result in such liability) under Section 4201 or 4243 of ERISA with respect to a Multiemployer Plan; and (v) each Loan Party, and their ERISA Affiliates, have not engaged in a transaction that would be subject to Section 4069 or 4212(c) of ERISA.

Section 8.10 Bank Accounts. As of the Closing Date, all of the deposit accounts and securities accounts in the name of or used by any Loan Party maintained at any bank, other financial institution or securities intermediary, excluding any such accounts described in clauses (A), (B) and (E) of the definition of Excluded Accounts, are set forth in Schedule 8.10.

Section 8.11 Intellectual Property. Each Loan Party owns or licenses or otherwise has the right to use all of its Material Intellectual Property.

Section 8.12 Subsidiaries; Affiliates; Capitalization; Solvency.

(a) As of the Closing Date, the Company has no Subsidiaries except for those Subsidiaries listed on Schedule 8.12, which accurately sets forth each such Subsidiary’s complete name, jurisdiction of creation and organization and beneficial ownership of the Capital Stock thereof.

(b) As of the Closing Date, all of the issued and outstanding shares of Capital Stock of each Loan Party and each of their Subsidiaries have been duly authorized, in the case of corporations, and are fully paid and non-assessable, and are free and clear of all Liens, except for Liens permitted under Section 10.2.

(c) The Company and its Subsidiaries, taken as a whole, are Solvent and will continue to be Solvent after the creation of the Obligations, the security interests of the Administrative Agent and the other transactions contemplated hereunder.

Section 8.13 Labor Disputes.

(a) Set forth on Schedule 8.13 is a list (including dates of termination) of all collective bargaining or similar agreements between or applicable to each Loan Party and any union, labor organization or other bargaining agent in respect of the employees of any Loan Party on the Closing Date.

(b) There is (i) no significant unfair labor practice complaint pending against any Loan Party or, to the knowledge of any Responsible Officer of any Loan Party, threatened against it, before the National Labor Relations Board, and no significant grievance or significant arbitration proceeding arising out of or under any collective bargaining agreement is pending on the Closing Date against any Loan Party or, to the knowledge of any Responsible Officer of any Loan Party, threatened against it, and (ii) no significant strike, labor dispute, slowdown or stoppage is pending against any Loan Party or, to the knowledge of any Responsible Officer of any Loan Party, threatened against any Loan Party, in the case of either of clause (i) or (ii), which could reasonably be expected to have a Material Adverse Effect.

Section 8.14 Material Contracts. Schedule 8.14 sets forth all Material Contracts to which any Loan Party is a party or is bound as of the Closing Date. The Loan Parties have delivered true, correct and complete copies of such Material Contracts to the Administrative Agent on or before the Closing Date. As of the Closing Date, no Loan Party is in breach of or in default under any Material Contract and has not received any notice of the intention of any other party thereto to terminate any Material Contract.

Section 8.15 Title to Property. Each Loan Party has good and marketable title to or valid leasehold interests in all of the real and personal property that is necessary to the conduct of such Loan Party’s business, subject to no Liens other than permitted Liens pursuant to Section 10.2.

Section 8.16 Payable Practices. No Loan Party has made any material change in its historical accounts payable practices with respect to the extension of payment past the due date for such account payable from those in effect immediately prior to the Closing Date other than such changes deemed prudent by such Loan Party exercising its reasonable business judgment; provided that such changes are not made for the primary purpose of temporarily increasing Excess Availability under this Agreement.

Section 8.17 Accuracy and Completeness of Information. All information furnished by or on behalf of any Loan Party in writing to the Administrative Agent or any Lender in connection with this Agreement or any of the other Loan Documents or any transaction contemplated hereby or thereby is, and all such information hereafter furnished will be, when taken as a whole, true, accurate and complete in every material respect on the date as of which such information is dated or certified and does not omit any material fact necessary in order to make such information not misleading.

Section 8.18 Investment Company Act. No Loan Party is an “investment company” registered or required to be registered under the Investment Company Act of 1940, as amended, or is, directly or indirectly, controlled by such a company.

Section 8.19 Accounts; Inventory. Each Account included in the Borrowing Base as an Eligible Account meets all of the requirements of an Eligible Account set forth in this Agreement. Each item of Inventory included in the Borrowing Base as Eligible Inventory meets all of the requirements of Eligible Inventory set forth in this Agreement.

Section 8.20 Anti-Terrorism Laws. Neither the making of the Loans hereunder nor the Borrowers’ use of the proceeds thereof will violate the Patriot Act, OFAC, the Trading with the Enemy Act, as amended, any of the foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B, Chapter V, as amended), or any enabling legislation in force in the United States or executive order relating thereto, or is in violation of any Federal statute or Presidential Executive Order, including without limitation Executive Order 13224 66 Fed. Reg. 49079 (September 25, 2001) (Blocking Property and Prohibiting Transactions with Persons who Commit, Threaten to Commit or Support Terrorism), in each case, to the extent applicable to any Borrower. None of the Borrowers, any Subsidiary of any Borrower or any Affiliate of any Borrower: (a) is a Sanctioned Person, (b) has any of its assets in Sanctioned Entities, or (c) derives any of its operating income from investments in, or transactions with Sanctioned Persons or Sanctioned Entities, in each case, that would constitute a violation of applicable laws. The proceeds of any Loan will not be used and have not been used to fund any operations in, finance any investments or activities in, or make any payments to, a Sanctioned Person or a Sanctioned Entity.

Section 8.21 Senior Indebtedness. The monetary Obligations hereunder rank at least pari passu in right of payment (to the fullest extent permitted by law) with all other senior indebtedness of the Borrowers; provided that the prior secured claims of any other senior indebtedness solely with respect to particular collateral will not be deemed to result in such Obligations not being at least pari passu in right of payment to such other senior indebtedness.

Section 8.22 Survival of Warranties; Cumulative. All representations and warranties contained in this Agreement or any of the other Loan Documents shall survive the execution and delivery of this Agreement and shall be deemed to have been made again to the Administrative Agent and the Lenders on the date of the making of a Loan or the issuance of a Letter of Credit (and on the effective date of any Facility Increase) and shall be conclusively presumed to have been relied on by the Administrative Agent and the Lenders regardless of any investigation made or information possessed by the Administrative Agent or any Lender. The representations and warranties set forth herein shall be cumulative and in addition to any other representations or warranties which any Loan Party shall now or hereafter give, or cause to be given, to the Administrative Agent or any Lender under any other Loan Documents.

ARTICLE 9

AFFIRMATIVE COVENANTS

Section 9.1 Maintenance of Existence.

(a) Except as otherwise permitted pursuant to Section 10.4 or 10.5, each Loan Party shall, and shall cause each of its Domestic Subsidiaries to, at all times (i) preserve, renew and keep in full force and effect its legal existence and, (ii) except those that expire or otherwise terminate in accordance with their terms, or for which the failure to maintain could not reasonably be expected to have a Material Adverse Effect, maintain in full force and effect all registrations, approvals, authorizations, leases, contracts, consents and Permits necessary to carry on the business as presently or proposed to be conducted.

(b) No Loan Party shall, change its name, its type of organization, its jurisdiction of organization or its legal structure unless each of the following conditions is satisfied: (A) the Administrative Agent shall have received prior written notice from the Administrative Borrower of such proposed change, which notice shall accurately set forth the new name, type of organization, jurisdiction or structure, as applicable; and (B) not more than 30 days following the effectiveness of such change, the Administrative Agent shall have received a copy of the amendment to the certificate of incorporation, certificate of formation or other organizational document of such Loan Party providing for such change certified by the Secretary of State or other applicable government official of the jurisdiction of incorporation or organization of such Loan Party or other similar Governmental Authority.

(c) No Loan Party shall change its chief executive office or its primary mailing address or organizational identification number (or if it does not have one, shall not acquire one) unless the Administrative Agent shall have received prior written notice from the Administrative Borrower of such proposed change, which notice shall accurately set forth such change and the Administrative Agent shall have received such agreements as the Administrative Agent may reasonably require in connection therewith.

Section 9.2 Compliance with Laws, Regulations, Etc. Each Loan Party shall, and shall cause each of its Domestic Subsidiaries to, at all times, comply with all laws, rules, regulations, licenses, approvals, orders and other Permits applicable to it and duly observe all requirements of any Governmental Authority, in each case, except where the failure to so comply or observe could not reasonably be expected to have a Material Adverse Effect.

Section 9.3 Payment of Taxes and Claims. Each Loan Party shall, and shall cause each of its Domestic Subsidiaries to, duly pay and discharge all Federal taxes and all other material taxes, assessments and other similar governmental charges upon or against it or its properties or assets, except for taxes, assessments and governmental charges the validity of which is being contested in good faith by appropriate proceedings diligently pursued, as the case may be, and with respect to which adequate reserves have been set aside on its books to the extent required by GAAP.

Section 9.4 Insurance. Each Loan Party shall, and shall cause each of its Domestic Subsidiaries to, at all times, maintain with financially sound and reputable insurers insurance against loss or damage and all other insurance of the kinds and in the amounts customarily insured against or carried by Persons of established reputation engaged in the same or similar businesses and similarly situated (including, without limitation, hazard and business interruption insurance) subject to the Loan Parties’ right to self-insure with respect to loss or damage to property in an amount customarily self-insured against by similarly situated Persons. Loan Parties shall furnish certificates, policies or endorsements to the Administrative Agent as the Administrative Agent shall reasonably require as proof of such insurance, and, if any Loan Party fails to do so, the Administrative Agent is authorized, but not required, to obtain such insurance at the expense of the Borrowers. All policies insuring loss or damage to Collateral shall provide for at least thirty (30) days prior written notice to the Administrative Agent of any cancellation or reduction of coverage and that the Administrative Agent may act as attorney for each Loan Party in obtaining, and at any time an Event of Default has occurred and is continuing, adjusting, settling, amending and canceling such insurance. The Loan Parties shall cause the Administrative Agent to be named as a loss payee on any policies of property insurance covering the Collateral and an additional insured on any policies of general liability insurance (but without any liability for any premiums) and the Loan Parties shall obtain non-contributory lender’s loss payable endorsements to all insurance policies for property insurance covering the Collateral in form and substance reasonably satisfactory to the Administrative Agent. Such lender’s loss payable endorsements shall specify that the proceeds of such insurance shall be payable to the Administrative Agent as its interests may appear and further specify that the Administrative Agent and the Lenders shall be paid regardless of any act or omission by any Loan Party or any of its Affiliates.

Section 9.5 Financial Statements and Other Information.

(a) Each Loan Party shall, and shall cause any Subsidiary to, keep proper books and records in which true and complete entries shall be made of all dealings or transactions of or in relation to the Collateral and the business of such Loan Party and its Subsidiaries in accordance with GAAP (other than the books and records of Foreign Subsidiaries that are kept in accordance with local accounting rules and converted to GAAP monthly). The Company shall furnish or cause to be furnished to the Administrative Agent, the following:

(i) promptly upon becoming available and in any event within one (1) Business Day after the same is required to be filed with the Securities and Exchange Commission but in no event later than one hundred twenty (120) days after the end of each fiscal year of the Company, an audited consolidated balance sheet of the Company and its Subsidiaries as at the end of such fiscal year and the related statements of income and loss, statements of cash flow and statements of shareholders’ equity for such fiscal year and a report containing management’s discussion and analysis of such financial statements for the fiscal year then ended, including the accompanying notes thereto, fairly presenting in all material respects the consolidated financial position and the results of the operations of the Company and its Subsidiaries as of the end of and for such fiscal year, in each case, setting forth in comparative form the figures for the corresponding period or periods of the preceding fiscal year certified by the chief financial officer, treasurer, or corporate controller of the Company as fairly presenting, in all material respects, the consolidated financial condition and results of operations of the Company and its Subsidiaries, together with the unqualified opinion of KPMG LLP or other independent public accountants of nationally recognized standing selected by the Administrative Borrower, that such audited consolidated financial statements have been prepared in accordance with GAAP, and present fairly in all material respects the results of operations and financial condition of the Company and its Subsidiaries as of the end of and for the fiscal year then ended. Each of the foregoing shall be accompanied by (A) a Compliance Certificate, along with a schedule in form reasonably satisfactory to the Administrative Agent of the calculation of the Fixed Charge Coverage Ratio (computed for the consecutive 12-fiscal month period then ending) and (B) a representation by the chief financial officer, controller or treasurer of the Company that no Event of Default has occurred or is continuing;

(ii) promptly upon becoming available and in any event within one (1) Business Day after the same is required to be filed with the Securities and Exchange Commission but in no event later than sixty (60) days after the end of each fiscal quarter of the Company, an unaudited consolidated balance sheet of the Company and its Subsidiaries as at the end of such fiscal quarter and the related unaudited consolidated statements of income and loss and statements of cash flow for such fiscal quarter, fairly presenting in all material respects the consolidated financial position and the results of the operations of the Company and its Subsidiaries as of the end of and through such fiscal quarter, in each case setting forth in comparative form the figures for the corresponding period or periods of the preceding fiscal year, certified by the chief financial officer, treasurer, or corporate controller of the Company as fairly presenting, in all material respects, the consolidated financial condition and results of operations of the Company and its Subsidiaries, subject to normal year-end adjustments and absence of footnote disclosure, and accompanied by (A) a Compliance Certificate, along with a schedule in form reasonably satisfactory to the Administrative Agent of the calculation of the Fixed Charge Coverage Ratio (computed for the consecutive 12-fiscal month period then ending) and (B) a representation by the chief financial officer, controller or treasurer of the Company that no Event of Default has occurred or is continuing;

(iii) promptly upon becoming available and in any event fifteen (15) Business Days after the end of each fiscal month of the Company, an unaudited consolidated balance sheet of the Company and its Subsidiaries for such fiscal month, and the related unaudited consolidated statements of income and loss and a summary of cash flow items for such fiscal month in substantially the same form as delivered to the Administrative Agent prior to the Closing Date (or such other form as may be mutually agreed to by the Administrative Agent and the Administrative Borrower), fairly presenting in all material respects the consolidated financial position and the results of the operations of the Company and its Subsidiaries as of the end of and through such fiscal month, in each case setting forth in comparative form the figures for the corresponding period or periods of the preceding fiscal year, accompanied by (A) a Compliance Certificate, along with a schedule in form reasonably satisfactory to the Administrative Agent of the calculation of the Fixed Charge Coverage Ratio (computed for the consecutive 12-fiscal month period then ending) and (B) a representation by the chief financial officer, controller or treasurer of the Company that no Event of Default has occurred or is continuing;

(iv) promptly upon becoming available, but in no event later than forty (40) days after the end of each fiscal year (commencing with the fiscal year of the Borrowers ending December 31, 2009), a projected consolidated financial budget (including forecasted balance sheets, statements of income and loss and summary cash flow items) of the Company and its Subsidiaries for such fiscal year, in a format reasonably acceptable to the Administrative Agent, together with such supporting information as the Administrative Agent may reasonably request. Such projected financial budget shall also include projected borrowings and Letter of Credit usage and shall be prepared on a quarterly basis. Such projected financial budget shall represent the reasonable estimate by Loan Parties of the future financial performance of the Company and its Subsidiaries for the periods set forth therein and shall have been prepared on the basis of assumptions that the Loan Parties believe are fair and reasonable as of the date of preparation in light of current and reasonably foreseeable business conditions (it being understood that actual results may differ from those set forth in such projected financial budget). The Company shall provide to the Administrative Agent an update to such projected financial budget, upon the occurrence and during the continuation of an Event of Default, upon the request of the Administrative Agent; and

(v) at each time financial statements are delivered pursuant to the foregoing clauses (i), (ii), (iii) and (iv), the Company shall also deliver to the Administrative Agent a reconciliation in form and substance reasonably satisfactory to the Administrative Agent that reflects any reclassification of leases as a result of the adoption of changes in GAAP outlined by the Financial Accounting Standards Board in its press release dated March 19, 2009.

(b) The Loan Parties shall, and shall cause each Domestic Subsidiary thereof to, promptly notify the Administrative Agent in writing of the details of (i) any loss, damage, investigation, action, suit, proceeding or claim (x) relating to Collateral having a value of more than $25,000,000, or (y) which could reasonably be expected to have a Material Adverse Effect, (ii) any Material Contract being terminated or amended in any manner materially adverse to the Company and its Subsidiaries or any new Material Contract entered into (in which event the Loan Parties shall provide the Administrative Agent with a copy of such Material Contract, if requested by the Administrative Agent), (iii) any order, judgment or decree requiring the payment of more than $25,000,000 and not adequately covered by insurance shall have been entered against any Loan Party or any of its Domestic Subsidiaries or any of its or their respective properties or assets, (iv) any notification of a violation of laws or regulations received by any Responsible Officer of a Loan Party that could reasonably be expected to have a Material Adverse Effect, (v) any ERISA Event, (vi) upon any Responsible Officer having knowledge thereof, the occurrence of any Material Release or Non-Compliance and (vii) upon any Responsible Officer having knowledge thereof, the occurrence of any Default or Event of Default.

(c) Promptly after the sending or filing thereof, the Borrowers shall send to the Administrative Agent copies of (i) all material reports which the Company or any of its Subsidiaries sends to its security holders generally, (ii) all material reports and registration statements which the Company or any of its Subsidiaries files with the Securities Exchange Commission, any national or foreign securities exchange or the National Association of Securities Dealers, Inc. and (iii) all material press releases.

(d) Each Loan Party shall, and shall cause each Domestic Subsidiary to, furnish or cause to be furnished to the Administrative Agent such budgets, forecasts, projections and other information respecting the Collateral and the business of Loan Parties, as the Administrative Agent may, from time to time, reasonably request.

(e) Subject to the requirements of Section 14.9, the Administrative Agent is hereby authorized to deliver a copy of any financial statement or any other information relating to the business of Loan Parties to any court or other Governmental Authority or to any Lender or Participant or prospective Lender or Participant or any Affiliate of any Lender or Participant. Each Loan Party shall use its commercially reasonable efforts to cause its auditors to deliver to the Administrative Agent any communications provided to the audit committee of the Company relating to material weaknesses (but not inconsequential items) arising in connection with any annual audit. Any documents, schedules, invoices or other papers delivered to the Administrative Agent or any Lender may be destroyed or otherwise disposed of by the Administrative Agent or such Lender one (1) year after the same are delivered to the Administrative Agent or such Lender, except as otherwise designated by the Administrative Borrower to the Administrative Agent or such Lender in writing.

(f) Information required to be delivered pursuant to Section 9.5(a)(i), (a)(ii) and (c)(ii) shall be deemed to have been delivered if such information, or one or more annual, quarterly or other reports containing such information, shall have been posted on the Company’s website on the internet (currently http://www.mohawkind.com) or by the Administrative Agent on an IntraLinks, SyndTrak Online or similar site to which the Lenders have been granted access or shall be available on the website of the Securities and Exchange Commission at http://www.sec.gov; provided that the Company shall deliver paper copies of such information to the Administrative Agent or any Lender that reasonably requests such delivery; and provided further that such information shall only be deemed to have been delivered when posted on any such website upon notification by the Company to the Administrative Agent and the Lenders of such posting.

Section 9.6 Compliance with ERISA. Each Loan Party shall, and shall cause each of its ERISA Affiliates to: (a) maintain each Plan in compliance in all material respects with the applicable provisions of ERISA, the Code and other Federal and State law, except to the extent that noncompliance would not result in a material liability to such Loan Party or such ERISA Affiliate; (b) cause each Plan which is qualified under Section 401(a) of the Code to maintain such qualification; (c) not terminate any Pension Plan so as to incur any material liability to the Pension Benefit Guaranty Corporation; (d) not allow or suffer to exist any prohibited transaction involving any Plan or any trust created thereunder which would subject such Loan Party or such ERISA Affiliate to a material tax or other material liability on prohibited transactions imposed under Section 4975 of the Code or ERISA; (e) make all required contributions to any Plan which it is obligated to pay under Section 302 of ERISA, Section 412 of the Code or the terms of such Plan; (f) not engage in a transaction that could be subject to Section 4069 or 4212(c) of ERISA; or (g) not allow or suffer to exist any occurrence of a reportable event or any other event or condition which presents a material risk of termination by the Pension Benefit Guaranty Corporation of any Plan that is a single employer plan, which termination could result in any material liability to the Pension Benefit Guaranty Corporation.

Section 9.7 Intellectual Property. Each Loan Party shall, and shall cause each of its Domestic Subsidiaries to, maintain all ownership, licensing and other rights necessary to use all of its Material Intellectual Property.

Section 9.8 Further Assurances. At the reasonable request of the Administrative Agent at any time and from time to time, each Loan Party shall, and shall cause each of its Domestic Subsidiaries to, at its expense, duly execute and deliver, or cause to be duly executed and delivered, such further agreements, documents and instruments, and do or cause to be done such further acts as may be necessary or proper to evidence, perfect, maintain and enforce the Liens and the priority thereof in the Collateral and to otherwise effectuate the provisions or purposes of this Agreement or any of the other Loan Documents.

Section 9.9 Additional Borrowers and Guarantors; Release.

(a) Within 30 days (or such later date as may be agreed to by the Administrative Agent in its sole discretion) of any Person becoming a direct or indirect Material Subsidiary of the Company, the Administrative Borrower will provide the Administrative Agent with written notice thereof and shall (i) cause such Material Subsidiary to execute and deliver to the Administrative Agent a joinder agreement in substantially the form of Exhibit E hereto, causing such Material Subsidiary to become a party to this Agreement, as a joint and several “Borrower” (provided that only a wholly-owned Subsidiary shall be permitted to be a Borrower), granting a first priority Lien upon its Collateral, subject to permitted Liens under Section 10.2, (ii) cause such Material Subsidiary that is added as a Borrower to execute and deliver to the Administrative Agent Notes in favor of the Lenders, if so requested by the Lenders and (iii) deliver such other documentation as the Administrative Agent may reasonably request in connection with the foregoing, including, without limitation, appropriate UCC-1 financing statements, Deposit Account Control Agreements, Investment Property Control Agreements, Credit Card Processor Agreements, certified resolutions and other organizational and authorizing documents of such Material Subsidiary and upon the request of the Administrative Agent favorable opinions of counsel to such Material Subsidiary (which shall cover, among other things, the legality, validity, binding effect and enforceability of the documentation referred to above), all in form, content and scope reasonably satisfactory to the Administrative Agent; provided that in lieu of the foregoing, at the option of the Company, the Company shall cause such Material Subsidiary to execute and deliver to the Administrative Agent a joinder agreement in substantially the form of Exhibit E causing such Material Subsidiary to become a party to the Guaranty as a joint and several “Guarantor”, and each of the documents described in clauses (ii) and (iii) above, as applicable and with the same effect set forth above, all as the Administrative Agent reasonably shall request. The requirements of this Section shall not apply to (x) any Foreign Subsidiary or (y) any Subsidiary prohibited from providing a guarantee by law or contract (after the Borrowers’ use of commercially reasonable efforts to have such contractual prohibition waived).

(b) The Administrative Borrower may request in writing that the Administrative Agent release, and upon receipt of such request the Administrative Agent shall release, a Borrower as a “Borrower” or a Guarantor from the Guaranty so long as: (i) such Borrower or Guarantor has ceased to be, or simultaneously with such release will cease to be, a Subsidiary pursuant to a transaction permitted by Section 10.4 or 10.5, (ii) in the case of a Guarantor, such Guarantor has ceased to be, or simultaneously with its release from the Guaranty will cease to be, a Material Subsidiary, (iii) no Default or Event of Default shall have occurred and be continuing or would occur as a result of such release, and (iv) the Administrative Agent shall have received such written request at least ten (10) Business Days (or such shorter period as may be acceptable to the Administrative Agent) prior to the requested date of release, together, in the case of a release of a Borrower, with such information as shall be required for the Administrative Agent to adjust the Borrowing Base to reflect such release.

(c) The Administrative Borrower may, at any time, cause any Domestic Subsidiary that is not a Material Subsidiary to become a party to this Agreement as either a joint and several “Borrower” or a joint and several “Guarantor”; provided that only a wholly-owned Subsidiary shall be permitted to be a Borrower and provided further that the Administrative Borrower and such Domestic Subsidiary shall comply with the applicable requirements set forth in Section 9.9(a) and provided further that, notwithstanding anything to the contrary set forth in Section 9.9(b), any Borrower or Guarantor that becomes a party to this Agreement pursuant to this Section 9.9(c) shall only be released if such Borrower or Guarantor has ceased to be, or simultaneously with such release will cease to be, a Subsidiary pursuant to a transaction permitted by Section 10.4 or 10.5 or as the Administrative Agent shall otherwise agree in its reasonable discretion.

Section 9.10 Use of Proceeds. Loans made or Letters of Credit provided to or for the benefit of any Borrower pursuant to the provisions hereof shall be used by such Borrower only for general corporate purposes of such Borrower not otherwise prohibited by the terms hereof, including to finance Permitted Acquisitions and the refinancing of the Existing Facility. None of the proceeds will be used, directly or indirectly, for the purpose of purchasing or carrying any Margin Stock or for the purposes of reducing or retiring any indebtedness which was originally incurred to purchase or carry any Margin Stock or for any other purpose which might cause any of the Loans to be considered a “purpose credit” within the meaning of Regulation U of the Board of Governors of the Federal Reserve System, as amended.

Section 9.11 Fixed Charge Coverage Ratio. If at any time Excess Availability is less than the Financial Covenant Threshold Amount (a “Financial Covenant Trigger Event”), the Company shall maintain a Fixed Charge Coverage Ratio of at least 1.10 to 1.00 as of the immediately preceding fiscal month end for which financial statements are available and as of each subsequent fiscal month end thereafter; provided that (a) a breach of such covenant when so tested shall not be cured by a subsequent increase of Excess Availability above the Financial Covenant Threshold Amount and (b) such requirement to maintain a Fixed Charge Coverage Ratio of at least 1.10 to 1.00 shall no longer apply for subsequent periods if Excess Availability on each day during any period of forty-five (45) consecutive days commencing after the date of such Financial Covenant Trigger Event is greater than or equal to the Financial Covenant Threshold Amount, after which time the requirement to comply with the Fixed Charge Coverage Ratio for purposes of this Section 9.11 shall not apply unless a subsequent Financial Covenant Trigger Event occurs.

ARTICLE 10

NEGATIVE COVENANTS

Section 10.1 Limitations on Indebtedness. No Loan Party shall, nor shall it permit any Domestic Subsidiary to, incur, create, assume, become or be liable in any manner with respect to, or permit to exist, any Indebtedness, except:

(a) the Obligations;

(b) Indebtedness entered into in the ordinary course of business pursuant to a Hedge Agreement in order to manage existing or anticipated interest rate, exchange rate or commodity price risks; provided that (i) such arrangements are not for speculative purposes, and (ii) such Indebtedness shall be unsecured, except to the extent such Indebtedness constitutes part of the Obligations arising under or pursuant to Hedge Agreements with a Bank Product Provider that are secured under the terms hereof;

(c) Indebtedness existing on the Closing Date and listed on Schedule 10.1 and any Permitted Refinancing Indebtedness in respect of any such Indebtedness;

(d) Indebtedness incurred in connection with Capital Leases and Indebtedness incurred to finance the construction, purchase or lease of, or repairs, improvements or additions to, property, plant or equipment of such Person, together with associated transactions costs (provided that such Indebtedness is incurred not more than one hundred eighty (180) days after the later of the acquisition, completion of construction, repair, improvement, addition or commencement of full operation of such property, plant or equipment), in an aggregate amount, including any Permitted Refinancing Indebtedness in respect thereof, not to exceed $100,000,000 at any time outstanding;

(e) Indebtedness of a Person existing at the time such Person became a Subsidiary or Indebtedness assumed in connection with the acquisition of assets, to the extent that (i) such Indebtedness was not incurred in connection with, or in contemplation of, such Person becoming a Subsidiary or the acquisition (whether by purchase, merger or otherwise) of such assets and (ii) no Loan Party or any Subsidiary thereof (other than such Person or any other Person that such Person merges with or that acquires the assets of such Person) shall have any liability or other obligation with respect to such Indebtedness, except as permitted by Section 10.1(f), and any Permitted Refinancing Indebtedness in respect thereof;

(f) guarantees with respect to Indebtedness permitted pursuant to subsections (a) through (e), (i), (l), (m) and (o) of this Section 10.1 and guarantees of obligations of Non-Loan Parties to the extent such guarantees are permitted pursuant to Section 10.3;

(g) (i) intercompany Indebtedness owed by any Loan Party to another Loan Party, (ii) intercompany Indebtedness owed by any Non-Loan Party to any Loan Party in the form of Investments permitted pursuant to Sections 10.3(p) and (q), (iii) unsecured intercompany Indebtedness owed by any Loan Party to any Non-Loan Party (provided that such Indebtedness shall be subordinated to the Obligations in a manner reasonably satisfactory to the Administrative Agent) and (iv) intercompany Indebtedness owed by any Non-Loan Party to another Non-Loan Party;

(h) Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or other similar instrument drawn against insufficient funds in the ordinary course of business;

(i) Subordinated Indebtedness; provided that in the case of each incurrence of such Subordinated Indebtedness, (i) no Default or Event of Default shall have occurred and be continuing or would be caused by the incurrence of such Subordinated Indebtedness and (ii) such Subordinated Indebtedness does not mature or require principal payments to be made at any time prior to the date that is three months after the Maturity Date;

(j) Indebtedness under performance bonds, surety bonds, release, appeal and similar bonds, statutory obligations or with respect to workers’ compensation claims, in each case incurred in the ordinary course of business, and reimbursement obligations in respect of any of the foregoing (including in respect of letters of credit issued in support of any of the foregoing);

(k) Indebtedness consisting of promissory notes issued to current or former officers, directors and employees (or their respective family members, estates or trusts or other entities for the benefit of any of the foregoing) of any Loan Party or its Subsidiaries to purchase or redeem Capital Stock or options of the Company permitted pursuant to Section 10.6(d);

(l) Indebtedness under the Existing Senior Notes and any Permitted Refinancing Indebtedness in respect thereof;

(m) Indebtedness arising from agreements providing for indemnification or purchase price adjustments, in each case, incurred or assumed in connection with Permitted Acquisitions or the sale, transfer or other disposition of any assets permitted by Section 10.4 or 10.5;

(n) Indebtedness incurred to finance insurance premiums in the ordinary course of business; and

(o) additional Indebtedness not otherwise permitted pursuant to this Section 10.1.

Section 10.2 Limitations on Liens. No Loan Party shall, nor shall it permit any Domestic Subsidiary to, create, incur, assume or suffer to exist any Lien of any nature whatsoever on any of its assets or properties, including the Collateral, except:

(a) Liens created pursuant to the Loan Documents;

(b) Liens in existence on the Closing Date and described on Schedule 10.2, including Liens incurred in connection with any Permitted Refinancing Indebtedness pursuant to Section 10.1(c);

(c) Liens for taxes, assessments and other governmental charges or levies (excluding any Lien imposed pursuant to any of the provisions of ERISA or Environmental Laws) (i) not yet due or as to which the period of grace, if any, related thereto has not expired or (ii) which are being contested in good faith and by appropriate proceedings if adequate reserves are maintained to the extent required by GAAP;

(d) the claims of materialmen, mechanics, carriers, warehousemen, processors or landlords for labor, materials, supplies or rentals incurred in the ordinary course of business, that (i) secure amounts that are not overdue, or if overdue are being contested in good faith and by appropriate proceedings if adequate reserves are maintained to the extent required by GAAP, (ii) if the use of the asset subject to such Lien is material to the operation of the business of the Company or any of its Subsidiaries, such Lien does not impair the use of such asset by the Company or such Subsidiary and (iii) do not secure Indebtedness;

(e) Liens consisting of deposits or pledges made in the ordinary course of business in connection with, or to secure payment of, obligations under workers’ compensation, unemployment insurance and other types of social security or similar legislation, or to secure the performance of bids, trade contracts and leases (other than Indebtedness), statutory obligations, surety bonds (other than bonds related to judgments or litigation unless permitted by Section 10.2(i)), performance bonds and other obligations of a like nature incurred in the ordinary course of business, in each case, so long as no foreclosure sale or similar proceeding has been commenced with respect to any portion of the Collateral on account thereof;

(f) Liens constituting encumbrances in the nature of zoning restrictions, easements and rights or restrictions of record on the use of real property, which in the aggregate are not substantial in amount and which do not, in any case, detract from the value of such property or impair the use thereof in the ordinary conduct of business;

(g) Liens on assets other than the Collateral securing Indebtedness permitted under Section 10.1(d); provided that (i) such Liens and the Indebtedness secured thereby are incurred not more than one hundred eighty (180) days after the later of the acquisition, completion of construction, repair, improvement, addition or commencement of full operation of such property, plant or equipment, (ii) such Liens do not at any time encumber any property other than the property constructed, purchased, leased, repaired, improved or added to by such Indebtedness and (iii) the principal amount of Indebtedness secured by any such Lien shall at no time exceed the cost of acquiring, constructing, repairing or improving such property, plant or equipment, including, without limitation, any related transaction costs;

(h) Liens securing judgments for the payment of money not constituting an Event of Default under Section 11.1(e) or securing appeal or other surety bonds relating to such judgments; provided that (i) such Liens are being contested in good faith and by appropriate proceedings diligently pursued, (ii) adequate reserves or other appropriate provision, if any, as are required by GAAP have been made therefor and (iii) a stay of enforcement of any such Liens is in effect;

(i) Liens on acquired assets other than Collateral securing Indebtedness permitted under Section 10.1(e); provided that such Liens (i) are not incurred in connection with, or in anticipation of, a Person becoming a Subsidiary or the acquisition of the assets subject to such Lien, (ii) are applicable only to the assets of such Subsidiary or assets acquired (and proceeds thereof) and (iii) do not attach to any other property or assets of the Loan Parties or any of their Subsidiaries;

(j) Liens on assets of Non-Loan Parties; provided that such Liens do not extend to, or encumber, assets that constitute Collateral or the Capital Stock of the Loan Parties or any of such Loan Parties’ Domestic Subsidiaries;

(k) (i) Liens of a collecting bank arising in the ordinary course of business under Section 4-208 of the Uniform Commercial Code in effect in the relevant jurisdiction, (ii) Liens of any depositary bank in connection with statutory, common law and contractual rights of set-off and recoupment with respect to any deposit account of any Loan Party or any Domestic Subsidiary thereof and (iii) Liens or rights of setoff against credit balances of any Borrower with Credit Card Issuers or Credit Card Processors or amounts owing by such Credit Card Issuers or Credit Card Processors to any Borrower in the ordinary course of business (but not Liens on or rights of setoff against any other property or assets of any Borrower), pursuant to the Credit Card Agreements to secure the obligations of a Borrower to the Credit Card Issuers or Credit Card Processors as a result of fees and chargebacks;

(l) (i) contractual or statutory Liens of lessors to the extent relating to the property and assets relating to any lease agreements with such lessors and (ii) contractual Liens of suppliers (including sellers of goods) or customers to the extent limited to the property or assets relating to such contract;

(m) any interest or title of a licensor, sublicensor, lessor or sublessor with respect to any assets under any license or lease agreement entered into in the ordinary course of business; provided that the same do not interfere in any material respect with the business of the Loan Parties and their Domestic Subsidiaries or detract from the value of the relevant assets of the Loan Parties and their Domestic Subsidiaries if such assets are material to the business of the Company and its Subsidiaries;

(n) Liens on Margin Stock;

(o) Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods;

(p) Liens on assets other than Collateral securing Indebtedness permitted under Section 10.1(l); and

(q) Liens not otherwise permitted hereunder on assets other than the Collateral securing Indebtedness in an aggregate principal amount, together with the principal amount of all outstanding Indebtedness secured by Liens permitted under Section 10.2(p), not to exceed 10% of Consolidated Total Assets at any time outstanding.

In connection with any real property owned by any Loan Party that is subject to a Lien created after the Closing Date and permitted by this Section 10.2, if requested by the Administrative Agent, the holders of such Lien and underlying Indebtedness shall have entered into an intercreditor agreement with the Administrative Agent providing for access and use of such real property and any license described in Section 11.2(g) during an Event of Default on terms reasonably satisfactory to the Administrative Agent; provided that such requirement shall not apply to (i) industrial revenue bonds secured by a Lien on such real property and (ii) other Indebtedness secured by a Lien on such real property in an aggregate outstanding principal amount not to exceed $25,000,000 at any time.

Section 10.3 Limitations on Investments. No Loan Party shall, nor shall it permit any Domestic Subsidiary to, directly or indirectly, make or agree to make, any Investment in any other Person, except:

(a) Investments existing on the Closing Date and described on Schedule 10.3;

(b) Investments (i) made after the Closing Date to or in any Loan Party and (ii) Investments by Non-Loan Parties in other Non-Loan Parties;

(c) Investments in cash and Cash Equivalents;

(d) Investments in the form of Capital Expenditures not prohibited by the terms of this Agreement;

(e) deposits made in the ordinary course of business to secure the performance of leases or other obligations as permitted by Section 10.2;

(f) Hedge Agreements permitted pursuant to Section 10.1;

(g) Investments in the form of Permitted Acquisitions;

(h) Investments in the form of loans and advances to employees in the ordinary course of business;

(i) (x) guaranties of the Loan Parties and their Domestic Subsidiaries permitted pursuant to Section 10.1 and (y) unsecured guaranties of the Loan Parties and their Domestic Subsidiaries of obligations of Non-Loan Parties in respect of accounts payable and operating leases;

(j) stock or obligations issued to any Loan Party by any Person (or the representative of such Person) in respect of Indebtedness of such Person owing to such Loan Party in connection with the insolvency, bankruptcy, receivership or reorganization of such Person or a composition or readjustment of the debts of such Person;

(k) Investments arising out of the receipt by any Loan Party or any Domestic Subsidiary of non-cash consideration for the sale or other disposition of assets permitted under Section 10.5;

(l) Investments represented by guarantees by the Company or any of its Subsidiaries of operating leases or of other obligations that do not constitute Indebtedness, in each case, entered into in the ordinary course of business;

(m) extensions of trade credit in the ordinary course of business and consistent with customary credit practices and policies;

(n) Investments in the form of Indebtedness permitted pursuant to Section 10.1(f);

(o) Investments of a Person existing at the time such Person becomes a Subsidiary pursuant to a Permitted Acquisition so long as such Investments were not made in connection with, or in contemplation of, such Person becoming a Subsidiary;

(p) Investments by Loan Parties to or in Non-Loan Parties made by such Loan Party in connection with the funding of a Permitted Acquisition or an Acquisition by a Foreign Subsidiary; provided that:

(i) if the Investment includes the incurrence or assumption of Indebtedness permitted pursuant to Section 10.1, consists of Capital Stock of the Company or is funded from the proceeds of any issuance of Capital Stock of the Company (or a combination thereof), then (A) both 30-Day Excess Availability and Excess Availability on the date of such Investment shall not be less than $150,000,000 and (B) such Investment shall not be funded, in whole or in part, from the proceeds of any Loan hereunder; and

(ii) if the Investment is provided from any source not described in the preceding clause (i), then immediately before and after making such Investment, either (A) both 30-Day Excess Availability and Excess Availability on the date of such Investment (calculated on a pro forma basis to include the borrowing of any Loans used to finance such Investment) shall not be less than $300,000,000 or (B) (1) both 30-Day Excess Availability and Excess Availability on the date of such Investment (calculated on a pro forma basis to include the borrowing of any Loans used to finance such Investment) shall not be less than twenty-five percent (25%) of the Aggregate Commitment and (2) the Company shall have a Fixed Charge Coverage Ratio equal to or greater than 1.10 to 1.00 (calculated for the fiscal month most recently ended prior to the making of such Investment for which financial statements have been delivered pursuant to Section 9.5, on a pro forma basis after making such Investment);

(q) Investments by Loan Parties to or in Non-Loan Parties and other additional Investments not otherwise permitted pursuant to this Section 10.3; provided that at the time any such Investment is made and immediately after giving effect thereto (i) no Default or Event of Default shall have occurred and be continuing or would result therefrom, (ii) if both 30-Day Excess Availability and Excess Availability on the date of such Investment (calculated on a pro forma basis to include the borrowing of any Loans used to finance such Investment) are greater than or equal to $300,000,000, then this clause (q) shall not limit such Investment, (iii) if either 30-Day Excess Availability or Excess Availability on the date of such Investment (calculated on a pro forma basis to include the borrowing of any Loans used to finance such Investment) is less than $300,000,000, but both are greater than or equal to $150,000,000, then such Investment shall not cause the aggregate amount of all Investments outstanding pursuant to this clause (q) to exceed $50,000,000 and (iv) if either 30-Day Excess Availability or Excess Availability on the date of such Investment (calculated on a pro forma basis to include the borrowing of any Loans used to finance such Investment) is less than $150,000,000, then such Investment shall not be permitted pursuant to this clause (q). For the avoidance of doubt, the restrictions set forth above shall not prohibit or require a reduction of outstanding Investments that were permitted to be made by this clause (q) at the time such Investments were made; and

(r) Investments by Loan Parties to or in Non-Loan Parties made or received in connection with the transfer of the Capital Stock of Dal-Tile Mexico S.A. de C.V. and/or Dal-Tile of Canada Inc. to a Non-Loan Party; including, without limitation, an Investment received by the Company in exchange for its Capital Stock which Capital Stock is used as consideration for such transfer.

For purposes of determining the amount of any Investment outstanding for purposes of this Section 10.3, such amount shall be deemed to be the amount of such Investment when made, purchased or acquired less any amount realized in respect of such Investment upon the sale, collection or return of capital (not to exceed the original amount invested).

Section 10.4 Limitations on Fundamental Changes. No Loan Party shall, nor shall it permit any Domestic Subsidiary to, directly or indirectly, merge or consolidate with or into any other Person or dissolve or liquidate (or suffer any liquidation or dissolution) except:

(a) so long as no Default or Event of Default shall have occurred and be continuing or would result therefrom, (i) any Loan Party or any Non-Loan Party may merge with and into or consolidate with any Loan Party; provided that the Loan Party shall be the continuing or surviving Person and (ii) any Non-Loan Party may merge with and into or consolidate with any other Non-Loan Party; provided that when a Domestic Subsidiary is merging or consolidating with another Subsidiary, a Domestic Subsidiary shall be the continuing or surviving Person;

(b) so long as no Default or Event of Default shall have occurred and be continuing or would result therefrom, (i) any Loan Party or any Non-Loan Party may dispose of all or substantially all of its assets (upon voluntary liquidation, dissolution or otherwise) to any Loan Party and (ii) any Non-Loan Party may dispose of all or substantially all of its assets (upon voluntary liquidation, dissolution or otherwise) to any other Non-Loan Party;

(c) dispositions permitted by Section 10.5 and Restricted Payments permitted by Section 10.6;

(d) any wholly-owned Subsidiary of any Loan Party may merge with or into the Person such wholly-owned Subsidiary was formed to acquire in connection with a Permitted Acquisition; provided that (i) a Loan Party shall be the continuing or surviving entity or (ii) the continuing or surviving entity shall become a Loan Party if and when required to do so under Section 9.9; and

(e) any Person may merge into a Loan Party in connection with a Permitted Acquisition; provided that the Loan Party shall be the continuing or surviving Person.

Section 10.5 Limitations on Asset Dispositions. No Loan Party shall, nor shall it permit any Domestic Subsidiary to, directly or indirectly, sell, issue, assign, lease, license, transfer, abandon, or otherwise dispose of any Capital Stock, Indebtedness, or any or all of its assets (whether in one transaction or a series of transactions) to any other Person except:

(a) the sale of inventory in the ordinary course of business;

(b) the sale or other disposition of obsolete, worn-out or surplus assets or other assets no longer used or usable in the business of the Loan Parties and their Subsidiaries, and the abandonment, sale or other disposition of patents, trademarks or other Intellectual Property that are, in the reasonable judgment of the Company, no longer economically practicable to maintain or useful in the conduct of the business of the Loan Parties and their Subsidiaries;

(c) the disposition of assets pursuant to any transaction permitted pursuant to Sections 10.1, 10.3, 10.4 and 10.6;

(d) a Loan Party or any Domestic Subsidiary may write-off, discount, sell or otherwise dispose of defaulted or past due receivables and similar obligations in the ordinary course of business and not as part of an accounts receivable financing transaction;

(e) to the extent constituting a sale or other disposition of assets, (i) issuances of Capital Stock in the ordinary course of business and (ii) the issuance of Capital Stock of the Company or any Subsidiary pursuant to an employee stock incentive plan or grant or similar equity plan or 401(k) plans of the Company or any Subsidiary for the benefit of directors, officers, employees or consultants;

(f) the disposition of any Hedge Agreement;

(g) dispositions of Investments in cash and Cash Equivalents;

(h) so long as no Default or Event of Default has occurred and is continuing or would result therefrom, (i) any Loan Party or any Non-Loan Party may transfer Capital Stock, Indebtedness or assets to any Loan Party (provided that, in connection with any such transfer from a Non-Loan Party to a Loan Party, such Loan Party shall not pay more than an amount equal to the fair market value of such Capital Stock, Indebtedness or assets as determined at the time of such transfer), (ii) any Non-Loan Party may transfer Capital Stock, Indebtedness or assets to any other Non-Loan Party and (iii) any Loan Party may transfer Capital Stock, Indebtedness or assets (other than Collateral or any Capital Stock of a Domestic Subsidiary) to any Non-Loan Party (provided that, in connection with any such transfer, such Loan Party shall not receive consideration valued in an amount less than the fair market value of such Capital Stock, Indebtedness or assets as determined at the time of such transfer);

(i) any trade-in of equipment in exchange for other equipment of reasonably equivalent or greater value in the ordinary course of business;

(j) licenses and sublicenses of Intellectual Property rights in the ordinary course of business not interfering, individually or in the aggregate, in any material respect with the conduct of the business of the Loan Parties and their Domestic Subsidiaries;

(k) leases, subleases, licenses or sublicenses of real or personal property granted by the Loan Parties or any of their Domestic Subsidiaries to others in the ordinary course of business not interfering in any material respect with the business of the Loan Parties and their Domestic Subsidiaries;

(l) transfers or other dispositions of property subject to condemnation, takings or casualty events;

(m) dispositions of assets (other than Collateral) pursuant to Sale and Lease-Back Transactions; and

(n) additional dispositions of assets (other than Collateral) not otherwise permitted pursuant to this Section 10.5 in an aggregate amount (based on the net book value of all such assets) not to exceed 5% of Consolidated Total Assets in any Fiscal Year; provided that no (i) Default or Event of Default shall have occurred and be continuing or would result therefrom and (ii) the non-cash consideration received in connection therewith shall not exceed 25% of the total consideration received in connection with such disposition.

Notwithstanding the foregoing, in connection with any disposition (other than a non-exclusive license) of a Material Trademark, if Excess Availability (calculated on a pro forma basis to exclude Eligible Inventory (x) disposed of in connection therewith or (y) which would no longer constitute Eligible Inventory as a result of the disposition of such Material Trademark) is less than $300,000,000, then the Administrative Borrower shall notify the Administrative Agent of such disposition and shall concurrently provide an updated Borrowing Base Certificate reflecting such disposition.

Section 10.6 Limitations on Restricted Payments. No Loan Party shall, nor shall it permit any Domestic Subsidiary to, declare or make, or agree to pay or make, directly or indirectly, any Restricted Payment, except:

(a) any Loan Party or any Non-Loan Party may declare and pay dividends in shares of its own Capital Stock;

(b) any Subsidiary of any Loan Party may pay dividends to such Loan Party;

(c) Non-Loan Parties may make Restricted Payments to Loan Parties and to other Non-Loan Parties;

(d) the Company may redeem, retire or otherwise acquire shares of its Capital Stock or options or other equity or phantom equity in respect of its Capital Stock from present or former officers, employees, directors or consultants (or their family members or trusts or other entities for the benefit of any of the foregoing) or make severance payments to such Persons in connection with the death, disability or termination of employment or consultancy of any such officer, employee, director or consultant; and

(e) the Company may declare and pay cash dividends to the holders of its Capital Stock and the Company and each of its Domestic Subsidiaries may repurchase, redeem, retire or otherwise acquire for value any of its Capital Stock; provided that immediately before and after giving effect to the payment of such dividends or such repurchase, redemption, retirement or acquisition, (i) no Default or Event of Default shall have occurred and be continuing or would result therefrom and (ii) either:

(A) both 30-Day Excess Availability and Excess Availability (calculated on a pro forma basis after giving effect to the payment of such dividends or such repurchase, redemption, retirement or acquisition) shall not be less than $300,000,000; or

(B)(1) both 30-Day Excess Availability and Excess Availability (calculated on a pro forma basis after giving effect to the payment of such dividends or such repurchase, redemption, retirement or acquisition) shall not be less than twenty-five percent (25%) of the Aggregate Commitment and (2) the Company shall have a Fixed Charge Coverage Ratio equal to or greater than 1.10 to 1.00 (calculated on a pro forma basis after giving effect to the payment of such dividends or such repurchase, redemption, retirement or acquisition).

Section 10.7 Transactions with Affiliates. No Loan Party shall, nor shall it permit any Domestic Subsidiary to, directly or indirectly enter into any transaction, including, without limitation, any purchase, sale, lease or exchange of assets, the rendering of any service or the payment of any management, advisory or similar fees, with any Affiliate of any Loan Party or any of its Domestic Subsidiaries, other than:

(a) transactions among Loan Parties and other transactions permitted by Sections 10.1, 10.3, 10.4, 10.5 (other than clauses (j), (k), (m) and (n) thereof) and 10.6;

(b) transactions existing on the Closing Date and described on Schedule 10.7;

(c) licenses of Intellectual Property to Non-Loan Parties not interfering, individually or in the aggregate, in any material respect with the conduct of the business of the Loan Parties and their Domestic Subsidiaries;

(d) other transactions in the ordinary course of business on terms as favorable as would be obtained by it on a comparable arm’s-length transaction with an independent, unrelated third party as determined in good faith by a Responsible Officer of the applicable Loan Party or any of its Domestic Subsidiaries;

(e) employment, service and severance arrangements (including equity incentive plans and employee benefit plans and arrangements) and employee discount purchase programs with their respective directors, officers and employees in the ordinary course of business and discount purchase programs with their Affiliates in the ordinary course of business;

(f) charitable contributions made to their Affiliates in the ordinary course of business;

(g) payment of customary compensation, fees and reasonable out of pocket costs to, and indemnities for the benefit of, directors, officers and employees of the Loan Parties and their Domestic Subsidiaries in the ordinary course of business;

(h) transactions with directors, officers and employees of the Loan Parties or any of their Subsidiaries not required to be disclosed pursuant to Item 404(a) of Regulation S-K of the Exchange Act;

(i) transactions with Non-Loan Parties relating to the sale and purchase of materials and goods in the ordinary course of business and consistent with the Loan Parties’ policies and historical practices;

(j) transactions with Non-Loan Parties relating to licenses and sublicenses of Intellectual Property rights in the ordinary course of business not interfering, individually or in the aggregate, in any material respect with the conduct of the business of the Loan Parties and their Domestic Subsidiaries; and

(k) transactions with Non-Loan Parties relating to leases, subleases, licenses or sublicenses of real or personal property in the ordinary course of business and not interfering in any material respect with the business of the Loan Parties and their Domestic Subsidiaries.

Section 10.8 Limitation on Certain Accounting Changes and Amendments to Organizational Documents. No Loan Party shall, nor shall it permit any Domestic Subsidiary to, (a) change its Fiscal Year end (unless it has given the Administrative Agent at least 30 days prior written notice of such change), or make any material change in its accounting treatment (other than in connection with tax accounting) and reporting practices except as required or permitted by GAAP or applicable laws or (b) amend, modify or change its articles of incorporation (or corporate charter or other similar organizational documents) or amend, modify or change its bylaws (or other similar documents) in any manner which would materially and adversely affect the rights or interests of the Lenders.

Section 10.9 Limitation on Payments and Modifications of Indebtedness. No Loan Party shall, nor shall it permit any Domestic Subsidiary to, directly or indirectly,

(a) amend, modify, waive or supplement (or permit the modification, amendment, waiver or supplement of) any of the terms or provisions of the Existing Senior Notes (or any Permitted Refinancing Indebtedness in respect thereof) or any Subordinated Indebtedness in any respect which would materially and adversely affect the rights or interests of the Administrative Agent and the Lenders hereunder; or

(b) make any payment or prepayment on, or redeem or acquire for value (including, without limitation, (x) by way of depositing with any trustee with respect thereto money or securities before due for the purpose of paying when due and (y) at the maturity thereof) any Subordinated Indebtedness or the Existing Senior Notes (or any Permitted Refinancing Indebtedness in respect thereof), except:

(i) refinancings, refundings, renewals, extensions or exchange of any Subordinated Indebtedness permitted under Section 10.1(c) and (i) and by any subordination agreement applicable thereto;

(ii) the payment of scheduled principal installments, if any, interest, expenses and indemnities in respect of Subordinated Indebtedness permitted under Section 10.1(c) and (i) (other than any such payments prohibited by the subordination provisions thereof); and

(iii) prepayments, repurchases and repayments of the Existing Senior Notes (or any Permitted Refinancing Indebtedness in respect thereof); provided that (A) no Default or Event of Default shall have occurred and be continuing or would result therefrom and (B) (1) if such prepayments, repurchases or repayments are made from the proceeds of (x) any Permitted Refinancing Indebtedness expressly permitted pursuant to Section 10.1(l), (y) an issuance of Capital Stock by the Company or (z) a disposition of assets (other than Collateral) expressly permitted pursuant to Section 10.5, then such prepayments, repurchases or repayments shall be permitted without further limitation under this clause (iii) or (2) if such prepayments, repurchases or repayments are made from any source not described in clause (iii)(B)(1) above, then either:

(A) both 30-Day Excess Availability and Excess Availability on the date of such prepayment, repurchase or repayment (calculated on a pro forma basis after giving effect to such prepayment, repurchase or repayment) shall not be less than $300,000,000; or

(B) (1) both 30-Day Excess Availability and Excess Availability on the date of such prepayment, repurchase or repayment (calculated on a pro forma basis after giving effect to such prepayment, repurchase or repayment) shall not be less than twenty-five percent (25%) of the Aggregate Commitment and (2) the Company shall have a Fixed Charge Coverage Ratio equal to or greater than 1.10 to 1.00 (calculated on a pro forma basis after giving effect to such prepayment, repurchase or repayment); and

(iv) prepayments, repurchases and repayments of the Existing Senior Notes (or any Permitted Refinancing Indebtedness in respect thereof) required in connection with the sale or other disposition of any assets of the Company and its Subsidiaries the proceeds of which are not required to be applied to prepay Loans pursuant to Section 2.5(c)(ii).

Section 10.10 No Further Negative Pledges; Restrictive Agreements.

(a) No Loan Party shall, nor shall it permit any Subsidiary to, directly, or indirectly, create or otherwise cause or suffer to exist any restriction that prohibits or limits the ability of any Loan Party or any Subsidiary of such Loan Party to (i) pay dividends or make other distributions or pay any Indebtedness owed to such Loan Party or any Subsidiary of such Loan Party or (ii) make loans or advances to such Loan Party or any Subsidiary of such Loan Party, other than restrictions arising under (A) applicable law, (B) the Loan Documents, (C) the Existing Senior Notes, (D) any agreement relating to Indebtedness, (1) with respect to Loan Parties and Domestic Subsidiaries, which is permitted under Section 10.1(c), 10.1(d) or 10.1(e), and (2) with respect to any Foreign Subsidiary, which is not prohibited by Section 10.1, including that certain Euro 130,000,000 Five Year Credit Agreement, dated as of November 8, 2005, by and among Mohawk International Holdings S.À.R.L., as borrower, the Company, as guarantor, the lenders from time to time party thereto and KBC Bank NV, as administrative agent and issuer, and any refinancings, replacements or renewals thereof and (E) the organizational documents or any related joint venture or similar agreements binding on or applicable to any Subsidiary that is not a wholly-owned Subsidiary.

(b) No Loan Party shall, nor shall it permit any Domestic Subsidiary to, directly, or indirectly, create or otherwise cause or suffer to exist any encumbrance or restriction that prohibits or limits the ability of any Loan Party or any Domestic Subsidiary of such Loan Party to (i) guarantee the Indebtedness of any Loan Party, (ii) transfer any of its properties or assets to such Loan Party or any

Subsidiary of such Loan Party, or (iii) create, incur, assume or suffer to exist any Lien upon any of the Collateral, whether now owned or hereafter acquired, other than encumbrances and restrictions arising under (A) applicable law, (B) the Loan Documents, (C) the Existing Senior Notes, (D) customary provisions restricting subletting or assignment of any lease governing a leasehold interest of such Loan Party or any Subsidiary of such Loan Party, (E) customary restrictions on dispositions of real property interests found in reciprocal easement agreements of such Loan Party or any Subsidiary of such Loan Party, (F) any agreement relating to Indebtedness permitted under Section 10.1(c), 10.1(d) or 10.1(e), (G) customary restrictions contained in an agreement related to the sale of assets (to the extent such sale is permitted pursuant to Section 10.5) that limit the encumbrance of such assets pending the consummation of such sale, (H) customary provisions restricting assignment of any agreement entered into in the ordinary course of business, (I) the organizational documents or any related joint venture or similar agreements binding on or applicable to any Subsidiary that is not a wholly-owned Subsidiary (but only to the extent such encumbrance or restriction covers the assets of such Subsidiary or any Capital Stock in such Subsidiary), and (J) any agreement (1) evidencing Indebtedness which a Loan Party or Subsidiary may create, incur, assume, or permit or suffer to exist under Section 10.1 and which Indebtedness is secured by a Lien permitted to exist under Section 10.2, and (2) which prohibits the transfer of, and the creation of any other Lien on, the property securing such Indebtedness (and any replacement property and customary provisions in respect of proceeds, accessions, and other after-acquired property).

Section 10.11 Nature of Business. No Loan Party shall, nor shall it permit any Subsidiary to, engage in any business other than a Permitted Line of Business.

Section 10.12 Sale and Lease-Back Transaction. No Loan Party shall, nor shall it permit any of its Domestic Subsidiaries to, enter into any Sale and Lease-Back Transaction other than to the extent the disposition of such assets in connection therewith is permitted by Section 10.5.

ARTICLE 11

EVENTS OF DEFAULT AND REMEDIES

Section 11.1 Events of Default. The occurrence or existence of any one or more of the following events are referred to herein individually as an “Event of Default”, and collectively as “Events of Default”:

(a) Payment Default. The Borrowers fail to pay when due (i) any principal of Loans or any reimbursement obligation in respect of any Letter of Credit or (ii) (A) any interest on the Loans, any fees payable hereunder or under the Fee Letter or (B) any other Obligation for which notice of the amount being due and payable has been given by the Administrative Agent, and such failure to pay under clause (ii) continues for five (5) or more Business Days.

(b) Covenant Default. Any Loan Party fails to perform (i) any of the covenants contained in Sections 6.2(d), 6.3(a), (b) or (d), 7.1(a), 7.6, 9.1(a), 9.5(a) or (b)(v) or (vii) (subject to Section 1.02(m)), 9.9, 9.10 or 9.11, or Article 10 or (ii) any of the terms, covenants, conditions or provisions contained in this Agreement (other than as specified in clause (i)) or any of the other Loan Documents and such failure shall continue for thirty (30) days after the earlier of receipt by such Loan Party of notice thereof from the Administrative Agent or after any Responsible Officer of the Administrative Borrower obtains knowledge thereof.

(c) Misrepresentation. Any representation, warranty or statement of fact made by or on behalf of any Loan Party in this Agreement, the other Loan Documents or any other written agreement, certificate, schedule or confirmatory assignment delivered in connection with this Agreement that (i) is subject to a materiality or Material Adverse Effect qualification shall be false or misleading when made or deemed made or (ii) is not subject to a materiality or Material Adverse Effect qualification shall be false or misleading in any material respect when made or deemed made.

(d) Guarantor Default. Any Guarantor revokes or terminates or purports to revoke or terminate or fails to perform any of the terms, covenants, conditions or provisions of the Guaranty.

(e) Judgment. Any judgment for the payment of money is rendered against any Loan Party in an amount that exceeds, individually or in the aggregate with all unsatisfied judgments against all Loan Parties, $25,000,000 (to the extent not covered by insurance where the insurer has assumed responsibility in writing for such judgment) and shall remain undischarged or unvacated for a period in excess of thirty (30) days or execution shall at any time not be effectively stayed or bonded pending appeal or otherwise, or any attachment, garnishment or execution having a value in excess of $25,000,000 is rendered against any Loan Party or any of the Collateral.

(f) Involuntary Bankruptcy Proceeding. A case or proceeding under the bankruptcy laws of the United States of America now or hereafter in effect or under any insolvency, reorganization, receivership, readjustment of debt, dissolution or liquidation law or statute of any other jurisdiction now or hereafter in effect (whether at law or in equity) is filed against any Loan Party or all or any part of its respective properties and such petition or application is not dismissed within sixty (60) days after the date of its filing or any Loan Party shall file any answer admitting or not contesting such petition or application or indicates its consent to, acquiescence in or approval of, any such action or proceeding or the relief requested is granted sooner.

(g) Voluntary Bankruptcy Proceeding. A case or proceeding under the bankruptcy laws of the United States of America now or hereafter in effect or under any insolvency, reorganization, receivership, readjustment of debt, dissolution or liquidation law or statute of any jurisdiction now or hereafter in effect (whether at a law or equity) is filed by any Loan Party or for all or any part of its respective property or any Loan Party makes an assignment for the benefit of creditors, makes or sends notice of a bulk transfer in connection with any liquidation of such Loan Party not otherwise permitted by this Agreement or calls a meeting of its creditors or principal creditors in connection with a moratorium or adjustment of the Indebtedness due to them.

(h) Indebtedness Cross-Default. Any Loan Party or any Domestic Subsidiary thereof shall (i) default in the payment of any Indebtedness (other than Indebtedness owing to the Administrative Agent and the Lenders hereunder) the aggregate outstanding amount of which Indebtedness is in excess of $25,000,000 beyond the period of grace if any, provided in the instrument or agreement under which such Indebtedness was created, or (ii) default in the observance or performance of any other agreement or condition relating to any Indebtedness (other than Indebtedness owing to the Administrative Agent and the Lenders hereunder) the aggregate outstanding amount of which Indebtedness is in excess of $25,000,000 or contained in any instrument or agreement evidencing, securing or relating thereto or any other event shall occur or condition exist, the effect of which default or other event or condition is to cause, or to permit the holder or holders of such Indebtedness (or a trustee or agent on behalf of such holder or holders) to cause, with the giving of notice and/or lapse of time, if required, any such Indebtedness to become due prior to its stated maturity (any applicable grace period having expired), including, without limitation, any “put” of such Indebtedness to any such Loan Party or Domestic Subsidiary.

(i) Failure of Agreements. Any material provision hereof or of any of the other Loan Documents shall for any reason cease to be valid, binding and enforceable with respect to any party hereto or thereto (other than the Administrative Agent, the Lenders, the Issuing Banks and the Swingline

Lender) in accordance with its terms, or any such party shall challenge the enforceability hereof or thereof, or shall assert in writing, or take any action or fail to take any action based on the assertion that any provision hereof or of any of the other Loan Documents has ceased to be or is otherwise not valid, binding or enforceable in accordance with its terms, or any Lien provided for herein or in any of the other Loan Documents shall cease to be, or shall be asserted by any Loan Party to have ceased to be, a valid and perfected first priority Lien in any material portion of the Collateral purported to be subject thereto (except as otherwise permitted herein or therein).

(j) ERISA Event. An ERISA Event shall occur that results in or could reasonably be expected to result in liability of any Loan Party or any Domestic Subsidiary thereof in an aggregate amount in excess of $25,000,000.

(k) Change of Control. Any Change of Control shall occur.

Section 11.2 Remedies.

(a) At any time an Event of Default has occurred and is continuing, the Administrative Agent and the Lenders shall have all rights and remedies provided in this Agreement, the other Loan Documents, the UCC and other applicable law, all of which rights and remedies may be exercised without notice to or consent by any Loan Party, except as such notice or consent is expressly provided for hereunder or required by applicable law. All rights, remedies and powers granted to the Administrative Agent and the Lenders hereunder, under any of the other Loan Documents, the UCC and other applicable law, are cumulative, not exclusive and enforceable, in the Administrative Agent’s discretion, alternatively, successively, or concurrently on any one or more occasions, and shall include, without limitation, the right to apply to a court of equity for an injunction to restrain a breach or threatened breach by any Loan Party of this Agreement or any of the other Loan Documents. Subject to Section 13, the Administrative Agent may, and at the direction of the Required Lenders shall, at any time or times, proceed directly against any Loan Party to collect the Obligations without prior recourse to the Collateral.

(b) Without limiting the generality of the foregoing, at any time an Event of Default has occurred and is continuing, the Administrative Agent may, at its option and shall upon the direction of the Required Lenders, (i) upon notice to the Administrative Borrower, accelerate the payment of all Obligations and demand immediate payment thereof to the Administrative Agent for itself and the benefit of the Lenders (provided that upon the occurrence of any Event of Default described in Sections 11.1(f) and 11.1(g), all Obligations shall automatically become immediately due and payable) and/or (ii) terminate the Commitments whereupon the obligation of each Lender to make any Loan and each Issuing Bank to issue any Letter of Credit shall immediately terminate (provided that upon the occurrence of any Event of Default described in Sections 11.1(f) and 11.1(g), the Commitments and any other obligation of the Administrative Agent or a Lender hereunder shall automatically terminate).

(c) Without limiting the foregoing, at any time an Event of Default has occurred and is continuing, the Administrative Agent may, in its discretion (i) with or without judicial process or the aid or assistance of others, enter upon any premises on or in which any of the Collateral may be located and take possession of the Collateral or complete processing, manufacturing and repair of all or any portion of the Collateral, (ii) require any Loan Party, at the Borrowers’ expense, to assemble and make available to the Administrative Agent any part or all of the Collateral at any place and time designated by the Administrative Agent, (iii) collect, foreclose, receive, appropriate, setoff and realize upon any and all Collateral, (iv) remove any or all of the Collateral from any premises on or in which the same may be located for the purpose of effecting the sale, foreclosure or other disposition thereof or for any other purpose, (v) sell, lease, transfer, assign, deliver or otherwise dispose of any and all Collateral (including entering into contracts with respect thereto, public or private sales at any exchange, broker’s board, at any office of the Administrative Agent or elsewhere) at such prices or terms as the Administrative Agent may deem reasonable, for cash, upon credit or for future delivery, with the Administrative Agent having the right to purchase the whole or any part of the Collateral at any such public sale, all of the foregoing being free from any right or equity of redemption of any Loan Party, which right or equity of redemption is hereby expressly waived and released by Loan Parties and/or (vi) terminate this Agreement. If any of the Collateral is sold or leased by the Administrative Agent upon credit terms or for future delivery, the Obligations shall not be reduced as a result thereof until payment therefor is finally collected by the Administrative Agent. If notice of disposition of Collateral is required by law, ten (10) days prior notice by the Administrative Agent to the Administrative Borrower designating the time and place of any public sale or the time after which any private sale or other intended disposition of Collateral is to be made, shall be deemed to be reasonable notice thereof and Loan Parties waive any other notice. In the event the Administrative Agent institutes an action to recover any Collateral or seeks recovery of any Collateral by way of prejudgment remedy, each Loan Party waives the posting of any bond which might otherwise be required.

(d) At any time an Event of Default has occurred and is continuing, upon the Administrative Agent’s or any Issuing Bank’s request, the Borrowers will either, as the Administrative Agent shall specify, furnish cash collateral to the applicable Issuing Bank to be used to secure and fund the reimbursement obligations to such Issuing Bank in connection with any Letter of Credit Obligations or furnish cash collateral to the Administrative Agent for the Letter of Credit Obligations. Such cash collateral shall be in the amount equal to one hundred three percent (103%) of the amount of the Letter of Credit Obligations plus the amount of any fees and expenses payable in connection therewith through the end of the latest expiration date of the Letters of Credit giving rise to such Letter of Credit Obligations.

(e) At any time or times that an Event of Default has occurred and is continuing, the Administrative Agent may, in its discretion, enforce the rights of any Loan Party against any account debtor, secondary obligor or other obligor in respect of any of the Accounts. Without limiting the generality of the foregoing, the Administrative Agent may, in its discretion, at such time or times (i) notify any or all account debtors, secondary obligors or other obligors in respect thereof that the Accounts have been assigned to the Administrative Agent and that the Administrative Agent has a Lien therein and the Administrative Agent may direct any or all account debtors, secondary obligors and other obligors to make payment of Accounts directly to the Administrative Agent, (ii) extend the time of payment of, compromise, settle or adjust for cash, credit, return of merchandise or otherwise, and upon any terms or conditions, any and all Accounts or other obligations included in the Collateral and thereby discharge or release the account debtor or any secondary obligors or other obligors in respect thereof without affecting any of the Obligations, (iii) demand, collect or enforce payment of any Accounts or such other obligations, but without any duty to do so, and the Administrative Agent and the Lenders shall not be liable for any failure to collect or enforce the payment thereof nor for the negligence of its agents or attorneys selected with reasonable care with respect thereto and (iv) take whatever other action the Administrative Agent may deem necessary or desirable for the protection of its interests and the interests of the Lenders. At any time that an Event of Default has occurred and is continuing, at the Administrative Agent’s request, all invoices and statements sent to any account debtor shall state that the Accounts and such other obligations have been assigned to the Administrative Agent and are payable directly and only to the Administrative Agent and the Loan Parties shall deliver to the Administrative Agent such originals of documents evidencing the sale and delivery of goods or the performance of services giving rise to any Accounts as the Administrative Agent may require. In the event any account debtor returns Inventory when an Event of Default has occurred and is continuing, the Borrowers shall, upon the Administrative Agent’s request, hold the returned Inventory in trust for the Administrative Agent, segregate all returned Inventory from all of its other property, dispose of the returned Inventory solely according to the Administrative Agent’s instructions, and not issue any credits, discounts or allowances with respect thereto without the Administrative Agent’s prior written consent.

(f) To the extent that applicable law imposes duties on the Administrative Agent or any Lender to exercise remedies in a commercially reasonable manner (which duties cannot be waived under such law), each Loan Party acknowledges and agrees that it is not commercially unreasonable for the Administrative Agent or any Lender (i) to fail to incur expenses reasonably deemed significant by the Administrative Agent or any Lender to prepare Collateral for disposition or otherwise to complete raw material or work in process into finished goods or other finished products for disposition, (ii) to fail to obtain third party consents for access to Collateral to be disposed of, or to obtain or, if not required by other law, to fail to obtain consents of any Governmental Authority or other third party for the collection or disposition of Collateral to be collected or disposed of, (iii) to fail to exercise collection remedies against account debtors, secondary obligors or other persons obligated on Collateral or to remove liens or encumbrances on, or any adverse claims against, Collateral, (iv) to exercise collection remedies against account debtors and other persons obligated on Collateral directly or through the use of collection agencies and other collection specialists, (v) to advertise dispositions of Collateral through publications or media of general circulation, whether or not the Collateral is of a specialized nature, (vi) to contact other persons, whether or not in the same business as any Loan Party, for expressions of interest in acquiring all or any portion of the Collateral, (vii) to hire one or more professional auctioneers to assist in the disposition of Collateral, whether or not the collateral is of a specialized nature, (viii) to dispose of Collateral by utilizing Internet sites that provide for the auction of assets of the types included in the Collateral or that have the reasonable capability of doing so, or that match buyers and sellers of assets, (ix) to dispose of assets in wholesale rather than retail markets, (x) to disclaim disposition warranties, (xi) to purchase insurance or credit enhancements to insure the Administrative Agent or the Lenders against risks of loss, collection or disposition of Collateral or to provide to the Administrative Agent or the Lenders a guaranteed return from the collection or disposition of Collateral, or (xii) to the extent deemed appropriate by the Administrative Agent, to obtain the services of other brokers, investment bankers, consultants and other professionals to assist the Administrative Agent in the collection or disposition of any of the Collateral. Each Loan Party acknowledges that the purpose of this Section 11.2(f) is to provide non-exhaustive indications of what actions or omissions by the Administrative Agent or any Lender would not be commercially unreasonable in the exercise by the Administrative Agent or any Lender of remedies against the Collateral and that other actions or omissions by the Administrative Agent or any Lender shall not be deemed commercially unreasonable solely on account of not being indicated in this Section 11.2(f). Without limitation of the foregoing, nothing contained in this Section 11.2(f) shall be construed to grant any rights to any Loan Party or to impose any duties on the Administrative Agent or the Lenders that would not have been granted or imposed by this Agreement or by applicable law in the absence of this Section 11.2(f).

(g) For the purpose of enabling the Administrative Agent to exercise the rights and remedies hereunder, each Loan Party hereby grants to the Administrative Agent, to the extent assignable, an irrevocable, non-exclusive license (exercisable at any time an Event of Default shall have occurred and be continuing) without payment of royalty or other compensation to any Loan Party, to use, assign, license or sublicense any of the trademarks, service-marks, trade names, business names, trade styles, designs, logos and other source of business identifiers and other Intellectual Property and general intangibles now owned or hereafter acquired by any Loan Party, wherever the same maybe located, including in such license reasonable access to all media in which any of the licensed items may be recorded or stored and to all computer programs used for the compilation or printout thereof.

(h) At any time an Event of Default shall have occurred and be continuing, the Administrative Agent may apply the cash proceeds of Collateral actually received by the Administrative Agent from any sale, lease, foreclosure or other disposition of such Collateral to payment of the

Obligations, in whole or in part and in accordance with the terms hereof, whether or not then due or may hold such proceeds as cash collateral for the Obligations. The Loan Parties shall remain liable to the Administrative Agent and the Lenders for the payment of any deficiency with interest at the highest rate provided for herein and all costs and expenses of collection or enforcement, including attorneys’ fees and expenses, as provided herein.

(i) Without limiting the foregoing, (i) at any time a Default or an Event of Default shall have occurred and be continuing, the Administrative Agent and the Lenders may, at the Administrative Agent’s option, and upon the occurrence of an Event of Default at the direction of the Required Lenders, the Administrative Agent and the Lenders shall, without notice, (A) cease making Loans or arranging for Letters of Credit or reduce the lending formulas or amounts of Loans and Letters of Credit available to the Borrowers and/or (B) terminate any provision of this Agreement providing for any future Loans to be made by the Administrative Agent and the Lenders or Letters of Credit to be issued by any Issuing Bank and (ii) the Administrative Agent may, at its option, establish such Reserves as the Administrative Agent determines, without limitation or restriction, notwithstanding anything to the contrary contained herein.

Section 11.3 Crediting Payments and Proceeds.

(a) In the event that the Obligations have been accelerated or the Commitments have been terminated pursuant to Section 11.2, all payments received by the Administrative Agent or the Lenders upon the Obligations and all net proceeds from the enforcement of all the Obligations (including proceeds of any Collateral) shall be applied as follows: first, to pay any fees, indemnities or expense reimbursements then due to the Administrative Agent, Issuing Banks and Swingline Lender, each in their capacity as such, from any Borrower or Guarantor under the terms of the Loan Documents; second, to pay any fees, indemnities, or expense reimbursements then due to the Lenders from any Borrower or Guarantor under the terms of the Loan Documents; third, to pay interest due and principal in respect of Swingline Loans; fourth, to pay interest due in respect of any Loans (other than Swingline Loans, but including any Special Agent Advances); fifth, to pay principal in respect of Special Agent Advances (other than Excess Special Agent Advances) relating to Collateral or the Loan Parties; sixth, to pay principal in respect of all Loans (other than Excess Special Agent Advances) and the aggregate amount of all drawings under Letters of Credit for which any Issuing Bank has not at such time been reimbursed; seventh, to cash collateralize any Letter of Credit Obligations; eighth, to pay or prepay any Obligations arising under or pursuant to any Noticed Bank Products, on a pro rata basis; ninth, to pay principal in respect of Excess Special Agent Advances relating to Collateral or the Loan Parties; tenth, to pay or prepay any other Obligations then due arising under any other Bank Products; and last, the balance, if any, after all of the Obligations have been indefeasibly paid in full, to the Borrowers.

(b) Notwithstanding anything to the contrary contained in any of the Loan Documents, to the extent any Borrower uses any proceeds of the Loans or Letters of Credit to acquire rights in or the use of any Collateral or to repay any Indebtedness used to acquire rights in or the use of any Collateral, payments in respect of the Obligations shall be deemed applied first, to the Obligations arising from Loans and Letter of Credit Obligations that were not used for such purposes, and second, to the Obligations arising from Loans and Letter of Credit Obligations the proceeds of which were used to acquire rights in or the use of any Collateral in the chronological order in which such Borrower acquired such rights in or the use of such Collateral.

(c) For purposes of this Section 11.3, “Paid in full” and “payment in full” and “prepayment in full” means valid, final and irrevocable payment of all amounts owing under the Loan Documents according to the terms thereof, including loan fees, service fees, professional fees, interest (including interest accrued after the commencement of any case under the U.S. Bankruptcy Code or any similar domestic or foreign similar statute), default interest, interest on interest, and expense reimbursements, whether or not the same would be or is allowed or disallowed in whole or in part in any case under the U.S. States Bankruptcy Code or any similar statute in any jurisdiction, but excluding (i) interest to the extent paid in excess of amounts based on the pre-default rates (but not any other interest) and (ii) fees paid in respect of the waiver of an Event of Default, in each case as to amounts under clauses (i) and (ii) above only to the extent that such amounts are disallowed in any case under the U.S. Bankruptcy Code. Amounts distributed with respect to any Bank Products shall be the actual amount owing under such Bank Product as calculated by the applicable Bank Product Provider and reported in writing to the Administrative Agent. The Administrative Agent shall have no obligation to calculate the amount to be distributed with respect to any Bank Product, but may rely upon written notice of the amount (setting forth a reasonably detailed calculation) from the applicable Bank Product Provider. In the absence of such notice, the Administrative Agent may assume the amount to be distributed is the amount of such Bank Product last reported to it.

Section 11.4 Proofs of Claim. In case of the pendency of any receivership, insolvency, liquidation, bankruptcy, reorganization, arrangement, adjustment, composition or other judicial proceeding relative to any Loan Party, the Administrative Agent (irrespective of whether the principal of any Loan or Letter of Credit Obligation shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Borrowers) shall be entitled and empowered, by intervention in such proceeding or otherwise:

(a) to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans, Letter of Credit Obligations and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders and the Administrative Agent and their respective agents and counsel and all other amounts due the Lenders and the Administrative Agent under Sections 3.2 and 14.4) allowed in such judicial proceeding; and

(b) to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Lenders, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent under Sections 3.2 and 14.3. Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender or to authorize the Administrative Agent to vote in respect of the claim of any Lender in any such proceeding.

ARTICLE 12

THE ADMINISTRATIVE AGENT

Section 12.1 Appointment, Powers and Immunities. Each Lender and each Issuing Bank irrevocably designates, appoints and authorizes Wachovia to act as the Administrative Agent hereunder and under the other Loan Documents with such powers as are specifically delegated to the Administrative Agent by the terms of this Agreement and of the other Loan Documents, together with such other powers as are reasonably incidental thereto. The Administrative Agent (a) shall have no duties or responsibilities except those expressly set forth in this Agreement and in the other Loan Documents, and shall not by reason of this Agreement or any other Loan Document be a trustee or fiduciary for any Lender; (b) shall not be responsible to the Lenders for any recitals, statements, representations or warranties contained in this Agreement or in any of the other Loan Documents, or in any certificate or other document referred to or provided for in, or received by any of them under, this Agreement or any other Loan Document, or for the value, validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other Loan Document or any other document referred to or provided for herein or therein or for any failure by any Loan Party or any other Person to perform any of its obligations hereunder or thereunder; and (c) shall not be responsible to the Lenders for any action taken or omitted to be taken by it hereunder or under any other Loan Document or under any other document or instrument referred to or provided for herein or therein or in connection herewith or therewith, except for its own gross negligence or willful misconduct as determined by a final non-appealable judgment of a court of competent jurisdiction. The Administrative Agent may employ agents, bailees, custodians and attorneys in fact and shall not be responsible for the negligence or misconduct of any such persons selected by it in good faith. The Administrative Agent may deem and treat the payee of any note as the holder thereof for all purposes hereof unless and until the assignment thereof pursuant to an agreement (if and to the extent permitted herein) in form and substance satisfactory to the Administrative Agent shall have been delivered to and acknowledged by the Administrative Agent.

Section 12.2 Reliance by the Administrative Agent. The Administrative Agent shall be entitled to rely upon any certification, notice or other communication (including any thereof by telephone, telecopy, telex, telegram or cable) reasonably believed by it to be genuine and correct and to have been signed or sent by or on behalf of the proper Person or Persons, and upon advice and statements of legal counsel, independent accountants and other experts selected by the Administrative Agent. As to any matters not expressly provided for by this Agreement or any other Loan Document, the Administrative Agent shall in all cases be fully protected in acting, or in refraining from acting, hereunder or thereunder in accordance with instructions given by the Required Lenders or all of the Lenders as is required in such circumstance, and such instructions of the Administrative Agent and any action taken or failure to act pursuant thereto shall be binding on all the Lenders.

Section 12.3 Notice of Events of Default.

(a) The Administrative Agent shall not be deemed to have knowledge or notice of the occurrence of a Default or an Event of Default or other failure of a condition precedent to the Loans and Letters of Credit hereunder, unless and until the Administrative Agent has received written notice from a Lender, or Borrower specifying such Event of Default or any unfulfilled condition precedent, and stating that such notice is a “Notice of Default or Failure of Condition”. In the event that the Administrative Agent receives such a Notice of Default or Failure of Condition, the Administrative Agent shall give prompt notice thereof to the Lenders. The Administrative Agent shall (subject to Section 13.8) take such action with respect to any such Event of Default or failure of condition precedent as shall be directed by the Required Lenders to the extent provided for herein; provided that unless and until the Administrative Agent shall have received such directions, the Administrative Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to or by reason of such Event of Default or failure of condition precedent, as it shall deem advisable in the best interest of the Lenders. Without limiting the foregoing, and notwithstanding the existence or occurrence and continuance of an Event of Default or any other failure to satisfy any of the conditions precedent set forth in Section 4 of this Agreement to the contrary, unless and until otherwise directed by the Required Lenders, the Administrative Agent may, but shall have no obligation to, continue to make Loans and each Issuing Bank may, but shall have no obligation to, issue or cause to be issued any Letter of Credit for the ratable account and risk of the Lenders from time to time if the Administrative Agent believes making such Loans or issuing or causing to be issued such Letter of Credit is in the best interests of the Lenders.

(b) Except with the prior written consent of the Administrative Agent, no Lender or Issuing Bank may assert or exercise any enforcement right or remedy (other than the filing of a proof of claim) in respect of the Loans, Letter of Credit Obligations or other Obligations, as against any Loan Party or any of the Collateral or other property of any Loan Party.

Section 12.4 Wachovia in its Individual Capacity. With respect to its Commitment and the Loans made and Letters of Credit issued or caused to be issued by it (and any successor acting as the Administrative Agent), so long as Wachovia shall be a Lender hereunder, it shall have the same rights and powers hereunder as any other Lender and may exercise the same as though it were not acting as the Administrative Agent, and the term “Lender” or “Lenders” shall, unless the context otherwise indicates, include Wachovia in its individual capacity as Lender hereunder. Wachovia (and any successor acting as the Administrative Agent) and its Affiliates may (without having to account therefor to any Lender) lend money to, make investments in and generally engage in any kind of business with the Borrowers (and any of its Subsidiaries or Affiliates) as if it were not acting as the Administrative Agent, and Wachovia and its Affiliates may accept fees and other consideration from any Loan Party and any of its Subsidiaries and Affiliates for services in connection with this Agreement or otherwise without having to account for the same to the Lenders.

Section 12.5 Indemnification. The Lenders agree to indemnify the Administrative Agent, the Swingline Lender and each Issuing Bank, each acting in its capacity as such (to the extent not reimbursed by the Borrowers hereunder and without limiting any obligations of the Borrowers hereunder) ratably, in accordance with their Pro Rata Shares, for any and all claims of any kind and nature whatsoever that may be imposed on, incurred by or asserted against such Persons (including by any Lender) arising out of or by reason of any investigation in or in any way relating to or arising out of this Agreement or any other Loan Document or any other documents contemplated by or referred to herein or therein or the transactions contemplated hereby or thereby (including the costs and expenses that such Person is obligated to pay hereunder) or the enforcement of any of the terms hereof or thereof or of any such other documents, provided that no Lender shall be liable for any of the foregoing to the extent it arises from the gross negligence or willful misconduct of the party to be indemnified as determined by a final non-appealable judgment of a court of competent jurisdiction. The foregoing indemnity shall survive the payment of the Obligations and the termination of this Agreement.

Section 12.6 Non-Reliance on the Administrative Agent and Other Lenders. Each Lender agrees that it has, independently and without reliance on the Administrative Agent or other Lender, and based on such documents and information as it has deemed appropriate, made its own credit analysis of Loan Parties and has made its own decision to enter into this Agreement and that it will, independently and without reliance upon the Administrative Agent or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own analysis and decisions in taking or not taking action under this Agreement or any of the other Loan Documents. The Administrative Agent shall not be required to keep itself informed as to the performance or observance by any Loan Party of any term or provision of this Agreement or any of the other Loan Documents or any other document referred to or provided for herein or therein or to inspect the properties or books of any Loan Party. The Administrative Agent will use commercially reasonable best efforts to provide the Lenders with any information received by the Administrative Agent from any Loan Party which is required to be provided to the Lenders or deemed to be requested by the Lenders hereunder and with a copy of any Notice of Default or Failure of Condition received by the Administrative Agent from any Borrower or any Lender; provided that the Administrative Agent shall not be liable to any Lender for any failure to do so, except to the extent that such failure is attributable to the Administrative Agent’s own gross negligence or willful misconduct as determined by a final non-appealable judgment of a court of competent jurisdiction. Except for notices, reports and other documents expressly required to be furnished to the Lenders by the Administrative Agent or deemed requested by the Lenders hereunder, the Administrative Agent shall not have any duty or responsibility to provide any Lender with any other credit or other information concerning the affairs, financial condition or business of any Loan Party that may come into the possession of the Administrative Agent.

Section 12.7 Failure to Act. Except for action expressly required of the Administrative Agent hereunder and under the other Loan Documents, the Administrative Agent shall in all cases be fully justified in failing or refusing to act hereunder and thereunder unless it shall receive further assurances to its satisfaction from the Lenders of their indemnification obligations under Section 12.6 against any and all liability and expense that may be incurred by it by reason of taking or continuing to take any such action.

Section 12.8 Concerning the Collateral and the Related Loan Documents. Each Lender authorizes and directs the Administrative Agent to enter into this Agreement and the other Loan Documents. Each Lender agrees that any action taken by the Administrative Agent or Required Lenders in accordance with the terms of this Agreement or the other Loan Documents and the exercise by the Administrative Agent or Required Lenders of their respective powers set forth therein or herein, together with such other powers that are reasonably incidental thereto, shall be binding upon all of the Lenders.

Section 12.9 Field Audit, Examination Reports and other Information; Disclaimer by the Lenders. By signing this Agreement, each Lender:

(a) is deemed to have requested that the Administrative Agent furnish such Lender, promptly after it becomes available, a copy of each field audit or examination report and report with respect to the Borrowing Base prepared or received by the Administrative Agent (each field audit or examination report and report with respect to the Borrowing Base being referred to herein as a “Report”), appraisals with respect to the Collateral and financial statements with respect to the Company and its Subsidiaries received by the Administrative Agent;

(b) expressly agrees and acknowledges that the Administrative Agent (i) does not make any representation or warranty as to the accuracy of any Report, appraisal or financial statement or (ii) shall not be liable for any information contained in any Report, appraisal or financial statement;

(c) expressly agrees and acknowledges that the Reports are not comprehensive audits or examinations, that the Administrative Agent or any other party performing any audit or examination will inspect only specific information regarding Loan Parties and will rely significantly upon Loan Parties’ books and records, as well as on representations of Loan Parties’ personnel; and

(d) agrees to keep all Reports confidential and strictly for its internal use in accordance with the terms of Section 14.9, and not to distribute or use any Report in any other manner.

Section 12.10 Collateral Matters.

(a) The Lenders hereby irrevocably authorize the Administrative Agent, at its option and in its discretion to release any security interest in, mortgage or Lien upon, any of the Collateral (i) upon termination of the Commitments and payment and satisfaction of all of the Obligations and delivery of cash collateral to the extent required under Section 14.12 below, or (ii) constituting property being sold or disposed of if the Administrative Borrower or any Loan Party certifies to the Administrative Agent that the sale or disposition is made in compliance with Section 10.5 (and the Administrative Agent may rely conclusively on any such certificate, without further inquiry), or (iii) constituting property in which any Loan Party did not own an interest at the time the security interest, mortgage or Lien was granted or at any time thereafter, or (iv) if required or permitted under the terms of any of the other Loan Documents, or (v) subject to Section 14.2, if approved, authorized or ratified in writing by the Required Lenders. Upon request by the Administrative Agent at any time, the Lenders will promptly confirm in writing the Administrative Agent’s authority to release particular types or items of Collateral pursuant to this Section 12.10. In no event shall the consent or approval of any Issuing Bank or any Bank Product provided (in its capacity as such) to any release of Collateral be required.

(b) The Administrative Agent shall (and is hereby irrevocably authorized by the Lenders to) execute such documents as may be necessary to evidence the release of the security interest, mortgage or Liens granted to the Administrative Agent upon any Collateral to the extent set forth above; provided that (i) the Administrative Agent shall not be required to execute any such document on terms which, in the Administrative Agent’s opinion, would expose the Administrative Agent to liability or create any obligations or entail any consequence other than the release of such security interest, mortgage or Liens without recourse or warranty and (ii) such release shall not in any manner discharge, affect or impair the Obligations or any security interest, mortgage or Lien upon (or obligations of any Loan Party in respect of) the Collateral retained by such Loan Party.

(c) The Administrative Agent shall have no obligation whatsoever to any Lender, any Issuing Bank or any other Person to investigate, confirm or assure that the Collateral exists or is owned by any Loan Party or is cared for, protected or insured or has been encumbered, or that any particular items of Collateral meet the eligibility criteria applicable in respect of the Loans or Letters of Credit hereunder, or whether any particular reserves are appropriate, or that the Liens and security interests granted to the Administrative Agent pursuant hereto or any of the Loan Documents or otherwise have been properly or sufficiently or lawfully created, perfected, protected or enforced or are entitled to any particular priority, or to exercise at all or in any particular manner or under any duty of care, disclosure or fidelity, or to continue exercising, any of the rights, authorities and powers granted or available to the Administrative Agent in this Agreement or in any of the other Loan Documents, it being understood and agreed that in respect of the Collateral, or any act, omission or event related thereto, subject to the other terms and conditions contained herein, the Administrative Agent may act in any manner it may deem appropriate, in its discretion, given the Administrative Agent’s own interest in the Collateral as a Lender and that the Administrative Agent shall have no duty or liability whatsoever to any other Lender or any other Issuing Bank.

(d) Each Lender represents to the Administrative Agent and each other Lender that it in good faith is not, directly or indirectly (by negative pledge or otherwise), relying upon any Margin Stock as collateral in the extension or maintenance of the credit provided for in this Agreement.

Section 12.11 Agency for Perfection. Each Lender and each Issuing Bank hereby appoints the Administrative Agent as agent and bailee for the purpose of perfecting the security interests in and Liens upon that portion of the Collateral which, in accordance with Article 9 of the UCC can be perfected only by possession (or where the security interest of a secured party with possession has priority over the security interest of another secured party) and the Administrative Agent and each Lender and each Issuing Bank hereby acknowledges that it holds possession of any such Collateral for the benefit of the Secured Parties. Should any Lender or any Issuing Bank obtain possession of any such Collateral, such Lender shall notify the Administrative Agent thereof, and, promptly upon the Administrative Agent’s request therefor shall deliver such Collateral to the Administrative Agent or in accordance with the Administrative Agent’s instructions.

Section 12.12 Successor to the Administrative Agent. The Administrative Agent may at any time give notice of its resignation to the Lenders and the Company. If the Administrative Agent resigns under this Agreement, the Required Lenders shall appoint from among the Lenders a successor agent for the Lenders. If no successor agent is appointed prior to the effective date of the resignation of the Administrative Agent, the Administrative Agent may appoint, after consulting with the Lenders and the Company, a successor agent from among the Lenders. So long as no Event of Default shall have occurred and be continuing, any successor agent appointed under this Section shall be subject to the approval of the Company (such approval not to be unreasonably withheld). Upon the acceptance by the Lender so selected of its appointment as successor agent hereunder, such successor agent shall succeed to all of the rights, powers and duties of the retiring Administrative Agent and the term “Administrative Agent” as used herein and in the other Loan Documents shall mean such successor agent and the retiring Administrative Agent’s appointment, powers and duties as the Administrative Agent shall be terminated. After any retiring Administrative Agent’s resignation hereunder as the Administrative Agent, the provisions of this Article 12 shall inure to its benefit as to any actions taken or omitted by it while it was the Administrative Agent under this Agreement. If no successor agent has accepted appointment as the Administrative Agent by the date which is thirty (30) days after the date of a retiring Administrative Agent’s notice of resignation, the retiring Administrative Agent’s resignation shall nonetheless thereupon become effective and the Lenders shall perform all of the duties of the Administrative Agent hereunder until such time, if any, as the Required Lenders appoint a successor agent as provided for above (except that in the case of any Collateral held by the existing Administrative Agent on behalf of the Secured Parties under the Loan Documents, the retiring Administrative Agent shall continue to hold such Collateral until such time as a successor Administrative Agent is appointed). In addition to the foregoing, the Required Lenders may remove the Administrative Agent if the Administrative Agent shall become the subject of a bankruptcy or insolvency proceeding, and the Required Lenders may appoint a successor agent as provided for above (which successor agent shall be subject to the approval of the Company as set forth above).

Section 12.13 Other Agent Designations. The Administrative Agent may at any time and from time to time determine that a Lender may, in addition, be a “Syndication Agent”, “Documentation Agent” or similar designation hereunder and enter into an agreement with such Lender to have it so identified for purposes of this Agreement. Any such designation shall be effective upon written notice by the Administrative Agent to the Administrative Borrower of any such designation. Any Lender that is so designated as a Syndication Agent, Documentation Agent or such similar designation by the Administrative Agent shall have no right, power, obligation, liability, responsibility or duty under this Agreement or any of the other Loan Documents other than those applicable to all Lenders as such. Without limiting the foregoing, the Lenders so identified shall not have or be deemed to have any fiduciary relationship with any Lender and no Lender shall be deemed to have relied, nor shall any Lender rely, on a Lender so identified as a Syndication Agent, Documentation Agent or such similar designation in deciding to enter into this Agreement or in taking or not taking action hereunder.

ARTICLE 13

GUARANTY

Section 13.1 The Guaranty. In order to induce the Lenders to enter into this Agreement and to extend credit hereunder or any Lender (or its Affiliates) to provide any Bank Products and in recognition of the direct benefits to be received by the Guarantors from the extensions of credit hereunder and the provision of Bank Products, each Guarantor hereby unconditionally and irrevocably, jointly and severally, guarantees as primary obligor and not merely as surety, the full and prompt payment when due, whether upon maturity, by acceleration or otherwise, of any and all of the Obligations. Each Guarantor agrees that this Guaranty is a continuing, unconditional guaranty of payment and performance and not of collection, and that its obligations under this Guaranty shall be primary, absolute and unconditional. If any or all of the Obligations becomes due and payable hereunder or in connection with any Bank Product, each Guarantor unconditionally promises to pay such Obligations to the Administrative Agent, the Lenders, the Issuing Banks or their respective order, on demand, together with any and all reasonable expenses that may be incurred by the Administrative Agent or the Lenders in collecting any of the Obligations.

Notwithstanding any provision to the contrary contained herein or in any other of the Loan Documents, to the extent the obligations of a Guarantor shall be adjudicated to be invalid or unenforceable for any reason (including, without limitation, because of any applicable state or federal law relating to fraudulent conveyances or transfers) then the obligations of each such Guarantor hereunder shall be limited to the maximum amount that is permissible under applicable law (whether federal or state).

Section 13.2 Bankruptcy. Additionally, each of the Guarantors unconditionally and irrevocably guarantees, jointly and severally, the payment of any and all Obligations whether or not due or payable by any Borrower upon the occurrence of any of the events specified in Sections 11.1(f) and 11.1(g), and unconditionally promises to pay such Obligations to the Administrative Agent for the account of itself and the Lenders, or order, on demand, in lawful money of the United States. Each of the Guarantors further agrees that to the extent that any Loan Party shall make a payment or a transfer of an interest in any property to the Administrative Agent or any Lender, which payment or transfer or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, or otherwise is avoided, and/or required to be repaid to a Loan Party, the estate of a Loan Party, a trustee, receiver, interim receiver, monitor or any other party under any bankruptcy law, state, federal, provincial or foreign law, common law or equitable cause, then to the extent of such avoidance or repayment, the obligation or part thereof intended to be satisfied shall be revived and continued in full force and effect as if said payment had not been made.

Section 13.3 Nature of Liability. The liability of each Guarantor hereunder is exclusive and independent of any security for or other guaranty of the Obligations whether executed by any such Guarantor, any other guarantor or by any other party, and no Guarantor’s liability hereunder shall be affected or impaired by (a) any direction as to application of payment by a Borrower or by any other party, (b) any other continuing or other guaranty, undertaking or maximum liability of a guarantor or of any other party as to the Obligations, (c) any payment on or in reduction of any such other guaranty or undertaking, (d) any dissolution or termination of, or increase, decrease or change in personnel by, a Loan Party, or (e) any payment made to the Administrative Agent or the Lenders on the Obligations that the Administrative Agent or such Lenders repay a Loan Party pursuant to court order in any bankruptcy, reorganization, arrangement, moratorium or other debtor relief proceeding, and each of the Guarantors waives any right to the deferral or modification of its obligations hereunder by reason of any such proceeding.

Section 13.4 Independent Obligation. The obligations of each Guarantor hereunder are independent of the obligations of any other Loan Party in respect of the Obligations, and a separate action or actions may be brought and prosecuted against each Guarantor whether or not action is brought against any other Loan Party and whether or not any other Loan Party is joined in any such action or actions.

Section 13.5 Authorization. Each of the Guarantors authorizes the Administrative Agent and each Lender without notice or demand (except as shall be required by applicable statute and cannot be waived), and without affecting or impairing its liability hereunder, from time to time to (a) renew, compromise, extend, increase, accelerate or otherwise change the time for payment of, or otherwise change the terms of the Obligations or any part thereof in accordance with this Agreement or the agreements governing Bank Products, including any increase or decrease of the rate of interest thereon, (b) take and hold security from any Guarantor or any other party for the payment of this Guaranty or the Obligations and exchange, enforce, waive and release any such security, (c) apply such security and direct the order or manner of sale thereof as the Administrative Agent and the Lenders in their discretion may determine and (d) release or substitute any one or more endorsers or obligors.

Section 13.6 Reliance. It is not necessary for the Administrative Agent or the Lenders to inquire into the capacity or powers of any Borrower or other obligor of the Obligations or the officers, directors, members, partners or agents acting or purporting to act on its behalf, and any Obligations made or created in reliance upon the professed exercise of such powers shall be guaranteed hereunder.

Section 13.7 Waiver.

(a) Each of the Guarantors waives any right (except as shall be required by applicable law and cannot be waived) to require the Administrative Agent or any Lender to (i) proceed against any Borrower, any other guarantor or any other party, (ii) proceed against or exhaust any security held from any Borrower, any other guarantor or any other party, or (iii) pursue any other remedy in the Administrative Agent’s or any Lender’s power whatsoever. Each of the Guarantors waives any defense based on or arising out of any defense of any Borrower, any other guarantor or any other party other than payment in full of the Obligations (other than contingent indemnity obligations), including without limitation any defense based on or arising out of the disability of any Borrower, any other guarantor or any other party, or the unenforceability of the Obligations or any part thereof from any cause, or the cessation from any cause of the liability of any Borrower other than payment in full of the Obligations. The Administrative Agent may, at its election, foreclose on or otherwise enforce its rights under any security held by the Administrative Agent by one or more judicial or nonjudicial sales (to the extent such sale is permitted by applicable law), or exercise any other right or remedy the Administrative Agent or any Lender may have against any Borrower or any other party, or any security, without affecting or impairing in any way the liability of any Guarantor hereunder except to the extent the Obligations have been paid in full and the Commitments have been terminated. Each of the Guarantors waives any defense arising out of any such election by the Administrative Agent or any of the Lenders, even though such election operates to impair or extinguish any right of reimbursement or subrogation or other right or remedy of the Guarantors against any Borrower or any other party or any security.

(b) Each of the Guarantors waives all presentments, demands for performance, protests and notices, including without limitation notices of nonperformance, notice of protest, notices of dishonor, notices of acceptance of this Guaranty, and notices of the existence, creation or incurring of new or additional Obligations. Each Guarantor assumes all responsibility for being and keeping itself informed of each Borrower’s or other obligor’s financial condition and assets, and of all other circumstances bearing upon the risk of nonpayment of the Obligations and the nature, scope and extent of the risks that such Guarantor assumes and incurs hereunder, and agrees that neither the Administrative Agent nor any Lender shall have any duty to advise such Guarantor of information known to it regarding such circumstances or risks.

(c) Each of the Guarantors hereby agrees it will not exercise any rights of subrogation that it may at any time otherwise have as a result of this Guaranty (whether contractual, under Section 509 of the Bankruptcy Code or otherwise) to the claims of the Lenders against any Borrower or any other guarantor or other obligor of the Obligations owing to the Administrative Agent and the Lenders (collectively, the “Other Parties”) and all contractual, statutory or common law rights of reimbursement, contribution or indemnity from any Other Party that it may at any time otherwise have as a result of this Guaranty until such time as the Obligations shall have been paid in full and the Commitments have been terminated. Each of the Guarantors hereby further agrees not to exercise any right to enforce any other remedy which the Administrative Agent or the Lenders now have or may hereafter have against any Other Party, any endorser or any other guarantor of all or any part of the Obligations of any Borrower and any benefit of, and any right to participate in, any security or collateral given to or for the benefit of the Administrative Agent and the Lenders to secure payment of the Obligations until such time as the Obligations (other than contingent indemnity obligations) shall have been paid in full and the Commitments have been terminated.

Section 13.8 Limitation on Enforcement. The Lenders agree that this Guaranty may be enforced only by the action of the Administrative Agent acting upon the instructions of the Required Lenders and that no Lender shall have any right individually to seek to enforce or to enforce this Guaranty, it being understood and agreed that such rights and remedies may be exercised by the Administrative Agent for the benefit of itself and the Lenders under the terms of this Agreement. The Lenders further agree that this Guaranty may not be enforced against any director, officer, employee or stockholder of the Guarantors.

Section 13.9 Confirmation of Payment. The Administrative Agent and the Lenders will, upon request after payment of the Obligations that are the subject of this Guaranty and termination of the Commitments relating thereto, confirm to the Borrowers, Guarantors or any other Person that such Obligations have been paid and the Commitments relating thereto terminated, subject to the provisions of Section 14.2.

ARTICLE 14

MISCELLANEOUS

Section 14.1 Notices.

(a) All notices, requests and demands hereunder shall be in writing and deemed to have been given or made: if delivered in person, immediately upon delivery; if by telex, telegram or facsimile transmission, immediately upon sending (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next business day for the recipient); if by nationally recognized overnight courier service with instructions to deliver the next Business Day, one (1) Business Day after sending; and if by certified mail, return receipt requested, five (5) days after mailing. Notices delivered through electronic communications shall be effective to the extent set forth in Section 14.1(b) below. All notices, requests and demands upon the parties are to be given to the following addresses (or to such other address as any party may designate by notice in accordance with this Section 14.1):

If to any Loan Party:	Mohawk Industries, Inc.
160 South Industrial Boulevard
Calhoun, Georgia 30701
Attn: Chief Financial Officer
Telephone No.: (706) 624-2695
Telecopy No.: (706) 624-2483

with a copy to:	Mohawk Industries, Inc.
160 South Industrial Boulevard
Calhoun, Georgia 30703-7002
Attn: James T. Lucke, Esq.
Telephone No.: (706) 624-2660
Telecopy No.: (706) 624-2483

If to the Administrative Agent, Swingline Lender or Wachovia, as Issuing Bank:	Wachovia Bank, National Association
171 17th Street NW
MAC: G0128-031
Atlanta, GA 30363
Attn: Dan Denton, Portfolio Management
Telephone No.: (404) 214-1696
Telecopy No.: (404) 214-7299

(b) Notices and other communications to the Lenders and the Issuing Banks hereunder may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites) pursuant to procedures approved by the Administrative Agent or as otherwise determined by the Administrative Agent; provided that the foregoing shall not apply to notices to any Lender or any Issuing Bank pursuant to Article 2 if such Lender or such Issuing Bank, as applicable, has notified the Administrative Agent that it is incapable of receiving notices under such Section by electronic communication. Unless the Administrative Agent otherwise requires, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement); provided that if such notice or other communication is not given during the normal business hours of the recipient, such notice shall be deemed to have been sent at the opening of business on the next Business Day for the recipient, and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communications is available and identifying the website address therefor.

Section 14.2 Amendments and Waivers.

(a) Neither this Agreement nor any other Loan Document nor any terms hereof or thereof may be amended, waived, discharged or terminated unless such amendment, waiver, discharge or termination is in writing signed by the Required Lenders or at the Administrative Agent’s option, by the Administrative Agent with the authorization or consent of the Required Lenders, and as to amendments to any of the Loan Documents (other than with respect to any provision of Article 12), by each Loan Party and such amendment, waiver, discharge or termination shall be effective and binding as to the Administrative Agent, all the Lenders and all the Issuing Banks only in the specific instance and for the specific purpose for which given; except, that, no such amendment, waiver, discharge or termination shall:

(i) reduce the interest rate or any fees or extend the time of payment of principal, interest or any fees or reduce the principal amount of any Loan or Letter of Credit Obligations, in each case without the consent of each Lender directly affected thereby (it being understood and agreed that any change to the definition of Average Excess Availability or Excess Availability or in each case in the component definitions thereof shall not constitute a reduction in the rate of interest); provided that only the consent of the Required Lenders shall be necessary to waive any obligation of the Borrowers to pay interest at the Default Rate during the continuance of an Event of Default,

(ii) increase the Commitment of any Lender over the amount thereof then in effect or provided hereunder (or reinstate any commitment terminated pursuant to Section 11.2), in each case without the consent of such Lender,

(iii) release all or substantially all of the value of the Collateral or release any material Loan Party from its obligations under the Loan Documents (except as expressly required hereunder or under any of the other Loan Documents or applicable law and except as permitted under Section 9.9 or 12.10), without the consent of the Administrative Agent and all of the Lenders,

(iv) reduce any percentage specified in the definitions of Required Lenders or Supermajority Lenders, in either case, without the consent of the Administrative Agent and all of the Lenders,

(v) consent to the assignment or transfer by any Loan Party of any of their rights and obligations under this Agreement (except as permitted pursuant to Section 10.4), without the consent of the Administrative Agent and all of the Lenders,

(vi) amend, modify or waive any terms of this Section 14.2, the definition of Pro Rata Shares or, except as otherwise permitted by Section 4.11, the application of payments in Section 3.4 or 11.3, without the consent of the Administrative Agent and all of the Lenders, and

(vii) increase the advance rates constituting part of the Borrowing Base (or amend or modify any of the defined terms used therein that would have the direct effect of increasing the Borrowing Base or Excess Availability) or increase the Letter of Credit Limit, without the consent of the Supermajority Lenders.

Notwithstanding the foregoing subsection (a):

(A) this Agreement may be amended to increase the interest rate or any fees hereunder solely with the consent of the Administrative Agent and the Borrowers;

(B) this Agreement and the other Loan Documents may be amended to reflect definitional, technical and conforming modifications to the extent necessary to effectuate any Facility Increase pursuant to Section 2.7 with the prior written consent of the Administrative Agent, the Loan Parties and each Lender or Eligible Assignee participating in such Facility Increase pursuant to documentation satisfactory to the Administrative Agent and the Loan Parties without the consent of any other Lender or Issuing Bank;

(C) modifications to the Loan Documents may be made to the extent necessary to grant a security interest in additional collateral to the Administrative Agent for the benefit of the Secured Parties with the prior written consent of the Administrative Agent and the Loan Parties pursuant to documentation satisfactory to the Administrative Agent and the Loan Parties without the consent of any Lender or Issuing Bank; and

(D) if the Administrative Agent and the Administrative Borrower shall have jointly identified an obvious error or any error or omission of a technical or immaterial nature, in each case, in any provision of the Loan Documents, then the Administrative Agent and the Administrative Borrower shall be permitted to amend such provision and such amendment shall become effective without any further action or consent of any other party to any Loan Document.

(b) The Administrative Agent, the Lenders, the Swingline Lender and the Issuing Banks shall not, by any act, delay, omission or otherwise be deemed to have expressly or impliedly waived any of its or their rights, powers and/or remedies unless such waiver shall be in writing and signed as provided herein. Any such waiver shall be enforceable only to the extent specifically set forth therein.

A waiver by the Administrative Agent, any Lender or any Issuing Bank of any right, power and/or remedy on any one occasion shall not be construed as a bar to, or waiver of, any such right, power and/or remedy which the Administrative Agent, any Lender or any Issuing Bank would otherwise have on any future occasion, whether similar in kind or otherwise.

(c) Notwithstanding anything to the contrary contained in Section 14.2(a) above, in connection with any amendment, waiver, discharge or termination, in the event that any Lender whose consent thereto is required shall fail to consent or fail to consent in a timely manner (such Lender being referred to herein as a “Non-Consenting Lender”), but the consent of the Required Lenders to such amendment, waiver, discharge or termination is obtained, then the Administrative Borrower may, at its sole expense and effort, replace such Non-Consenting Lender within one hundred twenty (120) days thereafter by requiring such Non-Consenting Lender to sell, assign and transfer to an Eligible Assignee, without recourse, the Commitment of such Non-Consenting Lender and all rights and interests of such Non-Consenting Lender pursuant thereto; provided that such Eligible Assignee consents to such amendment, waiver, discharge or termination. The Administrative Borrower shall provide the Administrative Agent and the Non-Consenting Lender with prior written notice of its intent to exercise its right under this Section 14.2(c), which notice shall specify the date on which such purchase and sale shall occur. Such purchase and sale shall be made in accordance with, and subject to, the provisions of Section 14.11 (including, without limitation, payment to the Administrative Agent by the Administrative Borrower of the assignment fee specified in Section 14.11) and pursuant to the terms of an Assignment and Assumption (whether or not executed by the Non-Consenting Lender), except that on the date of such purchase and sale, such Eligible Assignee specified by the Administrative Borrower, shall pay to the Non-Consenting Lender (except as the Eligible Assignee and such Non-Consenting Lender may otherwise agree) the amount equal to: (i) the principal balance of the Loans held by the Non-Consenting Lender outstanding as of the close of business on the Business Day immediately preceding the effective date of such purchase and sale, plus (ii) amounts accrued and unpaid in respect of interest and fees payable to the Non-Consenting Lender to the effective date of the purchase (but in no event shall the Non-Consenting Lender be deemed entitled to any early termination fee). The Administrative Agent is hereby irrevocably appointed as attorney-in-fact to execute any such Assignment and Assumption if the Non-Consenting Lender fails to execute same.

(d) The consent of the Administrative Agent shall be required for any amendment, waiver or consent affecting the rights or duties of the Administrative Agent hereunder or under any of the other Loan Documents, in addition to the consent of the Lenders otherwise required by this Section 14.2 and the exercise by the Administrative Agent of any of its rights hereunder with respect to Reserves or Eligible Accounts or Eligible Inventory shall not be deemed an amendment to the advance rates provided for in this Section 14.2. The consent of each Issuing Bank shall be required for any amendment, waiver or consent affecting the rights or duties of such Issuing Bank hereunder or under any of the other Loan Documents, in addition to the consent of the Lenders otherwise required by this Section 14.2, provided that the consent of such Issuing Bank shall not be required for any other amendments, waivers or consents. The consent of Swingline Lender shall be required for any amendment, waiver or consent affecting the rights or duties of the Swingline Lender hereunder or under any of the other Loan Documents, in addition to the consent of the Lenders otherwise required by this Section 14.2. Notwithstanding anything to the contrary contained in Section 14.2(a) above, the Administrative Agent may consent to any change in the type of organization, jurisdiction of organization or other legal structure of any Loan Party or any of its Subsidiaries not prohibited by the terms of this Agreement and amend the terms hereof or of any of the other Loan Documents as may be necessary or desirable to reflect any such change, in each case without the approval of any Lender.

(e) The consent of the Administrative Agent and a Bank Product Provider that is providing Bank Products and has outstanding any such Bank Products at such time that are secured hereunder shall be required for any amendment to the priority of payment of Obligations arising under or pursuant to any such Hedge Agreements of a Loan Party or other Bank Products as set forth in Section 11.3.

Section 14.3 Costs and Expenses. Subject to any and all limitations and restrictions on the obligation of the Loan Parties to pay fees, costs and expenses contained elsewhere in this Agreement or any other Loan Document, the Loan Parties, jointly and severally, shall pay (a) to the Administrative Agent and its Affiliates on demand all reasonable out-of-pocket costs, expenses (including all reasonable fees, charges and disbursements of counsel for the Administrative Agent), filing fees and taxes paid or payable in connection with the preparation, negotiation, execution, delivery, recording, syndication, and administration of this Agreement, the other Loan Documents and all other documents related hereto or thereto, including any amendments, supplements or consents which may hereafter be contemplated (whether or not executed) or entered into in respect hereof and thereof, (b) all reasonable out-of-pocket expenses incurred by any Issuing Bank in connection with the issuance, amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder, (c) to the Administrative Agent all reasonable out-of-pocket costs and expenses (including the fees, charges and disbursements of any counsel for the Administrative Agent), filing fees and taxes paid or payable in connection with the collection, liquidation, enforcement and defense of the Obligations and the Administrative Agent’s rights in the Collateral, including, without limitation: (i) all costs and expenses of filing or recording (including UCC financing statement filing taxes and fees, documentary taxes, intangibles taxes and mortgage recording taxes and fees, if applicable); (ii) costs and expenses and fees for insurance premiums, inspections, appraisal fees and search fees, costs and expenses of Patriot Act compliance, costs and expenses of remitting loan proceeds, collecting checks and other items of payment, and establishing and maintaining the Blocked Accounts, together with the Administrative Agent’s customary charges and fees with respect thereto; (iii) costs and expenses of preserving and protecting the Collateral; (iv) costs and expenses paid or actually incurred in connection with obtaining payment of the Obligations, enforcing the Liens of the Administrative Agent, selling or otherwise realizing upon the Collateral, and otherwise enforcing the provisions of this Agreement and the other Loan Documents or defending any claims made or threatened against the Administrative Agent or any Lender arising out of the transactions contemplated hereby and thereby (including preparations for and consultations concerning any such matters) and (v) all reasonable out-of-pocket expenses and costs heretofore and from time to time hereafter incurred by the Administrative Agent during the course of periodic field examinations of the Collateral and such Loan Party’s operations, plus a per diem charge at the Administrative Agent’s then standard rate for the Administrative Agent’s examiners in the field and office (which rate as of the Closing Date is $1,000 per person per day) and (d) all reasonable out-of-pocket costs and expenses of the Administrative Agent, any Lender or any Issuing Bank (including the fees, charges and disbursements of any counsel for the Administrative Agent, any Lender or any Issuing Bank) actually incurred in connection with the enforcement or protection of its rights (i) in connection with this Agreement and the other Loan Documents, including its rights under this Section or (ii) in connection with the Loans made or the Letters of Credit issued hereunder, including all reasonable out-of-pocket expenses actually incurred during any workout, restructuring or negotiations in respect of any Loans or Letters of Credit.

Section 14.4 Indemnification. Each Loan Party shall, jointly and severally, indemnify and hold the Administrative Agent, each Lender, each Issuing Bank and each Joint Lead Arranger, and their respective officers, directors, agents, employees, partners, advisors and counsel and their respective affiliates (each such person being an “Indemnitee”), harmless from and against any and all losses, claims, damages, liabilities, costs or expenses (including reasonable fees, disbursements, settlement costs and other charges of counsel) imposed on, incurred by or asserted against any of them in connection with any litigation, investigation, claim or proceeding commenced or threatened related to the negotiation, preparation, execution, delivery, enforcement, performance or administration of this Agreement, any other Loan Documents, or any undertaking or proceeding related to any of the transactions contemplated hereby or thereby or any act, omission, event or transaction related or attendant thereto, including amounts paid in settlement, court costs, and the fees and expenses of counsel except that Loan Parties shall not have any obligation under this Section 14.4 to indemnify an Indemnitee to the extent that such losses, claims, damages, liabilities, costs or expenses (a) are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from (i) the gross negligence or willful misconduct of such Indemnitee or (ii) the material breach in bad faith of such Indemnitee’s obligations under this Agreement or any other Loan Document in any claim brought by the Company or any Subsidiary or Affiliate thereof against such Indemnitee or (b) do not result from an act or omission by the Company or any of its Subsidiaries or Affiliates and that result from any investigation, litigation or proceeding brought by an Indemnitee against any other Indemnitee (excluding any investigation, litigation or proceeding by an Indemnitee against the Administrative Agent or any of its affiliates, directors, officers, employees, partners, representatives, advisors or agents or any of their respective heirs, successors or assigns). To the extent that the undertaking to indemnify, pay and hold harmless set forth in this Section 14.4 may be unenforceable because it violates any law or public policy, each Loan Party shall pay the maximum portion which it is permitted to pay under applicable law to the Indemnitees in satisfaction of indemnified matters under this Section 14.4. To the extent permitted by applicable law, no Loan Party or Indemnitee shall assert, and each Loan Party and each of the Administrative Agent, each Lender and each Issuing Bank, on its own behalf and on behalf of its affiliated Indemnitees hereby waives, any claim against any Indemnitee or Loan Party, as applicable, on any theory of liability for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any of the other Loan Documents or any undertaking or transaction contemplated hereby. No Indemnitee referred to above shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed by it through telecommunications, electronic or other information transmission systems in connection with this Agreement or any of the other Loan Documents or the transaction contemplated hereby or thereby. All amounts due under this Section 14.4 shall be payable upon demand. The foregoing indemnity shall survive the payment of the Obligations and the termination of this Agreement.

Section 14.5 Governing Law; Choice of Forum; Service of Process; Jury Trial Waiver.

(a) The validity, interpretation and enforcement of this Agreement and the other Loan Documents (except as otherwise provided therein) and any dispute arising out of the relationship between the parties hereto, whether in contract, tort, equity or otherwise, shall be governed by the internal laws of the State of New York but excluding any principles of conflicts of law or other rule of law that would cause the application of the law of any jurisdiction other than the laws of the State of New York.

(b) The Loan Parties, the Administrative Agent, the Lenders and the Issuing Banks irrevocably consent and submit to the non-exclusive jurisdiction of the courts of the State of New York and the United States District Court for the Southern District of New York, whichever the Administrative Agent may elect, and waive any objection based on venue or forum non conveniens with respect to any action instituted therein arising under this Agreement or any of the other Loan Documents or in any way connected with or related to the dealings of the parties hereto in respect of this Agreement or any of the other Loan Documents or the transactions related hereto or thereto, in each case whether now existing or hereafter arising, and whether in contract, tort, equity or otherwise, and agree that any dispute with respect to any such matters may be heard in the courts described above (except that the Administrative Agent and the Lenders shall have the right to bring any action or proceeding against any Loan Party or its or their property in the courts of any other jurisdiction which the Administrative Agent deems necessary or appropriate in order to realize on the Collateral or to otherwise enforce its rights against any Loan Party or its or their property).

(c) Each Loan Party hereby waives personal service of any and all process upon it and consents that all such service of process may be made by certified mail (return receipt requested) directed to its address set forth herein and service so made shall be deemed to be completed five (5) days after the same shall have been so deposited in the U.S. mail, or, at the Administrative Agent’s option, by service upon any Loan Party (or the Administrative Borrower on behalf of such Loan Party) in any other manner provided under the rules of any such courts.

(d) THE LOAN PARTIES, THE ADMINISTRATIVE AGENT, THE LENDERS AND THE ISSUING BANKS EACH HEREBY WAIVES ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION OR CAUSE OF ACTION ARISING UNDER THIS AGREEMENT OR ANY OF THE OTHER LOAN DOCUMENTS OR IN ANY WAY CONNECTED WITH OR RELATED TO THE DEALINGS OF THE PARTIES HERETO IN RESPECT OF THIS AGREEMENT OR ANY OF THE OTHER LOAN DOCUMENTS OR THE TRANSACTIONS RELATED HERETO OR THERETO IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER IN CONTRACT, TORT, EQUITY OR OTHERWISE. THE LOAN PARTIES, THE ADMINISTRATIVE AGENT, THE LENDERS AND THE ISSUING BANKS EACH HEREBY AGREES AND CONSENTS THAT ANY SUCH CLAIM, DEMAND, ACTION OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY AND THAT ANY LOAN PARTY, THE ADMINISTRATIVE AGENT, ANY LENDER OR ANY ISSUING BANK MAY FILE AN ORIGINAL COUNTERPART OF A COPY OF THIS AGREEMENT WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE PARTIES HERETO TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.

(e) The Administrative Agent, the Lenders and the Issuing Banks shall not have any liability to any Loan Party (whether in tort, contract, equity or otherwise) for losses suffered by such Loan Party in connection with, arising out of, or in any way related to the transactions or relationships contemplated by this Agreement, or any act, omission or event occurring in connection herewith, unless it is determined by a final and non-appealable judgment or court order binding on the Administrative Agent, such Lender and such Issuing Bank, that the losses were the result of acts or omissions constituting gross negligence or willful misconduct. In any such litigation, the Administrative Agent, the Lenders and the Issuing Banks shall be entitled to the benefit of the rebuttable presumption that it acted in good faith and with the exercise of ordinary care in the performance by it of the terms of this Agreement. Each Loan Party: (i) certifies that neither the Administrative Agent, any Lender, any Issuing Bank nor any representative, the Administrative Agent or attorney acting for or on behalf of the Administrative Agent, any Lender or any Issuing Bank has represented, expressly or otherwise, that the Administrative Agent, the Lenders and the Issuing Banks would not, in the event of litigation, seek to enforce any of the waivers provided for in this Agreement or any of the other Loan Documents and (ii) acknowledges that in entering into this Agreement and the other Loan Documents, the Administrative Agent, the Lenders and the Issuing Banks are relying upon, among other things, the waivers and certifications set forth in this Section 14.5 and elsewhere herein and therein.

Section 14.6 Waiver of Notices. To the extent permitted under applicable law, each Loan Party hereby expressly waives demand, presentment, protest and notice of protest and notice of dishonor with respect to any and all instruments and chattel paper, included in or evidencing any of the Obligations or the Collateral, and any and all other demands and notices of any kind or nature whatsoever with respect to the Obligations, the Collateral and this Agreement, except such as are expressly provided for herein. No notice to or demand on any Loan Party which the Administrative Agent or any Lender may elect to give shall entitle such Loan Party to any other or further notice or demand in the same, similar or other circumstances.

Section 14.7 Waiver of Counterclaims. Each Loan Party waives all rights to interpose any claims, deductions, setoffs or counterclaims of any nature (other then compulsory counterclaims) in any action or proceeding with respect to this Agreement, the Obligations, the Collateral or any matter arising therefrom or relating hereto or thereto.

Section 14.8 Partial Invalidity. If any provision of this Agreement is held to be invalid or unenforceable, such invalidity or unenforceability shall not invalidate this Agreement as a whole, but this Agreement shall be construed as though it did not contain the particular provision held to be invalid or unenforceable and the rights and obligations of the parties shall be construed and enforced only to such extent as shall be permitted by applicable law.

Section 14.9 Confidentiality.

(a) Each Lending Party agrees to keep confidential any Information (as hereinafter defined); provided that nothing herein shall prevent any Lending Party from disclosing such Information (i) to any other Lending Party or any Affiliate of any Lending Party, or any officer, director, employee, agent, auditor, attorney or advisor of any Lending Party or Affiliate of any Lending Party (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (ii) to any other Person if it is reasonably necessary for the administration of the Credit Facility provided hereunder, so long as such Person has agreed to keep such Information confidential in accordance with provisions substantially similar to those contained in this Section 14.9, (iii) as required by any law, rule, or regulation, (iv) upon the order of any court or administrative agency, (v) upon the request or demand of any regulatory agency or authority, (vi) that is or becomes available to the public or that is or becomes available to any Lending Party (or any Affiliate of any Lending Party) other than as a result of a disclosure by any Lending Party prohibited by this Agreement, (vii) in connection with any litigation to which such Lending Party or any of its Affiliates may be a party, (viii) to the extent necessary in connection with the exercise of any remedy under this Agreement or any other Loan Document, (ix) subject to provisions substantially similar to those contained in this Section 14.9, to any actual Participant or Eligible Assignee or any Person proposed to become a Participant or Eligible Assignee and (x) to Gold Sheets and other similar bank trade publications (such information to consist of deal terms and other information customarily found in such publications). The Company hereby authorizes the Administrative Agent to use its name and logo and the amount of the Credit Facility provided hereunder in any “tombstone” or comparable advertising, on its website or in other marketing materials of the Administrative Agent. As used herein, the term “Information” means all written and electronic information concerning the Company or any of its Subsidiaries that is furnished (whether before or after the date hereof) in connection with this Agreement, any other Loan Document or the transactions contemplated hereby and thereby, by, or on behalf of the Company or any such Subsidiary by any of its respective affiliates, directors, officers, employees, advisors or authorized agents (collectively, “Representatives”) to any Lender Party, including, but not limited to, all information, data or documents about any Loan Party’s finances, organization, operations, research and development, manufacturing, technology, sales, pricing, costs, cost structure, strategies, contracts, marketing, management, processes and procedures, products or other business information, as well as any other information related to this Agreement, any other Loan Document or the transactions contemplated hereby and thereby, and all analyses, notes, compilations, or other documents prepared by any Lender Party which contain, reflect or are derived from any such information.

(b) In no event shall this Section 14.9 or any other provision of this Agreement, any of the other Loan Documents or applicable law be deemed to require the Administrative Agent, any Lender or any Issuing Bank to return any materials furnished by a Loan Party to the Administrative Agent, a Lender or an Issuing Bank or prevent the Administrative Agent, a Lender or an Issuing Bank from responding to routine informational requests in accordance with the Code of Ethics for the Exchange of Credit Information promulgated by The Robert Morris Associates or other applicable industry standards relating to the exchange of credit information. The obligations of the Administrative Agent, the Lenders and the Issuing Banks under this Section 14.9 shall supersede and replace the obligations of the Administrative Agent, the Lenders and the Issuing Banks under any confidentiality letter signed prior to the Closing Date or any other arrangements concerning the confidentiality of information provided by any Loan Party to the Administrative Agent or any Lender.

(c) Each of the Lenders and the Issuing Banks acknowledges that (i) Information may include material non-public information concerning an Loan Party or Subsidiary thereof; (ii) it has developed compliance procedures regarding the use of material non-public information; and (iii) it will handle such material non-public information in accordance with applicable law, including federal and state securities laws.

Section 14.10 Successors. This Agreement, the other Loan Documents and any other document referred to herein or therein shall be binding upon and inure to the benefit of and be enforceable by the Administrative Agent, the Lenders, the Issuing Banks, Loan Parties and their respective successors and assigns, except that a Borrower may not assign its rights under this Agreement, the other Loan Documents and any other document referred to herein or therein without the prior written consent of the Administrative Agent and the Lenders. Any such purported assignment without such express prior written consent shall be void. No Lender may assign its rights and obligations under this Agreement except as provided in Section 14.11 below. The terms and provisions of this Agreement and the other Loan Documents are for the purpose of defining the relative rights and obligations of Loan Parties, the Administrative Agent, the Lenders and the Issuing Banks with respect to the transactions contemplated hereby and there shall be no third party beneficiaries of any of the terms and provisions of this Agreement or any of the other Loan Documents.

Section 14.11 Assignments; Participations.

(a) Each Lender may assign all or, if less than all, a portion equal to at least $5,000,000 in the aggregate for the assigning Lender, of such rights and obligations under this Agreement to one or more Eligible Assignees (but not including for this purpose any assignments in the form of a participation), each of which assignees shall become a party to this Agreement as a Lender by execution of an Assignment and Assumption; provided that:

(i) the consent of the Administrative Borrower (such consent not to be unreasonably withheld, conditioned or delayed) shall be required for any assignment unless (A) an Event of Default has occurred and is continuing or (B) the assignment is to a Lender or an Affiliate of a Lender; provided that the Administrative Borrower shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to the Administrative Agent within five (5) Business Days after having received notice thereof;

(ii) the consent of the Administrative Agent (such consent not to be unreasonably withheld, conditioned or delayed) shall be required if such assignment is to a Person that is not a Lender, an Affiliate of a Lender or an Approved Fund;

(iii) the consent of each Issuing Bank and the Swingline Lender (such consents not to be unreasonably withheld, conditioned or delayed) shall be required if such assignment is to a Person that is not a Lender or an Affiliate of a Lender;

(iv) such transfer or assignment will not be effective until recorded by the Administrative Agent on the Register; and

(v) the Administrative Agent shall have received for its sole account payment of a processing fee from the assigning Lender or the assignee in the amount of $3,500.

(b) The Administrative Agent shall maintain a register of the names and addresses of the Lenders, their Commitments and the principal amount of their Loans (the “Register”). The Administrative Agent shall also maintain a copy of each Assignment and Assumption delivered to and accepted by it and shall modify the Register to give effect to each Assignment and Assumption. The entries in the Register shall be conclusive and binding for all purposes, absent manifest error, and Loan Parties, the Administrative Agent and the Lenders may treat each Person whose name is recorded in the Register as a Lender hereunder for all purposes of this Agreement. The Register shall be available for inspection by the Administrative Borrower and any Lender at any reasonable time and from time to time upon reasonable prior notice.

(c) Upon such execution, delivery, acceptance and recording, from and after the effective date specified in each Assignment and Assumption, the assignee thereunder shall be a party hereto and to the other Loan Documents and, to the extent that rights and obligations hereunder have been assigned to it pursuant to such Assignment and Assumption, have the rights and obligations (including, without limitation, the obligation to participate in Letter of Credit Obligations) of a Lender hereunder and thereunder and the assigning Lender shall, to the extent that rights and obligations hereunder have been assigned by it pursuant to such Assignment and Assumption, relinquish its rights and be released from its obligations under this Agreement, except for those indemnification rights which specifically survive termination of this Agreement.

(d) By execution and delivery of an Assignment and Assumption, the assignor and assignee thereunder confirm to and agree with each other and the other parties hereto as follows: (i) other than as provided in such Assignment and Assumption, the assigning Lender makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with this Agreement or any of the other Loan Documents or the execution, legality, enforceability, genuineness, sufficiency or value of this Agreement or any of the other Loan Documents furnished pursuant hereto, (ii) the assigning Lender makes no representation or warranty and assumes no responsibility with respect to the financial condition of any Loan Party or any of its Subsidiaries or the performance or observance by any Loan Party of any of the Obligations; (iii) such assignee confirms that it has received a copy of this Agreement and the other Loan Documents, together with such other documents and information it has deemed appropriate to make its own credit analysis and decision to enter into such Assignment and Assumption, (iv) such assignee will, independently and without reliance upon the assigning Lender, the Administrative Agent and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement and the other Loan Documents, (v) such assignee appoints and authorizes the Administrative Agent to take such action agent on its behalf and to exercise such powers under this Agreement and the other Loan Documents as are delegated to the Administrative Agent by the terms hereof and thereof, together with such powers as are reasonably incidental thereto, and (vi) such assignee agrees that it will perform in accordance with their terms all of the obligations which by the terms of this Agreement and the other Loan Documents are required to be performed by it as a Lender. The Administrative Agent and the Lenders may furnish any information concerning any Loan Party in the possession of the Administrative Agent or any Lender from time to time to assignees and Participants.

(e) Each Lender may sell participations to one or more banks or other entities (other than a natural person, the Company or any of the Company’s Subsidiaries or Affiliates) (each, a “Participant”) all or a portion of its rights and obligations under this Agreement and the other Loan Documents (including, without limitation, all or a portion of its Commitments and the Loans owing to it and its participation in the Letter of Credit Obligations, without the consent of the Administrative Agent or the other Lenders); provided that (i) such Lender’s obligations under this Agreement (including, without limitation, its Commitment hereunder) and the other Loan Documents shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, and Loan Parties, the other Lenders and the Administrative Agent shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement and the other Loan Documents, and (iii) the Participant shall not have any rights under this Agreement or any of the other Loan Documents (the Participant’s rights against such Lender in respect of such participation to be those set forth in the agreement executed by such Lender in favor of the Participant relating thereto) and all amounts payable by any Loan Party hereunder shall be determined as if such Lender had not sold such participation.

(f) Nothing in this Agreement shall prevent or prohibit any Lender from pledging its Loans hereunder to a Federal Reserve Bank or other central bank in support of borrowings made by such Lenders from such Federal Reserve Bank or other central bank; provided that no such pledge shall release such Lender from any of its obligations hereunder or substitute any such pledgee for such Lender as a party hereto.

(g) Any Lender that is an Issuing Bank or the Swingline Lender may at any time assign all of its Commitments pursuant to, and subject to the terms of, this Section 14.11. If such Issuing Bank or Swingline Lender ceases to be a Lender, it may, at its option, resign as Issuing Bank or Swingline Lender. In addition, any Additional Issuing Bank may, at any time give notice of its resignation to the Administrative Agent and the Company. Upon the resignation of any Issuing Bank or Swingline Lender, such Issuing Bank’s or Swingline Lender’s obligations to issue Letters of Credit or make Swingline Loans shall terminate but it shall retain all of the rights and obligations of an Issuing Bank or Swingline Lender hereunder with respect to Letters of Credit or Swingline Loans outstanding as of the effective date of its resignation and all Letter of Credit Obligations or Swingline Loans with respect thereto (including the right to require the Lenders to make Loans or fund risk participations in outstanding Letter of Credit Obligations or Swingline Loans), shall continue.

Section 14.12 Term.

(a) This Agreement and the other Loan Documents shall become effective as of the date set forth on the first page hereof and shall continue in full force and effect for a term ending on the Maturity Date, unless sooner terminated pursuant to the terms hereof. In addition, the Borrowers may terminate this Agreement at any time upon five (5) Business Days prior written notice to the Administrative Agent (which notice shall be irrevocable). Upon the Maturity Date or any other effective date of termination of the Loan Documents, the Borrowers shall pay to the Administrative Agent all outstanding and unpaid Obligations and shall furnish cash collateral to the Administrative Agent (or at the Administrative Agent’s option, a letter of credit issued for the account of the Borrowers and at the Borrowers’ expense, in form and substance reasonably satisfactory to the Administrative Agent, by an issuer reasonably acceptable to the Administrative Agent and payable to the Administrative Agent as beneficiary) in such amounts as the Administrative Agent determines are reasonably necessary to secure the Administrative Agent, the Lenders and the Issuing Banks from loss, cost, damage or expense, including attorneys’ fees and expenses, in connection with any contingent Obligations, including issued and outstanding Letter of Credit Obligations and checks or other payments provisionally credited to the Obligations and/or as to which the Administrative Agent or any Lender has not yet received full and final payment and any continuing obligations of the Administrative Agent or any Lender pursuant to any Deposit Account Control Agreement and for any of the Obligations arising under or in connection with any Bank Products in such amounts as the Bank Product Provider providing such Bank Products may require (unless such Obligations arising under or in connection with any Bank Products are paid in full in cash and terminated in a manner satisfactory to such Bank Product Provider), in each case as the

Administrative Agent, such Lender or such Bank Product Provider shall specify in writing in reasonable detail with adequate supporting information. The amount of such cash collateral (or letter of credit, as the Administrative Agent may determine) as to any Letter of Credit Obligations shall be in the amount equal to one hundred three percent (103%) of the amount of the Letter of Credit Obligations plus the amount of any fees and expenses payable in connection therewith through the end of the latest expiration date of the Letters of Credit giving rise to such Letter of Credit Obligations. Such payments in respect of the Obligations and cash collateral shall be remitted by wire transfer in Federal funds to the Administrative Agent Payment Account or such other bank account of the Administrative Agent, as the Administrative Agent may, in its discretion, designate in writing to the Administrative Borrower for such purpose. Interest and fees shall be due until and including the next Business Day, if the amounts so paid by the Borrowers to the Administrative Agent Payment Account or other bank account designated by the Administrative Agent are received in such bank account later than 2:00 p.m.

(b) No termination of the Commitments, this Agreement or any of the other Loan Documents shall relieve or discharge any Loan Party of its respective duties, obligations and covenants under this Agreement or any of the other Loan Documents until all Obligations (other than contingent obligations in respect of indemnification) have been fully and finally discharged and paid, and the Administrative Agent’s continuing Lien upon the Collateral and the rights and remedies of the Administrative Agent and the Lenders hereunder, under the other Loan Documents and applicable law, shall remain in effect until all such Obligations (other than contingent obligations in respect of indemnification) have been fully and finally discharged and paid. Accordingly, each Loan Party waives any rights it may have under the UCC to demand the filing of termination statements with respect to the Collateral and the Administrative Agent shall not be required to send such termination statements to Loan Parties, or to file them with any filing office, unless and until this Agreement shall have been terminated in accordance with its terms and all Obligations (other than contingent obligations in respect of indemnification) paid and satisfied in full in immediately available funds; provided that the Administrative Agent shall release such security interests and take such further actions as authorized pursuant to Section 12.10.

Section 14.13 Entire Agreement. This Agreement, the other Loan Documents, any supplements hereto or thereto, and any instruments or documents delivered or to be delivered in connection herewith or therewith represents the entire agreement and understanding concerning the subject matter hereof and thereof between the parties hereto, and supersede all other prior agreements, understandings, negotiations and discussions, representations, warranties, commitments, proposals, offers and contracts concerning the subject matter hereof, whether oral or written. In the event of any inconsistency between the terms of this Agreement and any schedule or exhibit hereto, the terms of this Agreement shall govern.

Section 14.14 USA Patriot Act. Each Lender subject to the USA PATRIOT Act (Title III of Pub.L. 107-56 (signed into law October 26, 2001) (the “Patriot Act”)) hereby notifies Loan Parties that pursuant to the requirements of the Patriot Act, it is required to obtain, verify and record information that identifies each person or corporation who opens an account and/or enters into a business relationship with it, which information includes the name and address of Loan Parties and other information that will allow such Lender to identify such person in accordance with the Patriot Act and any other applicable law. Loan Parties are hereby advised that any Loans or Letters of Credit hereunder are subject to satisfactory results of such verification.

Section 14.15 Judgment Currency. If, for the purposes of obtaining judgment in any court, it is necessary to convert a sum due hereunder or any other Loan Document in one currency into another currency, the rate of exchange used shall be that at which in accordance with normal banking procedures the Administrative Agent or the applicable Issuing Bank, as the case may be, could purchase the first currency with such other currency on the Business Day preceding the date on which final judgment is given. The obligation of each Borrower in respect of any such sum due from it to the Administrative Agent, any Issuing Bank or any Lender hereunder or under the other Loan Documents shall, notwithstanding any judgment in a currency (the “Judgment Currency”) other than the currency in which such sum is denominated in accordance with the applicable provisions of this Agreement (the “Agreement Currency”), be discharged only to the extent that on the Business Day following receipt by the Administrative Agent, such Issuing Bank or such Lender, as the case may be, of any sum adjudged to be so due in the Judgment Currency, the Administrative Agent, such Issuing Bank or such Lender, as the case may be, may in accordance with normal banking procedures purchase the Agreement Currency with the Judgment Currency. If the amount of the Agreement Currency so purchased is less than the sum originally due to the Administrative Agent, any Issuing Bank or any Lender from any Borrower in the Agreement Currency, such Borrower agrees, as a separate obligation and notwithstanding any such judgment, to indemnify the Administrative Agent, such Issuing Bank or such Lender, as the case may be, against such loss. If the amount of the Agreement Currency so purchased is greater than the sum originally due to the Administrative Agent, any Issuing Bank or any Lender in such currency, the Administrative Agent, such Issuing Bank or such Lender, as the case may be, agrees to return the amount of any excess to such Borrower (or to any other Person who may be entitled thereto under applicable law).

Section 14.16 Counterparts, Etc. This Agreement or any of the other Loan Documents may be executed in any number of counterparts, each of which shall be an original, but all of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart of this Agreement or any of the other Loan Documents by telefacsimile or other electronic method of transmission shall have the same force and effect as the delivery of an original executed counterpart of this Agreement or any of such other Loan Documents. Any party delivering an executed counterpart of any such agreement by telefacsimile or other electronic method of transmission shall also deliver an original executed counterpart, but the failure to do so shall not affect the validity, enforceability or binding effect of such agreement.

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IN WITNESS WHEREOF, the Administrative Agent, the Lenders and the Loan Parties have caused these presents to be duly executed as of the day and year first above written.

BORROWERS:

MOHAWK INDUSTRIES, INC.

By:	/s/ Frank H. Boykin
Name:	Frank H. Boykin
Title:	Vice President-Finance and Chief Financial Officer

ALADDIN MANUFACTURING CORPORATION

By:	/s/ Frank H. Boykin
Name:	Frank H. Boykin
Title:	Vice President-Finance and Assistant Secretary

MOHAWK FACTORING, INC.

By:	/s/ John J. Koach
Name:	John J. Koach
Title:	Secretary and Assistant Treasurer

DAL-TILE CORPORATION
DAL-TILE DISTRIBUTION, INC.
MOHAWK CARPET DISTRIBUTION, INC.
UNILIN FLOORING NC, LLC

By:	/s/ Frank H. Boykin
Name:	Frank H. Boykin
Title:	President and Chief Executive Officer

WAYN-TEX LLC

By:	/s/ Scott R. Veldman
Name:	Scott R. Veldman
Title:	Vice President and Treasurer

GUARANTORS:

DAL-ELIT, LLC
DAL-TILE GROUP INC.
MOHAWK CARPET TRANSPORTATION OF GEORGIA, LLC
MOHAWK ESV, INC.
MOHAWK SERVICING, LLC

By:	/s/ Frank H. Boykin
Name:	Frank H. Boykin
Title:	President and Chief Executive Officer

DAL-TILE INTERNATIONAL INC.
DAL-TILE SERVICES, INC.
MOHAWK CARPET, LLC

By:	/s/ Frank H. Boykin
Name:	Frank H. Boykin
Title:	Vice President-Finance and Assistant Secretary

DAL-TILE SHARED SERVICES, INC.
MOHAWK RESOURCES, LLC

By:	/s/ Frank H. Boykin
Name:	Frank H. Boykin
Title:	President

ADMINISTRATIVE AGENT:

WACHOVIA BANK, NATIONAL ASSOCIATION, as the Administrative Agent, Issuing Bank and Swingline Lender

By:	/s/ Joye C. Lynn
Name:	Joye C. Lynn
Title:	Director

LENDERS:

WACHOVIA BANK, NATIONAL ASSOCIATION, as a Lender

By:	/s/ Joye C. Lynn
Name:	Joye C. Lynn
Title:	Director

JPMORGAN CHASE BANK, N.A.,
as a Syndication Agent and as a Lender

By:	/s/ T.C. Wilde
Name:	T.C. Wilde
Title:	V.P.

SUNTRUST BANK,
as a Syndication Agent and as a Lender

By:	/s/ Stephen D. Metts
Name:	Stephen D. Metts
Title:	Director

BANK OF AMERICA, N.A.,
as a Syndication Agent and as a Lender

By:	/s/ Andrew A. Doherty
Name:	Andrew A. Doherty
Title:	Senior Vice President

REGIONS BANK, as a Lender

By:	/s/ Micheal A. Mezza
Name:	Michael A. Mezza
Title:	Senior Vice President

Deutsche Bank Trust Company Americas,
as a Lender

By:	/s/ Marguerite Sutton
Name:	Marguerite Sutton
Title:	Director

By:	/s/ Erin Morrissey
Name:	Erin Morrissey
Title:	Vice President

Barclays Bank, PLC,
as a Lender

By:	/s/ Ritam Bhalla
Name:	Ritam Bhalla
Title:	Vice President

ING Belgium SA/NV
as a Lender

By:	/s/ Johan J. Markey
Name:	Johan J. Markey
Title:	Director

By:	/s/ Walter MOENS
Name:	Walter MOENS
Title:	Head of GLP Structured Finance